Exhibit 10.1

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed with the Securities and Exchange Commission.

Borrower CUSIP Number: 62007DAA2 Revolver CUSIP Number: 62007DAB0 Term Loan CUSIP Number: 62007DAC8

REVOLVING CREDIT, TERM LOAN

AND

SECURITY AGREEMENT

PNC BANK, NATIONAL ASSOCIATION
(AS LENDER AND AS AGENT)

WITH

MOTORCAR PARTS OF AMERICA, INC.

(AS BORROWER)

June 3, 2015

i

	3.11.	Replacement of Lenders	75

IV.	COLLATERAL: GENERAL TERMS		76
	4.1.	Security Interest in the Collateral	76
	4.2.	Perfection of Security Interest	76
	4.3.	Preservation of Collateral	78
	4.4.	Ownership and Location of Collateral	78
	4.5.	Defense of Agent’s and Lenders’ Interests	78
	4.6.	Inspection of Premises	79
	4.7.	Appraisals	79
	4.8.	Receivables; Deposit Accounts and Securities Accounts	79
	4.9.	Inventory	82
	4.10.	Maintenance of Equipment and Properties	82
	4.11.	Exculpation of Liability	82
	4.12.	Financing Statements	83

V.	REPRESENTATIONS AND WARRANTIES.		83
	5.1.	Authority	83
	5.2.	Formation and Qualification	83
	5.3.	[Reserved]	84
	5.4.	Tax Returns	84
	5.5.	Financial Statements	84
	5.6.	Entity Names	85
	5.7.	O.S.H.A.; Environmental Compliance; Flood Insurance	85
	5.8.	Solvency; No Litigation, Violation, Indebtedness; Default; ERISA Compliance	86
	5.9.	Patents, Trademarks, Copyrights and Licenses	87
	5.10.	Licenses and Permits	87
	5.11.	Default of Indebtedness	87
	5.12.	No Default	88
	5.13.	No Burdensome Restrictions	88
	5.14.	No Labor Disputes	88
	5.15.	Margin Regulations	88
	5.16.	Investment Company Act	88
	5.17.	Disclosure	88
	5.18.	[Reserved	88
	5.19.	Trading with the Enemy	88
	5.20.	Swaps	88
	5.21.	Business and Property of Loan Parties	89
	5.22.	Ineligible Securities	89
	5.23.	Federal Securities Laws	89
	5.24.	Equity Interests	89
	5.25.	Commercial Tort Claims	89
	5.26.	Letter of Credit Rights	89
	5.27.	Material Contracts	89
	5.28.	Security Interests in Collateral	89
	5.29.	Insurance	90

	5.30.	Affiliate Transactions	90
	5.31.	Operating Lease Obligations	90

VI.	AFFIRMATIVE COVENANTS.		90
	6.1.	Compliance with Laws	90
	6.2.	Conduct of Business and Maintenance of Existence and Assets	90
	6.3.	Books and Records	91
	6.4	Payment of Taxes	91
	6.5.	Financial Covenants	91
	6.6.	Insurance	91
	6.7.	Payment of Indebtedness and Leasehold Obligations	93
	6.8.	Environmental Matters	93
	6.9.	[Reserved]	94
	6.10.	Execution of Supplemental Instruments	94
	6.11.	Use of Proceeds	94
	6.12.	Government Receivables	95
	6.13.	Membership/Partnership Interests	95
	6.14.	Keepwell	95
	6.15.	Lien Waivers Agreements	95
	6.16.	Change in Collateral; Collateral Records	96
	6.17.	After Acquired Real Property	96
	6.18.	Borrowing Base	96
	6.19.	Covenant to Guarantee Obligations and Give Security	96
	6.20.	Post-Closing Obligations	97

VII.	NEGATIVE COVENANTS.		97
	7.1.	Merger, Consolidation, Acquisition and Sale of Assets	97
	7.2.	Creation of Liens	98
	7.3.	[Reserved]	98
	7.4.	Investments	98
	7.5.	[Reserved]	98
	7.6.	Dispositions	98
	7.7.	Capital Expenditures	99
	7.8.	Dividends	100
	7.9.	Indebtedness	100
	7.10.	Nature of Business	100
	7.11.	Transactions with Affiliates	100
	7.12.	Sale and Leaseback Transactions; Lease Obligations	100
	7.13.	Partnerships; Joint Ventures	101
	7.14.	Fiscal Year and Accounting Changes	101
	7.15.	Pledge of Credit	101
	7.16.	Amendment of Organizational Documents	101
	7.17.	Compliance with ERISA	101
	7.18.	Prepayment of Indebtedness	102
	7.19.	Subordinated Indebtedness	102
	7.20.	Other Agreements	102

VIII.	CONDITIONS PRECEDENT.		102
	8.1.	Conditions to Initial Advances	102
	8.2.	Conditions to Each Advance	106

IX.	INFORMATION AS TO BORROWER.		106
	9.1.	Disclosure of Material Matters	106
	9.2.	Schedules	107
	9.3.	Environmental Reports	107
	9.4.	Litigation	108
	9.5.	Material Occurrences	108
	9.6.	Government Receivables	109
	9.7.	Annual Financial Statements	109
	9.8.	Quarterly Financial Statements	109
	9.9.	Monthly Financial Statements	109
	9.10.	Other Reports	109
	9.11.	Additional Information	110
	9.12.	Projected Operating Budget	110
	9.13.	Variances From Operating Budget	110
	9.14.	Notice of Suits, Adverse Events	110
	9.15.	ERISA Notices and Requests	110
	9.16.	Additional Documents	111
	9.17.	Updates to Certain Schedules	111

X.	EVENTS OF DEFAULT.		112
	10.1.	Nonpayment	112
	10.2.	Breach of Representation	112
	10.3.	Financial Information	112
	10.4.	Judicial Actions	112
	10.5.	Noncompliance	112
	10.6.	Judgments	112
	10.7.	Bankruptcy	113
	10.8.	Lien Priority	113
	10.9.	Subordinated Indebtedness	113
	10.10.	Cross Default	114
	10.11.	Breach of Guaranty or Pledge Agreement	114
	10.12.	Change of Control	114
	10.13.	Invalidity	114
	10.14.	Seizures	114
	10.15.	Operations	114
	10.16.	Pension Plans	114
	10.17.	Anti-Money Laundering/International Trade Law Compliance	115

XI.	LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.		115
	11.1.	Rights and Remedies	115
	11.2.	Agent’s Discretion	116
	11.3.	Setoff	117
	11.4.	Rights and Remedies not Exclusive	117

	11.5.	Allocation of Payments After Event of Default	117

XII.	WAIVERS AND JUDICIAL PROCEEDINGS.		118
	12.1.	Waiver of Notice	118
	12.2.	Delay	119
	12.3.	Jury Waiver	119

XIII.	EFFECTIVE DATE AND TERMINATION.		119
	13.1.	Term	119
	13.2.	Termination	119
	13.3.	Collateral and Guaranty Matters	120

XIV.	REGARDING AGENT.		120
	14.1.	Appointment	121
	14.2.	Nature of Duties	121
	14.3.	Lack of Reliance on Agent	121
	14.4.	Resignation of Agent; Successor Agent	122
	14.5.	Certain Rights of Agent	122
	14.6.	Reliance	123
	14.7.	Notice of Default	123
	14.8.	Indemnification	123
	14.9.	Agent in its Individual Capacity	123
	14.10.	Delivery of Documents	123
	14.11.	Loan Parties Undertaking to Agent	124
	14.12.	No Reliance on Agent’s Customer Identification Program	124
	14.13.	Other Agreements	124

XV.	[RESERVED].		124

XVI.	MISCELLANEOUS.		124
	16.1.	Governing Law	124
	16.2.	Entire Understanding	125
	16.3.	Successors and Assigns; Participations; New Lenders	128
	16.4.	Application of Payments	131
	16.5.	Indemnity	132
	16.6.	Notice	133
	16.7.	Survival	134
	16.8.	Severability	135
	16.9.	Expenses	135
	16.10.	Injunctive Relief	135
	16.11.	Consequential Damages	135
	16.12.	Captions	135
	16.13.	Counterparts; Facsimile Signatures	136
	16.14.	Construction	136
	16.15.	Confidentiality; Sharing Information	136
	16.16.	Publicity	137
	16.17.	Certifications From Banks and Participants; USA PATRIOT Act	137

v

	16.18.	Anti-Terrorism Laws	137

XVII.	GUARANTY.		138
	17.1.	Guaranty	138
	17.2.	Waivers	138
	17.3.	No Defense	138
	17.4.	Guaranty of Payment	138
	17.5.	Liabilities Absolute	139
	17.6.	Waiver of Notice	140
	17.7.	Agent’s Discretion	140
	17.8.	Reinstatement.	140

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit 1.2	Borrowing Base Certificate
Exhibit 1.2(a)	Compliance Certificate
Exhibit 2.1(a)	Revolving Credit Note
Exhibit 2.3(a)	Term Note
Exhibit 2.4(a)	Swing Loan Note
Exhibit 3.10(a)	Form of U.S. Tax Compliance Certificate
Exhibit 3.10(b)	Form of U.S. Tax Compliance Certificate
Exhibit 3.10(c)	Form of U.S. Tax Compliance Certificate
Exhibit 3.10(d)	Form of U.S. Tax Compliance Certificate
Exhibit 8.1(e)	Financial Condition Certificate
Exhibit 16.3	Commitment Transfer Supplement

Schedules

Schedule 1.1A	Specified Extended Term Receivables
Schedule 1.1B	Specified Accounts
Schedule 1.1C	Factoring Agreements
Schedule 1.1D	Commercial Tort Claims
Schedule 1.1E	Existing Letters of Credit
Schedule 1.2	Permitted Encumbrances
Schedule 4.4(b)(i)	Equipment and Inventory Locations
Schedule 4.4(b)(ii)	Places of Business; Chief Executive Offices
Schedule 4.4(b)(iii)	Real Property
Schedule 4.8(j)	Deposit and Investment Accounts
Schedule 5.2(a)	States of Qualification and Good Standing
Schedule 5.2(b)	Subsidiaries
Schedule 5.4	Federal Tax Identification Number
Schedule 5.6	Entity Names
Schedule 5.7	Environmental
Schedule 5.8(b)	Litigation
Schedule 5.8(c)	Indebtedness
Schedule 5.8(e)	Plans
Schedule 5.9	Intellectual Property
Schedule 5.10	Licenses and Permits
Schedule 5.14	Labor Disputes
Schedule 5.24	Equity Interests
Schedule 5.26	Letter of Credit Rights
Schedule 5.27	Material Contracts
Schedule 5.29	Insurance
Schedule 5.30	Affiliate Transactions
Schedule 5.31	Operating Lease Obligations
Schedule 6.20	Post-Closing Obligations
Schedule 7.4	Existing Investments

Execution Version
Borrower CUSIP Number: 62007DAA2
Revolver CUSIP Number: 62007DAB0
Term Loan CUSIP Number: 62007DAC8
REVOLVING CREDIT, TERM LOAN

AND

SECURITY AGREEMENT

Revolving Credit, Term Loan and Security Agreement, dated as of June 3, 2015 among MOTORCAR PARTS OF AMERICA, INC., a corporation organized under the laws of the State of New York (“MPA” or “Borrower”), each Person joined hereto as a guarantor from time to time (collectively, the “Guarantors”, and each, a “Guarantor”), the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and each individually a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”).

IN CONSIDERATION of the mutual covenants and undertakings herein contained, Loan Parties, Lenders and Agent hereby agree as follows:

I.	DEFINITIONS.

1.1.              Accounting Terms.  (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements of Loan Parties for the fiscal year ended March 31, 2014, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)            If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the audited financial statements of Loan Parties for the fiscal year ended March 31, 2014 for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

1.2.               General Terms.  For purposes of this Agreement the following terms shall have the following meanings:

“Accountants” shall have the meaning set forth in Section 9.7 hereof.

“Advance Rates” shall have the meaning set forth in Section 2.1(a)(y)(ii) hereof.

“Advances” shall mean and include the Revolving Advances, Letters of Credit, the Swing Loans and the Term Loan.

“Affected Lender” shall have the meaning set forth in Section 3.11 hereof.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) with respect to any Loan Party, any Person who is an executive officer or director of such Person.  For purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote 10% or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (ii) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and permitted assigns.

“Agreement” shall mean this Revolving Credit, Term Loan and Security Agreement, as the same may be amended, restated, amended and restated, refinanced, replaced, supplemented or otherwise modified from time to time.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the highest of (a) the Base Rate in effect on such day, (b) the sum of the Federal Funds Open Rate in effect on such day plus one half of one percent (0.5%), and (c) the sum of the Daily LIBOR Rate in effect on such day plus one percent (1.0%), so long as a Daily LIBOR Rate is offered, ascertainable and not unlawful.

“Alternate Source” shall have the meaning set forth in the definition of Federal Funds Open Rate.

“Anti-Terrorism Laws” shall mean any Applicable Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Applicable Laws, all as amended, supplemented or replaced from time to time.

“Applicable Law” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, document or agreement in question, including all applicable common law and equitable principles, all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, or any applicable settlement arrangement, by agreement, consent or otherwise, with any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators, including any Anti-Terrorism Law, Environmental Law and ERISA.

“Applicable Margin” shall mean for Revolving Advances, Swing Loans, the Term Loan and Facility Fees as of the Closing Date and through and including the date immediately prior to the first Adjustment Date (as defined below), the applicable percentage specified below:

APPLICABLE MARGINS FOR DOMESTIC RATE LOANS		APPLICABLE MARGINS FOR LIBOR RATE LOANS		FACILITY FEES
Revolving Advances, Swing Loans	Term Loan	Revolving Advances	Term Loan	0.375%
1.75%	1.75%	2.75%	2.75%

Commencing with the fiscal quarter ended December 31, 2015, and effective as of the first day of the month following the month in which the quarterly financial statements of Loan Parties on a Consolidated Basis and related Compliance Certificate required under Section 9.8 for the most recently completed fiscal quarter are due to be delivered (each day on which an adjustment is to be made, an “Adjustment Date”), the Applicable Margin for each type of Advance shall be adjusted, if necessary, to the applicable percent per annum set forth in the pricing table below corresponding to the Total Leverage Ratio for the trailing four quarter period ending on the last day of the most recently completed fiscal quarter prior to the applicable Adjustment Date:

TOTAL LEVERAGE RATIO	APPLICABLE MARGINS FOR DOMESTIC RATE LOANS		APPLICABLE MARGINS FOR LIBOR RATE LOANS		FACILITY FEES
	Revolving Advances, Swing Loans	Term Loan	Revolving Advances	Term Loan
Less than or equal to 0.50 to 1.00	1.50%	1.50%	2.50%	2.50%	0.25%
Greater than 0.50 to 1.00 but less than 1.50 to 1.00	1.75%	1.75%	2.75%	2.75%	0.375%
Greater than or equal to 1.50 to 1.00	2.00%	2.00%	3.00%	3.00%	0.375%

If Loan Parties shall fail to deliver the financial statements, certificates and/or other information required under Section 9.8 by the date required pursuant to such section, each Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above until the date of delivery of such financial statements, certificates and/or other information, at which time the rate will be adjusted based upon the Total Leverage Ratio reflected in such statements.  Notwithstanding anything to the contrary contained herein, no downward adjustment in any Applicable Margin shall be made on any Adjustment Date on which any Event of Default shall have occurred and be continuing. Notwithstanding anything to the contrary contained herein, immediately and automatically upon the occurrence of any Event of Default under Sections 10.1, 10.5(i) (solely with respect to a failure to comply with Section 6.5) or 10.7, each Applicable Margin shall increase to and equal the highest Applicable Margin specified in the pricing table set forth above, until the date (if any) on which such Event of Default shall be waived in accordance with the provisions of this Agreement, at which time the rate will be adjusted based upon the Total Leverage Ratio reflected on the most recently delivered financial statements and Compliance Certificate delivered by Loan Parties to Agent pursuant to Section 9.8.  Any increase in interest rates and/or other fees payable by Loan Parties under the Loan Documents pursuant to the provisions of the foregoing sentence shall be in addition to and independent of any increase in such interest rates and/or other fees resulting from the occurrence of any Event of Default (including, if applicable, any Event of Default arising from a breach of Section 9.8 hereof) and/or the effectiveness of the Default Rate provisions of Section 3.1 hereof or the default fee rate provisions of Section 3.2 hereof.

If, as a result of any restatement of, or other adjustment to, the financial statements of Loan Parties on a Consolidated Basis or for any other reason, Agent determines that (a) the Total Leverage Ratio as previously calculated as of any applicable date for any applicable period was inaccurate, and (b) a proper calculation of the Total Leverage Ratio for any such period would have resulted in different pricing for such period, then (i) if the proper calculation of the Total Leverage Ratio would have resulted in a higher interest rate and/or fees (as applicable) for such period, automatically and immediately without the necessity of any demand or notice by Agent or any other affirmative act of any party, the interest accrued on the applicable outstanding Advances and/or the amount of the fees accruing for such period under the provisions of this Agreement and the Other Documents shall be deemed to be retroactively increased by, and Loan Parties shall be obligated within three (3) days to pay to Agent for the ratable benefit of Lenders an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the Total Leverage Ratio would have resulted in a lower interest rate and/or fees (as applicable) for such period, then the interest accrued on the applicable outstanding Advances and the amount of the fees accruing for such period under the provisions of this Agreement and the Other Documents shall be deemed to remain unchanged, and Agent and Lenders shall have no obligation to repay interest or fees to the Loan Parties; provided, that, if as a result of any restatement or other event or other determination by Agent a proper calculation of the Total Leverage Ratio would have resulted in a higher interest rate and/or fees (as applicable) for one or more periods and a lower interest rate and/or fees (as applicable) for one or more other periods (due to the shifting of income or expenses from one period to another period or any other reason), then the amount payable by Loan Parties pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amounts of interest and fees actually paid for such periods.

“Application Date” shall have the meaning set forth in Section 2.8(b) hereof.

“Approvals” shall have the meaning set forth in Section 5.7(b) hereof.

“Approved Electronic Communication” shall mean each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail, E-Fax, the StuckyNet System©, or any other equivalent electronic service agreed to by Agent, whether owned, operated or hosted by Agent, any Lender, any of their Affiliates or any other Person, that any party is obligated to, or otherwise chooses to, provide to Agent pursuant to this Agreement or any Other Document, including any financial statement, financial and other report, notice, request, certificate and other information material; provided that Approved Electronic Communications shall not include any notice, demand, communication, information, document or other material that Agent specifically instructs a Person to deliver in physical form.

“Base Rate” shall mean the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate.  This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.

“Benefited Lender” shall have the meaning set forth in Section 2.6(e) hereof.

“Blocked Account Bank” shall have the meaning set forth in Section 4.8(h) hereof.

“Blocked Accounts” shall have the meaning set forth in Section 4.8(h) hereof.

“Borrower” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.

“Borrower’s Account” shall have the meaning set forth in Section 2.10 hereof.

“Borrowing Base Certificate” shall mean a certificate in substantially the form of Exhibit 1.2 hereto duly executed by the President, Chief Financial Officer, Chief Accounting Officer or Controller of Borrower and delivered to Agent, appropriately completed, by which such officer shall certify to Agent the Formula Amount and calculation thereof as of the date of such certificate.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in East Brunswick, New Jersey and, if the applicable Business Day relates to any LIBOR Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.

“Capital Expenditures” shall mean, with respect to any Person for any period, the sum of (a) the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all Capitalized Lease Obligations paid or payable during such period, and (b) to the extent not covered by clause (a) above, the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or fixed assets of any other Person; provided that, Capital Expenditures shall not include (i) any such expenditures constituting all or a portion of the purchase price in connection with any acquisition permitted under the Loan Documents, (ii) any such expenditures made in connection with the replacement, substitution, repair or restoration of any assets to the extent financed (x) with insurance proceeds received by Borrower or any of its Subsidiaries on account of the loss of, or any damage to, the assets being replaced, substituted for, repaired or restored or (y) with the proceeds of any compensation awarded to Borrower or any of its Subsidiaries as a result of the taking, by eminent domain or condemnation, of the assets being replaced or substituted for, (iii) the purchase price of any equipment that is purchased simultaneously with the trade-in of any existing equipment by Borrower or any of its Subsidiaries to the extent that the gross amount of such purchase price is reduced by any credit granted by the seller of such equipment for such equipment being traded in, or (iv) the purchase price of any property, plant or equipment purchased within 360 days of the consummation of any asset sale or any other sale by Borrower or any of its Subsidiaries of any other property, plant or equipment to the extent purchased with the Net Cash Proceeds of such asset sale or the proceeds of such other sale, in each case in clause (iv) of this definition, to the extent that such Loan Party is permitted to reinvest such proceeds pursuant to the terms and conditions of this Agreement or any Other Document.

“Capitalized Lease” shall mean a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligation” shall mean any Indebtedness of any Loan Party represented by obligations under a Capitalized Lease.

“Carryover Amount” shall have the meaning set forth in Section 7.7 hereof.

“Cash Collateralize” means to deliver to the Issuer an amount (whether in cash or in the form of a backstop letter of credit in form and substance reasonably satisfactory to, and issued by a U.S. commercial bank reasonably acceptable to, the Issuer in its commercially reasonable discretion) equal to 105% of the sum of (a) the Maximum Undrawn Amount plus (b) the aggregate amount of all unreimbursed payments and disbursements on all such Letters of Credit which have not been converted to Revolving Loans plus (c) the amount of unpaid Letter of Credit Fees then accrued.  Derivatives of such term have corresponding meanings. Derivatives of such term shall have corresponding meanings.

“Cash Equivalents” shall mean (a) marketable obligations issued or directly and fully guaranteed or insured by the United States or any State, agency or instrumentality thereof and backed by the full faith and credit of the United States, in each case, maturing within one (1) year from the date of acquisition thereof; (b) commercial paper, maturing not more than one (1) year after the date of issue rated P-l by Moody’s or A-l by Standard & Poor’s; (c) certificates of deposit maturing not more than one (1) year after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (d) repurchase agreements having maturities of not more than ninety (90) days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (c) above and which are secured by readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any State, agency or instrumentality thereof; (e) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000; and (f) marketable tax exempt securities rated A or higher by Moody’s or A+ or higher by Standard & Poor’s, in each case, maturing within one (1) year from the date of acquisition thereof.

“Cash Management Products and Services” shall mean agreements or other arrangements under which Agent, any Lender or any Affiliate of Agent or a Lender provides any of the following products or services to any Loan Party:  (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) commercial cards; (e) ACH transactions; and (f) cash management and treasury management services and products, including without limitation controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, overdrafts, interstate depository network services.  The indebtedness, obligations and liabilities of any Loan Party to the provider of any Cash Management Products and Services (including all obligations and liabilities owing to such provider in respect of any returned items deposited with such provider) (the “Cash Management Liabilities”) shall be “Obligations” hereunder, guaranteed obligations under the Guaranty and secured obligations under any Guarantor Security Agreement, as applicable, and otherwise treated as Obligations for purposes of each of the Other Documents.  The Liens securing the Cash Management Products and Services shall be pari passu with the Liens securing all other Obligations under the Loan Documents, subject to the express provisions of Section 11.5.

“Cash Management Liabilities” shall have the meaning provided in the definition of “Cash Management Products and Services.”

“CEA” shall mean the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.

“CFTC” shall mean the Commodity Futures Trading Commission.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” shall mean: (a) any person or group of persons (within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of 33% or more of the voting Equity Interests of MPA; (b) MPA shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 100% of the aggregate voting or economic power of the Equity Interests of each other Loan Party (other than in connection with any transaction permitted pursuant to Section 7.1), free and clear of all Liens (other than Permitted Encumbrances); (c) any merger, consolidation or sale of substantially all of the property or assets of any Loan Party (other than in connection with any transaction permitted pursuant to Section 7.1); and (d) a “Change of Control” (or any comparable term or provision) under or with respect to any of the Subordinated Indebtedness of MPA or any of its Subsidiaries with an outstanding principal amount in excess of $2,500,000.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral, any Loan Party or any of its Affiliates.

“CIP Regulations” shall have the meaning set forth in Section 14.12 hereof.

“Closing Date” shall mean June 3, 2015 or such other date as may be agreed to in writing by the parties hereto.

“Code” shall mean the Internal Revenue Code of 1986 and any successor statute, and the rules and regulations thereunder.

“Collateral” shall mean and include all right, title and interest of each Loan Party in all of the following property and assets of such Loan Party, in each case whether now existing or hereafter arising or created and whether now owned or hereafter acquired and wherever located:

(a)            all Receivables and all supporting obligations relating thereto;

(b)            all equipment and fixtures;

(c)            all general intangibles (including all Intellectual Property, payment intangibles and all software) and all supporting obligations related thereto;

(d)            all Inventory;

(e)            all Subsidiary Stock, securities, investment property, and financial assets;

(f)            all New Property;

(g)            all contract rights, rights of payment which have been earned under a contract rights, chattel paper (including electronic chattel paper and tangible chattel paper), commercial tort claims (now or hereafter described on Schedule 1.1D hereto); documents (including all warehouse receipts and bills of lading), deposit accounts, goods, instruments (including promissory notes), letters of credit (whether or not the respective letter of credit is evidenced by a writing) and letter-of-credit rights, cash, certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), security agreements, eminent domain proceeds, condemnation proceeds, tort claim proceeds and all supporting obligations;

(h)            all ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by any Loan Party or in which it has an interest), computer programs, tapes, disks and documents, including all of such property relating to the property described in clauses (a) through (g) of this definition; and

(i)             all proceeds and products of the property described in clauses (a) through (h) of this definition, in whatever form.  It is the intention of the parties that if Agent shall fail to have a perfected Lien in any particular property or assets of any Loan Party for any reason whatsoever, but the provisions of the Loan Documents, together with all financing statements and other public filings relating to Liens filed or recorded by Agent against Loan Parties, would be sufficient to create a perfected Lien in any property or assets that such Loan Party may receive upon the sale, lease, license, exchange, transfer or disposition of such particular property or assets, then all such “proceeds” of such particular property or assets shall be included in the Collateral as original collateral that is the subject of a direct and original grant of a security interest as provided for in the Loan Documents (and not merely as proceeds (as defined in Article 9 of the Uniform Commercial Code) in which a security interest is created or arises solely pursuant to Section 9-315 of the Uniform Commercial Code).

Notwithstanding the forgoing, Collateral shall not include any Excluded Property.

“Commitment” shall mean, a Revolving Commitment or Term Loan Commitment, as the context may require.

“Commitment Transfer Supplement” shall mean a document in the form of Exhibit 16.3 hereto, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing Lender purchases and assumes a portion of the obligation of Lenders to make Advances under this Agreement.

“Competitor” shall mean any competitor of MPA or its Subsidiaries that is in one or more of the same or similar lines of business, designated in writing from time to time by Borrower to Agent.

“Compliance Certificate” shall mean a compliance certificate substantially in the form of Exhibit 1.2(a) hereto to be signed by the Chief Financial Officer or Controller of Borrower.

“Conditional Notice” shall have the meaning set forth in Section 13.1 hereof.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Loan Party’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of the Loan Documents, including any Consents required under all applicable federal, state or other Applicable Law.

“Consigned Inventory” shall mean Inventory of any Loan Party that is in the possession of another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.

“Consolidated EBITDA” shall mean, with respect to any Person for any period, (a) the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (b) without duplication, the sum of the following amounts of such Person and its Subsidiaries for such period and to the extent deducted in determining Consolidated Net Income of such Person for such period:  (i) Consolidated Net Interest Expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense, (v) severance charges in an aggregate amount not to exceed $100,000 for any fiscal year of Borrower, (vi) any non-cash expenses incurred in connection with stock options and other equity-based compensation, (vii) non-cash charges reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period, (viii) standard inventory revaluation write-downs and write-ups, (ix) non-cash losses on Hedging Agreements, (x) any expenses incurred in connection with stock offerings, (xi) the amount of all costs, fees and expenses incurred in connection with the Transactions, (xii) through the fiscal quarter ending June 30, 2017, any legal costs and expenses incurred by such Person and its Subsidiaries in connection with any discontinued subsidiaries and certain litigation matters in an aggregate amount not to exceed $3,000,000 for such period, (xiii) costs and expenses incurred as a result of any step up accounting adjustments, (xiv) all transactional costs, expenses and charges payable in connection with, any acquisition (whether or not consummated) in an amount not to exceed $350,000 for any fiscal year of Borrower, (xv) all transactional costs, expenses and charges payable in connection with the Specified Acquisition in an amount not to exceed $280,000; and (xvi) Premium To Inventory Purchases in an aggregate amount not to exceed $10,000,000 for such period, minus (c) without duplication, the sum of the following amounts of such Person and its Subsidiaries for such period and to the extent included in determining Consolidated Net Income of such Person for such period:  (i) non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of Receivables in the Ordinary Course of Business) for such period and (ii) non-cash gains on Hedging Agreements.

Notwithstanding the foregoing or anything to the contrary contained herein, Consolidated EBITDA for the fiscal quarters ended September 30, 2014, December 31, 2014, and March 31, 2015, respectively, shall be as separately agreed by Agent and Borrower.

“Consolidated Funded Indebtedness” shall mean, with respect to any Person at any date, (x) all Indebtedness of such Person for borrowed money and Capitalized Lease Obligations, determined on a consolidated basis in accordance with GAAP, which by its terms matures more than one year after the date of calculation, and any such Indebtedness maturing within one year from such date which is renewable or extendable at the option of such Person to a date more than one year from such date, including, in any event, with respect to the MPA and its Subsidiaries, the Revolving Advances, the Term Loan, and the Swing Loans, minus (y) Qualified Cash.

“Consolidated Net Income” shall mean, with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP, but excluding (a) any extraordinary or non-recurring gains or losses, (b) gains or losses from any Disposition (other than any Dispositions of Inventory in the Ordinary Course of Business), (c) non-cash restructuring charges, (d) any tax refunds, net operating losses or other net tax benefits, (e) non-cash gains or losses from currency fluctuations or with respect to Interest Rate Hedges and Foreign Currency Hedges, and (f) non-cash earnings resulting from any reappraisal, revaluation or write-up of assets.

“Consolidated Net Interest Expense” shall mean, with respect to any Person for any period, (a) gross interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to Affiliates of such Person), less (b) interest income (including interest paid-in- kind) for such period.

“Contract Rate” shall have the meaning set forth in Section 3.1 hereof.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Controlled Group” shall mean, at any time, each Loan Party and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Loan Party, are treated as a single employer under Section 414 of the Code.

“Covered Entity” shall mean (a) each Loan Party, each of Loan Party’s Subsidiaries and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above.  For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Current Value” shall have the meaning set forth in Section 6.17 hereof.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the purchaser of goods, services or both with respect to any contract or contract right.

“Customs” shall have the meaning set forth in Section 2.13(b) hereof.

“Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the Reserve Percentage.

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1 hereof.

“Defaulting Lender” shall mean any Lender that: (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Revolving Commitment Percentage, Term Loan Commitment Percentage, as applicable of Advances, (ii) if applicable, fund any portion of its Participation Commitment in Letters of Credit or Swing Loans or (iii) pay over to Agent, Issuer, Swing Loan Lender or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including a particular Default or Event of Default, if any) has not been satisfied; (b) has notified Loan Parties or Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including a particular Default or Event of Default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within two (2) Business Days after request by Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances and, if applicable, participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon Agent’s receipt of such certification in form and substance satisfactory to Agent; (d) has become the subject of an Insolvency Event; or (e) has failed at any time to comply with the provisions of Section 2.6(e) with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders.

“Depository Accounts” shall have the meaning set forth in Section 4.8(h) hereof.

“Designated Lender” shall have the meaning set forth in Section 16.2(d) hereof.

“Dispositions” shall mean any transaction, or series of related transactions, pursuant to which any Person sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person.

“Disqualified Lender” shall mean (a) a natural person and (b) any Person that is (i) a Competitor or (ii) a direct or indirect owner of a Competitor and in each case of this clause (b), is designated by MPA as a “Disqualified Lender” by written notice delivered to Agent (it being acknowledged by the Agent that an initial written notice was delivered on April 13, 2015), unless in the case of clause (b), (x) an Event of Default under Section 10.1 has occurred and be continuing for a period of five (5) days, (y) the Obligations shall have become immediately due and payable and the obligation of Lenders to make Advances shall have been (or shall have been deemed to have been) terminated or (z) an Event of Default under Section 10.7 shall have occurred and be continuing.  Any designation pursuant to clause (b) of the foregoing sentence shall become effective two (2) Business Days after the date that such written designation to Agent is made available to the Lenders (and Agent hereby agrees to make such written designation so available promptly after receipt thereof from MPA), but shall not apply retroactively to disqualify any Person that has previously acquired a participation interest in, or taken an assignment of, any Advance, Term Loan Commitment or Revolving Commitment.  Notwithstanding the foregoing, “Disqualified Lender” shall not include any Person that MPA has designated as no longer being a “Disqualified Lender” by written notice delivered to Agent.

“Document” shall have the meaning given to the term “document” in the Uniform Commercial Code.

“Dollar” and the sign “$” shall mean lawful money of the United States.

“Domestic Rate Loan” shall mean any Advance that bears interest based upon the Alternate Base Rate.

“Drawing Date” shall have the meaning set forth in Section 2.14(b) hereof.

“Early Termination Date” shall have the meaning set forth in Section 13.1 hereof.

“Effective Date” shall mean the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.

“Eligibility Date” shall mean, with respect to each Loan Party and each Swap, the date on which this Agreement or any Other Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any Other Document is then in effect with respect to such Loan Party, and otherwise it shall be the Effective Date of this Agreement and/or such Other Document(s) to which such Loan Party is a party).

“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Eligible Inventory” shall mean and include Inventory of Borrower, excluding work in process, supplies and packaging, valued at the lower of cost or market value, determined on an average cost basis, which is not, in Agent’s opinion, obsolete, slow moving or unmerchantable and which Agent, in its sole discretion, shall not deem ineligible Inventory, based on such considerations as Agent may from time to time deem appropriate including whether the Inventory is subject to a perfected, first priority security interest in favor of Agent and no other Lien (other than a Permitted Encumbrance).  In addition, Inventory shall not be Eligible Inventory if: (a) it does not conform to all standards imposed by any Governmental Body which has regulatory authority over such goods or the use or sale thereof; (b) it is Foreign In-Transit Inventory or in-transit within the United States, Canada or Mexico; (c) it is located outside the continental United States, any province or territory of Canada or Mexico listed on Schedule 4.4 (b)(i) hereto or such other locations in the continental United States, any province or territory of Canada or Mexico as Agent in its Permitted Discretion may approve from time to time  or at a location that is not otherwise in compliance with this Agreement; (d) it constitutes Consigned Inventory; (e) it is the subject of an Intellectual Property Claim; (f) it is subject to a License Agreement that limits, conditions or restricts Borrower’s or Agent’s right to sell or otherwise dispose of such Inventory, unless Agent is a party to a Licensor/Agent Agreement with the Licensor under such License Agreement (or Agent shall agree otherwise in its sole discretion after establishing reserves against the Formula Amount with respect thereto as Agent shall deem appropriate in its sole discretion); (g) it is situated at a location not owned by Borrower unless the owner or occupier of such location has executed in favor of Agent a Lien Waiver Agreement (or Agent shall agree otherwise in its sole discretion after establishing reserves against the Formula Amount with respect thereto as Agent shall deem appropriate in its sole discretion); (h) an account receivable or document of title has been created or issued with respect to such Inventory; (i) it arose or was acquired in outside of the Ordinary Course of Business of Borrower and represents damaged, obsolete or unsaleable goods; (j) any covenant, representation or warranty contained in this Agreement with respect to such Inventory has been breached; or (k) it is not lawfully owned by Borrower or Borrower does not have the right to grant Liens in such Inventory.

“Eligible Receivables” shall mean and include, each Receivable of Borrower arising in the Ordinary Course of Business and which Agent, in its sole credit judgment, shall deem to be an Eligible Receivable, based on such considerations as Agent may from time to time deem appropriate.  A Receivable shall not be deemed eligible unless such Receivable is subject to Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence satisfactory to Agent.  In addition, no Receivable shall be an Eligible Receivable if:

(a)            it arises out of a sale made by Borrower to an Affiliate of Borrower or to a Person controlled by an Affiliate of Borrower;

(b)            more than 50% of the aggregate amount of all Receivables of the Customer with respect to such Receivable have remained unpaid thirty (30) days past the invoice due date or 120 days (or 390 days with respect to any Specified Extended Term Receivable) past the invoice date;

(c)            such Receivable is due or unpaid within 390 days after the invoice date with respect to Specified Extended Term Receivables and within 120 days from the invoice date with respect to other Receivables and is not evidenced by a promissory note, chattel paper or any other instrument or other document unless the original of such document is in the possession of Agent and contains all necessary endorsements in favor of Agent;

(d)            more than thirty (30) days have elapsed from the invoice due date and more than 120 days (or 390 days with respect to any Specified Extended Term Receivable) have elapsed from the invoice date with respect to such Receivable;

(e)            such Receivable is not in conformity with all representations and warranties made by Borrower to the Agents and Lenders with respect thereto in the Loan Documents;

(f)             an Insolvency Event shall have occurred with respect to such Customer;

(g)            the sale is to a Customer outside the continental United States or a province of Canada that has not adopted the Personal Property Security Act of Canada, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its sole discretion or such Receivable constitutes an Eligible Insured Foreign Receivable; (provided that, at any time upon Agent’s request, Borrower shall execute and deliver, or cause to be executed and delivered, such other agreements, documents and instruments as may be required by Agent to perfect the security interests of Agent in those accounts of a Customer with its chief executive office or principal place of business in Canada in accordance with the applicable laws of the province or territory of Canada in which such chief executive office or principal place of business is located, and take, or cause to be taken, such other and further actions as Agent may reasonably request to enable Agent, as secured party with respect thereto, to collect such accounts under the applicable federal, provincial or territorial laws of Canada);

(h)            the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(i)             the Customer with respect to such Receivable is also a supplier to or creditor of Borrower, unless such Customer has executed a no-offset letter reasonably satisfactory to Agent;

(j)             Agent believes, in its sole judgment, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay;

(k)            the Customer is the United States, any state or any department, agency or instrumentality of any of them, unless Borrower assigns its right to payment of such Receivable to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other applicable statutes or ordinances;

(l)             the goods giving rise to such Receivable have not been delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by Borrower and accepted by the Customer or the Receivable otherwise does not represent a final sale;

(m)            the Receivables of the Customer exceed a credit limit determined by Agent, in its sole discretion, to the extent such Receivable exceeds such limit;

(n)            the Receivable is subject to any offset, deduction, defense, dispute, credits or counterclaim (but such Receivable shall only be ineligible to the extent of such offset, deduction, defense or counterclaim), the Customer is also a creditor or supplier of Borrower or the Receivable is contingent in any respect or for any reason;

(o)            Borrower has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the Ordinary Course of Business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(p)            any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed;

(q)            such Receivable is not payable to Borrower; or

(r)             such Receivable is not otherwise satisfactory to Agent as determined in its Permitted Discretion.

“Eligible Rotating Electrical and Automotive (undercar) Domestic, Mexican and Canadian Inventory” shall mean and include any Eligible Inventory other than MPA Owned Cores at Customer Locations Inventory.

“Environmental Complaint” shall have the meaning set forth in Section 9.3(b) hereof.

“Environmental Laws” shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes as well as common laws, relating to the protection of the environment, human health and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Materials and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state, international and local governmental agencies and authorities with respect thereto.

“Equity Interests” shall mean, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time and the rules and regulations promulgated thereunder.

“Event of Default” shall have the meaning set forth in Article X hereof.

“Excess Amount” shall have the meaning set forth in Section 7.7 hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Hedge Liability or Liabilities” shall mean, with respect to each Loan Party and Guarantor, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any Other Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Loan Party’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any Other Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Loan Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Loan Party executing this Agreement or the Other Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

“Excluded Property” shall mean (a) any lease, license, contract or agreement to which any Loan Party is a party, and any of its rights or interests thereunder, if and to the extent that a security interest therein is prohibited by or in violation of (x) any Applicable Law, or (y) a term, provision or condition (including any requirement to obtain the consent of any Governmental Body or third party) of any such lease, license, contract or agreement (unless in each case, such Applicable Law, term, provision or condition would be rendered ineffective with respect to the creation of such security interest pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other Applicable Law or principles of equity), provided, however, that the foregoing shall cease to be treated as “Excluded Property” and shall constitute Collateral immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, such security interest shall attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified in (x) or (y) above, provided, further that the exclusions referred to in clause (a) above shall not include any proceeds of any such lease, license, contract or agreement or any goodwill of Loan Parties’ business associated therewith or attributable thereto; (b) any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law, provided, however, that a security interest in such trademark application (and the resulting registration) is promptly granted to the Agent upon the filing of a Statement of Use or an Amendment to Allege Use, as the case may be; (c) with respect to the Equity Interests in any Foreign Subsidiary or FSHCO, any voting stock in excess of 65% of the outstanding voting stock of such Foreign Subsidiary or FSHCO; (d) Equity Interests in joint ventures or any non-wholly-owned Subsidiaries, but only to the extent that the organizational documents or other agreements with other equity holders prohibit or restrict the pledge of such Equity Interests; (e) any leasehold interest in Real Property; (f) any assets of any Loan Party financed by purchase money Indebtedness or Capitalized Leases permitted pursuant to this Agreement, but only to the extent that the documentation governing such Indebtedness or Capitalized Leases (or any Permitted Encumbrance securing such Indebtedness or Capitalized Leases) prohibits the creation by such Loan Party of a security interest or Lien thereon or requires the consent of any Person, other than a Loan Party, as a condition to the creation of any other security interest or Lien on such property or if such contract or other agreement would be breached or give any party (other than a Loan Party or an Affiliate of a Loan Party) the right to terminate it as a result of creation of such security interest or Lien; (g) vehicles and all other assets registered under a certificate of title in an aggregate amount not to exceed $1,000,000 for all such Collateral, or $250,000 with respect to any single vehicle or asset; (h) any governmental licenses or state or local franchises, charters and authorizations, if and to the extent a security interest in such licenses, franchises, charters or authorizations is prohibited or restricted thereby or results in the unenforceability of any right of such Loan Party therein or a breach or termination therein, or requires the consent of any Person as a condition to the creation of any security interest thereon; provided, that the exclusions referred to in this clause (h) shall not include any proceeds of any such licenses, franchises, charters or authorizations; (i) the securities accounts specifically and exclusively used for maintaining funds pursuant to that certain Nonqualified Deferred Compensation Plan of MPA, dated as of May 14, 2008, which accounts are identified in writing to Agent; (j) any accounts which are specially and exclusively used for payroll, payroll taxes, employee wage and benefit payments to or for the benefit of any Loan Party’s employees and other trust and fiduciary accounts; and (k) any assets with respect to which Agent and Borrower agrees that the costs of obtaining a security interest in such assets are excessive in relation to the value afforded thereby.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from any payment to a Recipient on account of any Obligations: (a) Taxes imposed on or measured by its net income (however denominated), franchise Taxes imposed on it (in lieu of net income Taxes) and branch profits Taxes, in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under the Applicable Laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, Swing Loan Lender or Issuer, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of a Foreign Lender, any withholding Tax that is imposed on amounts payable to such Foreign Lender with respect to an applicable interest in an Advance or Commitment pursuant to an Applicable Law in effect on the date on which such Foreign Lender acquires such interest in the Advance or Commitment or designates a new lending office, except in each case to the extent that such Foreign Lender (or its assignor) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Loan Parties with respect to such withholding Tax pursuant to Section 3.10(a), (c) Taxes attributable to such Recipient’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.10(e), or (d) any withholding Taxes imposed under FATCA.

“Executive Order No. 13224” shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Existing Financing Agreement” shall mean that certain Amended and Restated Financing Agreement, dated as of November 6, 2013, by and among MPA, as borrower thereunder, the lenders from time to time party thereto (the “Existing Lenders”), Cerberus Business Finance, LLC, as collateral agent (the “Existing Collateral Agent”) thereunder and PNC, as administrative agent thereunder (the “Existing Administrative Agent” and together with the Existing Collateral Agent, the “Existing Agents”), as amended, restated, amended and restated, supplemented or otherwise modified prior to the Closing Date.

“Existing Indebtedness” shall mean Indebtedness and other obligations outstanding under the Existing Financing Agreement.

“Existing Letters of Credit” means those Letters of Credit listed on Schedule 1.1E.

“Facility Fee” shall have the meaning set forth in Section 3.3(b) hereof.

“Factor” shall mean a factor designated by Borrower and reasonably acceptable to Agent (it being agreed that the Factors party to the Factoring Agreements listed on Schedule 1.1C are reasonably acceptable to Agent).

“Factoring Agreement” shall mean the agreements listed on Schedule 1.1C and such other factoring agreements as are entered into by Borrower in the Ordinary Course of Business.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing and any law, regulation or practice adopted pursuant to any such intergovernmental agreement.

“Federal Funds Effective Rate” shall mean for any day the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

“Federal Funds Open Rate” shall mean for any day the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by PNC (an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by PNC at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day.  If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to Loan Parties, effective on the date of any such change.

“Fee Letter” shall mean the fee letter dated April 8, 2015 among Agent, MPA and PNC Capital Markets LLC.

“Fixed Charge Coverage Ratio” shall mean, with respect to any Person for any period, the ratio of (a) Consolidated EBITDA of such Person and its consolidated Subsidiaries for such period, to (b) the sum of (i) all principal of Indebtedness of such Person and its Subsidiaries scheduled to be paid or prepaid during such period (other than mandatory prepayments made pursuant to Section 2.20) to the extent there is an equivalent permanent reduction in the commitments thereunder, plus (ii) Consolidated Net Interest Expense of such Person and its Subsidiaries for such period (excluding the non-cash portions of Consolidated Net Interest Expense), plus (iii) income taxes paid or payable by such Person and its Subsidiaries during such period, plus (iv) cash dividends or distributions paid, or the cash purchase, redemption or other acquisition or retirement for value (including in connection with any merger or consolidation), by such Person or any of its Subsidiaries, in respect of the Equity Interests of such Person or any of its Subsidiaries (other than dividends or distributions paid by a Loan Party to any other Loan Party) during such period, plus (v) Unfunded Capital Expenditures made by such Person and its Subsidiaries during such period, plus (vi) Premium To Inventory Purchases made by such Person and its Subsidiaries during such period.

“Flood Laws” shall mean all Applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Applicable Laws related thereto.

“Foreign Currency Hedge” shall mean any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency entered into by any Loan Party and/or any of their respective Subsidiaries.

“Foreign Currency Hedge Liabilities” shall have the meaning assigned in the definition of Lender-Provided Foreign Currency Hedge.

“Foreign In-Transit Inventory” shall mean Inventory of Borrower that is in transit from a location outside the United States, Mexico or Canada to any location within the United States, Mexico or Canada of Borrower or a Customer of Borrower.

“Foreign Lender” shall mean any Lender, Swing Loan Lender or Issuer that is organized under the laws of a jurisdiction other than that in which Loan Parties are resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” shall mean any Subsidiary of any Person that is not organized or incorporated in the United States, any State thereof or the District of Columbia.

“Formula Amount” shall have the meaning set forth in Section 2.1(a) hereof.

“Freight and Duty Reserve” shall mean on any date, a reserve equal to Agent’s estimate of the costs and expenses associated with the importation of Foreign In-Transit Inventory as of such date, including an estimate for all customs broker fees then due or to become due with respect to Foreign In-Transit Inventory.

“FSHCO” shall mean any Subsidiary that owns (directly or indirectly) no material assets other than Equity Interests (or Equity Interests and debt interests) of one or more Foreign Subsidiary.

“GAAP” shall mean generally accepted accounting principles in the United States in effect from time to time.

“Governmental Acts” shall mean any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body.

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantor” or “Guarantors” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons or any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations.

“Guarantor Security Agreement” shall mean any security agreement executed by any Guarantor in favor of Agent securing the Obligations or the Guaranty of such Guarantor, in form and substance satisfactory to Agent.

“Guaranty” shall mean any guaranty of the Obligations executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders, in form and substance reasonably satisfactory to Agent, including Article XVII hereof.

“Hazardous Discharge” shall have the meaning set forth in Section 9.3(b) hereof.

“Hazardous Materials” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in or subject to regulation under Environmental Laws.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

“Hedge Liabilities” shall mean collectively, the Foreign Currency Hedge Liabilities and the Interest Rate Hedge Liabilities.

“Indebtedness” shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of:  (a) borrowed money; (b) amounts received under or liabilities in respect of any note purchase or acceptance credit facility, and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all Capitalized Lease Obligations; (d) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, banker’s acceptance agreement or similar arrangement; (e) obligations under any Interest Rate Hedge, Foreign Currency Hedge, or other interest rate management device, foreign currency exchange agreement, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement (each, a “Hedging Agreement”); (f) any other advances of credit made to or on behalf of such Person or other transaction (including forward sale or purchase agreements and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements including to finance the purchase price of property or services and all obligations of such Person to pay the deferred purchase price of property or services (but not including trade payables and accrued expenses incurred in the Ordinary Course of Business which are not represented by a promissory note or other evidence of indebtedness and which are not more than sixty (60) days past due); (g) all indebtedness, obligations or liabilities secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are otherwise an obligation of such Person; (h) all obligations of such Person for “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts, in each case solely to the extent such obligations are required to be reflected on the balance sheet of such Person; and (i) any guaranty of any indebtedness, obligations or liabilities of a type described in the foregoing clauses (a) through (h).

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Ineligible Security” shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

“Insolvency Event” shall mean, with respect to any Person, including without limitation any Lender, such Person or such Person’s direct or indirect parent company (a) becomes the subject of a bankruptcy or insolvency proceeding (including any proceeding under Title 11 of the United States Code), or regulatory restrictions, (b) has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or has called a meeting of its creditors, (c) admits in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (d) with respect to a Lender, such Lender is unable to perform hereunder due to the application of Applicable Law, or (e) with respect to a Lender, such Lender, in the good faith determination of Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment of a type described in clauses (a) or (b), provided that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by a Governmental Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Insurance and Condemnation Event” shall have the meaning set forth in Section 6.6 (c) hereof.

“Intellectual Property” shall mean property constituting a patent, copyright, trademark (or any application in respect of the foregoing), service mark, copyright, copyright application, trade name, mask work, trade secrets, design right, assumed name or license or other right to use any of the foregoing under Applicable Law.

“Intellectual Property Claim” shall mean the assertion, by any means, by any Person of a claim that any Loan Party’s ownership, use, marketing, sale or distribution of any Inventory, equipment, Intellectual Property or other property or asset is violative of any ownership of or right to use any Intellectual Property of such Person.

“Intellectual Property Security Agreement” shall mean any intellectual property security agreement executed by any Loan Party in favor of Agent securing the Obligations, in form and substance satisfactory to Agent.

“Intercompany Subordination Agreement” shall mean that certain Intercompany Subordination Agreement, dated as of the Closing Date, made by MPA and its Subsidiaries in favor of Agent for the benefit of the Secured Parties.

“Interest Period” shall mean the period provided for any LIBOR Rate Loan pursuant to Section 2.2(b) hereof.

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Loan Party and/or their respective Subsidiaries in order to provide protection to, or minimize the impact upon, such Loan Party and/or their respective Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“Interest Rate Hedge Liabilities” shall have the meaning assigned in the definition of Lender-Provided Interest Rate Hedge.

“Inventory” shall mean all of each Loan Party’s inventory (as defined in Article 9 of the Uniform Commercial Code) and all of such Loan Party’s goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Loan Party’s business or used in selling or furnishing such goods, merchandise and other personal property, and all Documents.

“Inventory Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(ii) hereof.

“Inventory NOLV Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(iii) hereof.

“Investment” shall mean, with respect to any Person, (a) any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances or other extensions of credit (excluding Receivables arising in the Ordinary Course of Business), capital contributions or acquisitions of Indebtedness (including, any bonds, notes, debentures or other debt securities), Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), (b) the purchase or ownership of any futures contract or liability for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or (c) any investment in any other items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP.

“Issuer” shall mean (i) Agent in its capacity as the issuer of Letters of Credit under this Agreement and (ii) any other Lender which Agent and Borrower shall designate as the issuer of and cause to issue any particular Letter of Credit under this Agreement in place of Agent as issuer.

“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender.  For the purpose of provision of this Agreement or any Other Document which provides for the granting of a security interest or other Lien to Agent for the benefit of Lenders as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation (specifically including any Hedge Liabilities and any Cash Management Liabilities) is owed.

“Lender-Provided Foreign Currency Hedge” shall mean a Foreign Currency Hedge which is provided by any Lender and for which such Lender confirms to Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes.  The liabilities owing to the provider of any Lender-Provided Foreign Currency Hedge (the “Foreign Currency Hedge Liabilities”) by any Loan Party or any of their respective Subsidiaries that is party to such Lender-Provided Foreign Currency Hedge shall, for purposes of the Loan Documents be “Obligations” of such Person and of each other Loan Party and be guaranteed obligations under any Guaranty and secured obligations under any Guarantor Security Agreement, as applicable, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Foreign Currency Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under the Loan Documents, subject to the express provisions of Section 11.5 hereof.

“Lender-Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is provided by any Lender and with respect to which such Lender confirms to Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes.  The liabilities owing to the provider of any Lender-Provided Interest Rate Hedge (the “Interest Rate Hedge Liabilities”) by any Loan Party or any of their respective Subsidiary that is party to such Lender-Provided Interest Rate Hedge shall, for purposes of the Loan Documents be “Obligations” of such Person and of each other Loan Party and be guaranteed obligations under any Guaranty and secured obligations under any Guarantor Security Agreement, as applicable, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under the Loan Documents, subject to the express provisions of Section 11.5 hereof.

“Letter of Credit Application” shall have the meaning set forth in Section 2.12(a) hereof.

“Letter of Credit Borrowing” shall have the meaning set forth in Section 2.14(d) hereof.

“Letter of Credit Fees” shall have the meaning set forth in Section 3.2 hereof.

“Letter of Credit Sublimit” shall mean $15,000,000.

“Letters of Credit” shall have the meaning set forth in Section 2.11 hereof.

“LIBOR Alternate Source” shall have the meaning set forth in the definition of LIBOR Rate.

“LIBOR Rate” shall mean for any LIBOR Rate Loan for the then current Interest Period relating thereto, the interest rate per annum determined by Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (a) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which Dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Agent as an authorized information vendor for the purpose of displaying rates at which Dollar deposits are offered by leading banks in the London interbank deposit market (a “LIBOR Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for Dollars for an amount comparable to such LIBOR Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error)), by (b) a number equal to 1.00 minus the Reserve Percentage; provided, however, that if the LIBOR Rate determined as provided above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

The LIBOR Rate shall be adjusted with respect to any LIBOR Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date.  Agent shall give reasonably prompt notice to Borrower of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“LIBOR Rate Loan” shall mean any Advance that bears interest based on the LIBOR Rate.

“License Agreement” shall mean any agreement between any Loan Party and a Licensor pursuant to which such Loan Party is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of such Loan Party or otherwise in connection with such Loan Party’s business operations.

“Licensor” shall mean any Person from whom any Loan Party obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with such Loan Party’s manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with such Loan Party’s business operations.

“Licensor/Agent Agreement” shall mean an agreement between Agent and a Licensor, in form and substance satisfactory to Agent, by which Agent is given the unqualified right, vis-á-vis such Licensor, to enforce Agent’s Liens with respect to and to dispose of any Loan Party’s Inventory with the benefit of any Intellectual Property applicable thereto, irrespective of such Loan Party’s default under any License Agreement with such Licensor.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the authorized filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Lien Waiver Agreement” shall mean an agreement which is executed in favor of Agent by a Person who owns or occupies premises at which any Collateral may be located from time to time in form and substance satisfactory to Agent.

“Loan Documents” shall mean, collectively, (i) this Agreement and (i) all Other Documents.

“Loan Parties” shall mean, collectively, Borrower and each Guarantor.

“Loan Parties on a Consolidated Basis” shall mean the consolidation in accordance with GAAP of the accounts or other items of Loan Parties and their respective Subsidiaries.

“Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), results of operations, assets, business or properties of the Loan Parties taken as a whole, (b) any Loan Party’s ability to duly and punctually pay or perform any of its material obligations under any Loan Document to which it is a party, (c) the practical realization of the benefits of Agent’s and each Lender’s rights and remedies under this Agreement and the Other Documents or (d) the value of the Collateral, or the validity, perfection or priority of a Lien on any of the Collateral in favor of the Agent; provided, that notwithstanding the foregoing, the lack of perfection or priority of any Liens granted to Agent solely in respect of the Collateral with an aggregate value not in excess of $250,000 (valued at the fair market value on Collateral other than cash) shall not be deemed a “Material Adverse Effect”.

“Material Contract” shall mean (i) any contract or agreement of any Loan Party or any of its Subsidiaries, involving aggregate consideration payable to any Loan Party or Subsidiary of any such Person of $7,500,000 or more in any fiscal year (other than (i) purchase orders in the Ordinary Course of Business of such Loan Party or such Subsidiary and (ii) contracts that by their terms may be terminated by such Loan Party or Subsidiary in the Ordinary Course of Business upon less than sixty (60) days’ notice without penalty or premium) and (b) all other contracts or agreements material to the business, operations, condition (financial or otherwise), performance, prospects or properties of such Loan Party or such Subsidiary.

“Maximum Loan Amount” shall mean $125,000,000 less repayments of the Term Loan.

“Maximum Revolving Advance Amount” shall mean $100,000,000.

“Maximum Swing Loan Advance Amount” shall mean $10,000,000.

“Maximum Undrawn Amount” shall mean, with respect to any outstanding Letter of Credit as of any date, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Modified Commitment Transfer Supplement” shall have the meaning set forth in Section 16.3(d) hereof.

“Moody’s” shall mean Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” shall mean a mortgage, deed of trust or deed on Real Property to secure debt, in form and substance reasonably satisfactory to Agent, made by a Loan Party in favor of Agent for the benefit of the Secured Parties, securing the Obligations and delivered to Agent.

“Motorcar Mexico” shall mean Motorcar Parts de Mexico, S.A. de C.V., a “Sociedad Anonima de Capital Variable”, duly organized and existing under the laws of Mexico.

“MPA” has the meaning set forth in the preamble to this Agreement.

“MPA Owned Cores at Customer Locations Inventory” shall mean any Eligible Inventory, which is accounted for by MPA on the balance sheet as “Long Term Core Inventory Deposit”, and a portion of “Long Term Core Inventory” (remanufactured cores held at Customers’ locations) both recorded at the lower of cost or market.  MPA Owned Cores at Customer Locations represent the value of remanufactured cores either purchased from, or credited to Customers (or shipped to the Customer without charging) which are held by the Customers and remain on the Customers’ premises.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) or 4001(a)(3) of ERISA to which contributions are required or, within the preceding five plan years, were required by any Loan Party or any member of the Controlled Group.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including any Loan Party or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Negotiable Document” shall mean a Document that is “negotiable” within the meaning of Article 7 of the Uniform Commercial Code.

“Net Cash Proceeds” shall mean:

(a)            with respect to any Disposition by Borrower or any of its Subsidiaries or any Insurance and Condemnation Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount, premium or penalty, if any, required to be paid with respect to any Indebtedness that is secured by the applicable asset (or if the applicable asset is Equity Interests in a Subsidiary, by assets of such Subsidiary) and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by Borrower or such Subsidiary in connection with such transaction, (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition or such Insurance and Condemnation Event, as the case may be, the aggregate amount of such excess shall constitute Net Cash Proceeds, (D) amounts provided as a reserve, in accordance with GAAP or as otherwise required pursuant to the documentation with respect to such Disposition, against (x) any liabilities under any indemnification obligations associated with such Disposition or (y) any other liabilities retained by Borrower or any of its Subsidiaries associated with the properties sold in such Disposition; provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds, and (E) Borrower’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold (or the property of any Subsidiary sold) within ninety (90) days of such Disposition; provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within ninety (90) days of such Disposition, such cash proceeds shall constitute Net Cash Proceeds; and

(b)            with respect to the sale or issuance of any Equity Interest by Borrower or any of its Subsidiaries, or the incurrence or issuance of any Indebtedness by Borrower or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by Borrower or such Subsidiary in connection therewith.

“Net Invoice Cost” shall mean, with respect to Equipment, the net invoice cost of such Equipment (excluding taxes, shipping, delivery, handling, installation, overhead and other so called “soft” costs).

“Net Undrawn Availability” shall mean, for any day, the sum of (x) Undrawn Availability plus (y) any Qualified Cash on such day.

“New Property” shall have the meaning set forth in Section 6.17 hereof.

“Non-Defaulting Lender” shall mean, at any time, any Lender holding a Revolving Commitment that is not a Defaulting Lender at such time.

“Non-Qualifying Party” shall mean any Loan Party that on the Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.

“Note” shall mean collectively, the Term Notes, the Revolving Credit Notes and the Swing Loan Notes.

“Obligations” shall mean and include any and all loans (including without limitation, all Advances and Swing Loans), advances, debts, liabilities, obligations (including without limitation all reimbursement obligations and Cash Collateralization obligations with respect to Letters of Credit issued hereunder), covenants and duties owing by any Loan Party or any Subsidiary of any Loan Party to Issuer, Swing Loan Lender, Lenders or Agent (or to any other direct or indirect subsidiary or affiliate of Issuer, Swing Loan Lender, any Lender or Agent) of any kind or nature, present or future (including any interest or other amounts accruing thereon, any fees accruing under or in connection therewith, any costs and expenses of any Person payable by any Loan Party and any indemnification obligations payable by any Loan Party arising or payable after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Loan Party, whether or not a claim for post-filing or post-petition interest, fees or other amounts is allowable or allowed in such proceeding), whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, in connection with, (i) this Agreement, the Other Documents and any amendments, extensions, renewals or increases thereto, including all costs and expenses of Agent, Issuer, Swing Loan Lender and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of any Loan Party to Agent, Issuer, Swing Loan Lender or Lenders to perform acts or refrain from taking any action, (ii) all Hedge Liabilities and (iii) all Cash Management Liabilities. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.

“Operating Lease Obligations” shall mean all obligations for the payment of rent for any Real Property or personal property under leases or agreements to lease, other than Capitalized Lease Obligations.

“Ordinary Course of Business” shall mean, with respect to any Loan Party, the ordinary course of such Loan Party’s business as conducted on the Closing Date and reasonable extensions thereof.

“Organizational Documents” shall mean, with respect to any Person, any charter, articles or certificate of incorporation, certificate of organization, registration or formation, certificate of partnership or limited partnership, bylaws, operating agreement, limited liability company agreement, or partnership agreement of such Person and any and all other applicable documents relating to such Person’s formation, organization or entity governance matters (including any shareholders’ or equity holders’ agreement or voting trust agreement) and specifically includes, without limitation, any certificates of designation for preferred stock or other forms of preferred equity.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).

“Other Documents” shall mean any Mortgage, any Note, the Perfection Certificate, the Fee Letter, any Guaranty, any Guarantor Security Agreement, any Pledge Agreement, any Intellectual Property Security Agreement, any Lender-Provided Interest Rate Hedge, any Lender-Provided Foreign Currency Hedge, the Intercompany Subordination Agreement, and any and all other agreements, instruments and documents now or hereafter executed by any Loan Party and/or delivered to Agent or any Lender that creates or purports to create a Lien in favor of the Agent for the benefit of the Secured Parties, in each case together with all extensions, renewals, amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Out-of-Formula Loans” shall have the meaning set forth in Section 16.2(e) hereof.

“Participant” shall mean each Person who shall be granted the right by any Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

“Participation Advance” shall have the meaning set forth in Section 2.14(d) hereof.

“Participation Commitment” shall mean the obligation hereunder of each Lender holding a Revolving Commitment to buy a participation equal to its Revolving Commitment Percentage (subject to any reallocation pursuant to Section 2.22(b)(iii) hereof) in the Swing Loans made by Swing Loan Lender hereunder as provided for in Section 2.4(d) hereof and in the Letters of Credit issued hereunder as provided for in Section 2.14(a) hereof.

“Payment Office” shall mean initially Two Tower Center Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of Agent, if any, which it may designate by written notice to Borrower and to each Lender to be the Payment Office.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Benefit Plan” shall mean at any time any “employee pension benefit plan” as defined in Section 3(2) of ERISA (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Sections 412 or 430 of the Code and either (i) is maintained or to which contributions are required by Loan Party or any member of the Controlled Group or (ii) has at any time within the preceding five years been maintained or to which contributions have been required by a Loan Party or any entity which was at such time a member of the Controlled Group.

“Perfection Certificates” shall mean, collectively, the information questionnaires and the responses thereto provided by each Loan Party and delivered to Agent.

“Permitted Acquisitions” shall mean acquisitions of the assets or Equity Interests of another Person (the “target”) so long as:  (a) at the time of and after giving effect to such acquisition, Loan Parties shall have Undrawn Availability of not less than $20,000,000; (b) the total costs and liabilities (including without limitation, all assumed liabilities, all earn-out payments, deferred payments and the value of any other stock or assets transferred, assigned or encumbered with respect to such acquisitions) of any individual acquisition does not exceed $10,000,000 and of all such acquisitions do not exceed $15,000,000 in the aggregate during any calendar year; (c) with respect to the acquisition of Equity Interests, such target shall (i) have a Consolidated EBITDA of not less than negative $750,000, calculated in accordance with GAAP immediately prior to such acquisition, (ii) be added as a Loan Party to this Agreement and be either jointly and severally liable for, or guarantee, all Obligations, and (iii) grant to Agent a first priority lien in all assets of such target; (d) the target or property is used or useful in the Loan Parties’ Ordinary Course of Business; (e) Agent shall have received a first-priority security interest in all acquired assets or Equity Interests, subject to documentation satisfactory to Agent; (f) the board of directors (or other comparable governing body) of the target shall have duly approved the transaction; (g) Loan Parties shall have delivered to Agent (i) a pro forma balance sheet and pro forma financial statements and a Compliance Certificate demonstrating that, upon giving effect to such acquisition on a pro forma basis, Loan Parties would be in compliance with the financial covenants set forth in Section 6.5 as of the most recent fiscal quarter end, (ii) financial statements of the acquired entity for the two (2) most recent fiscal years then ended, in form and substance reasonably acceptable to Agent and (iii) any third party reports that the Loan Parties may receive in connection with such acquisition; (h) if such acquisition includes general partnership interests or any other Equity Interest that does not have a corporate (or similar) limitation on liability of the owners thereof, then such acquisition shall be effected by having such Equity Interests acquired by a corporate holding company directly or indirectly wholly-owned by a Loan Party and newly formed for the sole purpose of effecting such acquisition; (i) no assets acquired in any such transaction(s) shall be included in the Formula Amount until Agent has received a field examination and/or appraisal of such assets, in form and substance acceptable to Agent; and (j) no Default or Event of Default shall have occurred or will occur after giving pro forma effect to such acquisition.  For the purposes of calculating Undrawn Availability under this definition, any assets being acquired in the proposed acquisition shall be included in the Formula Amount on the date of closing so long as Agent has received an audit or appraisal of such assets as set forth in clause (i) above and so long as such assets satisfy the applicable eligibility criteria.

“Permitted Assignees” shall mean: (a) Agent, any Lender or any of their direct or indirect Affiliates; (b) a federal or state chartered bank, a United States branch of a foreign bank, an insurance company, or any finance company generally engaged in the business of making commercial loans; provided, however, for the purposes of this clause (b), such Person shall not include any Disqualified Lender; (c) any fund that is administered or managed by Agent or any Lender, an Affiliate of Agent or any Lender or a related entity; and (d) any Person to whom Agent or any Lender assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Agent’s or Lender’s rights in and to a material portion of such Agent’s or Lender’s portfolio of asset-based credit facilities.

“Permitted Discretion” shall mean a determination made in good faith and in the exercise (from the perspective of a secured asset-based lender) of commercially reasonable business judgment.

“Permitted Dividends and Stock Buybacks” shall mean any payment, dividend, redemption or repurchase, including, without limitation:

(a)            dividends or distributions made by any non-Loan Party Subsidiary of Borrower to a Loan Party and any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such dividend or distribution is being made;

(b)            dividends or distributions made by any Loan Party to another Loan Party, ratably according to their respective holdings of the type of Equity Interest in respect of which such dividend or distribution is being made;

(c)            dividend, payments or other distributions by Borrower or any Subsidiary, payable solely in the Equity Interests of such Person;

(d)            so long as no Default shall exist or result therefrom, repurchases by MPA of its stock and/or stock options and/or dividends in an amount up to (i) $5,000,000 in the aggregate for such repurchases and/or dividends from the Closing Date to the end of the fiscal quarter ended December 31, 2015 and (y) $10,000,000 in the aggregate for such repurchases and/or dividends in any calendar year thereafter (it being understood that with respect to any unused amounts in any calendar year, an amount equal to fifty percent (50%) of the unused amount from such calendar year may be carried forward to the immediately subsequent calendar year; provided, however, that during such subsequent calendar year, MPA shall utilize the permitted amount for such calendar year before using any carried over amount); provided that after giving effect thereto, (i) Loan Parties shall have Undrawn Availability of not less than $20,000,000 and (ii) Loan Parties shall have delivered to Agent calculations demonstrating that, upon giving effect to such dividends or repurchases, Loan Parties would be in compliance with the financial covenants set forth in Section 6.5 as of the most recent fiscal quarter end; and

(e)            so long as no Default shall exist or result therefrom, any payments, dividends, redemptions or repurchases in an amount not otherwise permitted by this definition, in an aggregate not to exceed $250,000 in any calendar year.

“Permitted Encumbrances” shall mean:

(a)            Liens securing the Obligations;

(b)            Liens for Taxes the payment of which is not required under Section 6.4;

(c)            Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens arising in the Ordinary Course of Business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than thirty (30) days or are being Properly Contested;

(d)            Liens described on Schedule 1.2, provided that (i) no such Lien shall at any time be extended to cover any additional property not subject thereto on the Closing Date and (ii) the principal amount of the Indebtedness secured by such Liens shall not be extended, renewed, refunded or refinanced other than in accordance with clause (b) of the definition of Permitted Indebtedness;

(e)            (i) purchase money Liens on equipment acquired or held by any Loan Party or any of its Subsidiaries in the Ordinary Course of Business to secure the purchase price of such equipment or Indebtedness incurred solely for the purpose of financing the acquisition of such equipment or (ii) Liens existing on such equipment at the time of its acquisition; provided, however, that (A) no such Lien shall extend to or cover any other property of any Loan Party or any of its Subsidiaries and (B) the aggregate principal amount of Indebtedness secured by any or all such Liens shall not exceed at any one time outstanding $2,500,000;

(f)             deposits and pledges of cash securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on surety or appeal bonds and other obligations of a like nature, but only to the extent such deposits or pledges are made or otherwise arise in the Ordinary Course of Business and secure obligations not past due or that are being Properly Contested;

(g)            easements, zoning restrictions and similar encumbrances on any Real Property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person’s business;

(h)            Liens of landlords and mortgagees of landlords (i) arising by statute or under any lease or related Contractual Obligation entered into in the Ordinary Course of Business, (ii) on fixtures and movable tangible property located on the Real Property leased or subleased from such landlord and (iii) for amounts not yet due or that are being Properly Contested;

(i)              Liens on Real Property or equipment securing Indebtedness permitted by clause (c) of the definition of Permitted Indebtedness;

(j)              the title and interest of a lessor or sublessor in and to personal property leased or subleased (other than through a Capitalized Lease), in each case extending only to such personal property;

(k)            non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights, licenses or sublicenses, leases or subleases with regard to any other property granted to third parties in the Ordinary Course of Business;

(l)              judgment liens (other than for the payment of Taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default under Section 10.6;

(m)            (i) Liens in favor of collecting banks arising under Section 4-210 of the Uniform Commercial Code or with regard to collecting banks located in the State of New York under Section 4-208 of the Uniform Commercial Code and (ii) rights of setoff or other liens in favor of banks or other financial institutions, arising as a matter of law encumbering deposits or other funds maintained with such financial institution incurred in the Ordinary Course of Business;

(n)            Liens granted in the Ordinary Course of Business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness;

(o)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

(p)            to the extent constituting Liens, the filing of UCC financing statements (or the equivalent in other jurisdictions) solely as a precautionary measure in connection with operating leases, consignment of goods or sale of Specified Accounts pursuant to Factoring Agreements;

(q)            Liens arising out of conditional sale, title retention, consignment or similar arrangements for the purchase on consignment of cores, as the case may be, entered into by Borrower or any of their Subsidiaries in the Ordinary Course of Business;

(r)             Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary after the Closing Date prior to the time such Person becomes a Subsidiary; provided that (i) such Liens are not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as applicable, (ii) such Liens shall not apply to any other property or assets of Borrower or any of its other Subsidiaries, (iii) such Liens shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as applicable, and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof and (iv) the liens on real property or equipment securing Indebtedness permitted by clause (c) of the definition of Permitted Indebtedness; and

(s)            additional Liens so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto (for all the Loan Parties and their Subsidiaries) exceeds $2,500,000 at any one time.

“Permitted Indebtedness” shall mean: (a) the Obligations; (b) any other Indebtedness listed on Schedule 5.8(c), and the extension of maturity, refinancing or modification of the terms thereof; provided, however, that (i) such extension, refinancing or modification is pursuant to terms that are not less favorable to the Loan Parties and the Lenders than the terms of the Indebtedness being extended, refinanced or modified and (ii) after giving effect to such extension, refinancing or modification, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification (other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto); (c) Indebtedness evidenced by Capitalized Lease Obligations entered into in order to finance Capital Expenditures made by the Loan Parties in accordance with the provisions of Section 7.7 hereof, which Indebtedness, when aggregated with the principal amount of all Indebtedness incurred under this clause (c) and clause (d) of this definition, does not exceed $3,500,000 at any time outstanding; (d) Indebtedness permitted by clause (e) of the definition of “Permitted Encumbrances”; (e) Permitted Intercompany Advances; (f) Indebtedness incurred in the Ordinary Course of Business under performance, surety, statutory, customs and appeal bonds; (g) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Loan Parties, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year; (h) the incurrence by any Loan Party of Indebtedness under Interest Rate Hedges and Foreign Currency Hedges that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Loan Party’s operations and not for speculative purposes; (i) unsecured Indebtedness of Borrower in an aggregate principal amount not to exceed $1,000,000 at any one time outstanding in connection with tenant improvements at 2929 California Street, Torrance, California; (j) additional unsecured Indebtedness of Borrower or any of their Subsidiaries in an aggregate principal amount (for Borrower and its Subsidiaries) not to exceed $2,500,000 at any one time outstanding; (k) any guarantees of Indebtedness (i) made in the Ordinary Course of Business up to an aggregate amount of $250,000, (ii) by one or more Loan Party(s) of the Indebtedness or obligations of any other Loan Party(s) to the extent such Indebtedness or obligations are permitted to be incurred and/or outstanding pursuant to the provisions of this Agreement and (iii) the endorsement of checks in the Ordinary Course of Business; and (l) obligations of Borrower for earnouts in respect of the Specified Acquisition in an aggregate principal amount not to exceed $2,000,000.

“Permitted Intercompany Advances” shall mean:

(a)            loans made by (i) a Loan Party to another Loan Party, (ii) a non-Loan Party Subsidiary of Borrower to another non-Loan Party Subsidiary of Borrower, (iii) a non-Loan Party Subsidiary of Borrower to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement and (iv) a Loan Party to a non-Loan Party Subsidiary of Borrower so long as (A) the aggregate amount of all such loans made by the Loan Parties pursuant to this clause (a)(iv) and all Investments made by the Loan Parties pursuant to clause (b)(iv) below does not exceed $2,000,000 (on a net basis) in any calendar year, (B) no Default or Event of Default has occurred and is continuing either before or after giving effect to such loan, and (C) Borrower has Undrawn Availability of not less than $5,000,000 after giving effect to such loan; and

(b)            Investments constituting contributions to capital or the purchase of Equity Interests made by (i) a Loan Party in another Loan Party, (ii) a non-Loan Party Subsidiary of Borrower in another non-Loan Party Subsidiary of Borrower, (iii) a non-Loan Party Subsidiary of Borrower in a Loan Party and (iv) a Loan Party to a non-Loan Party Subsidiary of Borrower so long as (A) the aggregate amount of all such Investments made by the Loan Parties pursuant to this clause (b)(iv) and all loans made by the Loan Parties pursuant to clause (a)(iv) above does not exceed $2,000,000 (on a net basis) in any calendar year, (B) no Default or Event of Default has occurred and is continuing either before or after giving effect to such Investment, and (C) Borrower has Undrawn Availability of not less than $5,000,000 after giving effect to such Investment.

“Permitted Investments” shall mean: (a) Investments in cash and Cash Equivalents; (b) Investments in negotiable instruments deposited or to be deposited for collection in the Ordinary Course of Business; (c) advances made in connection with purchases of goods or services in the Ordinary Course of Business; (d) Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the Ordinary Course of Business or owing to any Loan Party or any of its Subsidiaries as a result of any Insolvency Event involving a Customer or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries; (e) Investments existing on the Closing Date, as set forth on Schedule 7.4 hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof; (f) Permitted Intercompany Advances, the proceeds of which are to be used for purposes other than those set forth in clause (i) of this definition; (g) Hedging Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with the operations of the Loan Parties and not for speculative purposes; (h) Investments held in securities accounts specifically and exclusively used for maintaining funds pursuant to that certain Nonqualified Deferred Compensation Plan of MPA, dated as of May 14, 2008, which accounts are identified in writing to Agent; (i) Investments in non-Loan Party Subsidiaries of Borrower to fund operating expenses of such non-Loan Party Subsidiaries incurred in the Ordinary Course of Business consistent with past practice; (j) Investments made in connection with any Permitted Acquisition; (k) Permitted Loans and (l) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any other Investments to Persons in an aggregate amount not to exceed $2,500,000 at any time outstanding.

“Permitted Loans” shall mean: (a) the extension of trade credit by a Loan Party to its Customer(s), in the Ordinary Course of Business in connection with a sale of Inventory or rendition of services, in each case on open account terms; (b) loans to employees in the Ordinary Course of Business not to exceed as to all such loans the aggregate amount of $250,000 at any time outstanding; and (c) Permitted Intercompany Advances, so long as, at the request of Agent, each such intercompany loan is evidenced by a promissory note (including, if applicable, any master intercompany note executed by Loan Parties) on terms and conditions (including terms subordinating payment of the indebtedness evidenced by such note to the prior payment in full of all Obligations) acceptable to Agent in its sole discretion and to the extent such intercompany loan is in an amount in excess of $250,000, that has been delivered to Agent either endorsed in blank or together with an undated instrument of transfer executed in blank by the applicable Loan Party(s) that are the payee(s) on such note.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body.

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan, as defined herein) maintained by any Loan Party or to which any Loan Party is required to contribute.

“Pledge Agreements” shall mean (i) that certain Pledge Agreement, dated as of the Closing Date, by and among MPA, Motorcar Mexico and Agent and (ii) any other pledge agreements executed subsequent to the Closing Date by any other Person to secure the Obligations.

“PNC” shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its successors and assigns.

“Premium To Inventory Purchases” shall mean any “Long Term Core Inventory” (remanufactured cores held at Customers’ locations) purchases and other Inventory purchases, which exceed the booked cost amount and are expenses.

“Pro Forma Balance Sheet” shall have the meaning set forth in Section 5.5(a) hereof.

“Pro Forma Financial Statements” shall have the meaning set forth in Section 5.5(b) hereof.

“Projections” shall have the meaning set forth in Section 5.5(b) hereof.

“Properly Contested” shall mean, in the case of any Indebtedness, Lien or Taxes, as applicable, of any Person that are not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay the same or concerning the amount thereof: (a) such Indebtedness, Lien or Taxes, as applicable, are being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (b) such Person has established appropriate reserves as shall be required in conformity with GAAP; (c) the non-payment of such Indebtedness or Taxes will not have a Material Adverse Effect or will not result in the forfeiture of any assets of such Person in an amount that exceeds $100,000; (d) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness or Taxes unless such Lien (x) does not attach to any Receivables or Inventory in an amount not to exceed $100,000 (with Agent being entitled to establish a reserve for the applicable amount of such Lien), (y) is at all times junior and subordinate in priority to the Liens in favor of Agent (except only with respect to property Taxes that have priority as a matter of applicable state law) and, (z) enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; and (e) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review.

“Protective Advances” shall have the meaning set forth in Section 16.2(f) hereof.

“Published Rate” shall mean the rate of interest published each Business Day in the Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the LIBOR Rate for a one month period as published in another publication selected by Agent).

“Purchasing CLO” shall have the meaning set forth in Section 16.3(d) hereof.

“Purchasing Lender” shall have the meaning set forth in Section 16.3(c) hereof.

“Qualified Cash” shall mean any unrestricted cash of Borrower on deposit in accounts maintained with Agent, not to exceed $5,000,000 in the aggregate.

“Qualified ECP Loan Party” shall mean each Loan Party that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000 or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“Real Property” shall mean all of the owned and leased premises identified on Schedule 4.4(b)(iii) hereto or in and to any other premises or real property that are hereafter owned or leased by any Loan Party.

“Real Property Deliverables” shall mean each of the following agreements, instruments and other documents with respect to any owned Real Property: (a) a Mortgage duly executed by the applicable Loan Party, (b) evidence of the recording of each such Mortgage in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the Lien purported to be created thereby or to otherwise protect the rights of Agent and the Lenders thereunder; (c) a Title Insurance Policy or bring-down of the existing Title Insurance Policy with respect to each Mortgage; (d) a current ALTA survey and a surveyor’s certificate, in form and substance reasonably satisfactory to Agent, certified to Agent and to the issuer of the Title Insurance Policy with respect thereto by a licensed professional surveyor reasonably satisfactory to Agent; (e) a copy of each letter issued by the applicable Governmental Authority, evidencing each Facility’s compliance in all material respects with all applicable building codes, fire codes, other health and safety rules and regulations, parking, density and height requirements and other building and zoning laws; (f) an opinion of counsel, reasonably satisfactory to Agent, in the state where such Facility is located with respect to the enforceability of the Mortgage to be recorded and such other matters as Agent may reasonably request; (g) Phase I Environmental Site Assessments with respect to such Real Property, certified to Agent by a company reasonably satisfactory to Agent;  (h) flood insurance for such Facility if all or a portion of such Facility is located in an area designated by the Federal Emergency Management Agency as an area having special flood hazards (including, without limitation, those areas designated as Zone A or Zone V), and in which flood insurance has been made available under the U.S. National Flood Insurance Program, in an amount equal to the full replacement cost of the buildings, fixtures and personalty located on such Real Property or such other amount as may be agreed to by Agent in writing; and (i) such other agreements, instruments and other documents (including guarantees and opinions of counsel) as Agent may reasonably require.

“Receivables” shall mean and include, as to each Loan Party, all of such Loan Party’s accounts (as defined in Article 9 of the Uniform Commercial Code) and all of such Loan Party’s contract rights, instruments (including those evidencing indebtedness owed to such Loan Party by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, contract rights, instruments, documents and chattel paper, and drafts and acceptances, credit card receivables and all other forms of obligations owing to such Loan Party arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.

“Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(i) hereof.

“Recipient” shall mean (a) Agent, (b) any Lender, (c) any Swing Loan Lender and (d) any Issuer, as applicable.

“Register” shall have the meaning set forth in Section 16.3(e) hereof.

“Reimbursement Obligation” shall have the meaning set forth in Section 2.14(b) hereof.

“Release” shall have the meaning set forth in Section 5.7(c)(i) hereof.

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

“Reportable ERISA Event” shall mean a reportable event described in Section 4043(c) of ERISA or the regulations promulgated thereunder (other than those for which the provision for 30 day notice to the PBGC has been waived by regulation in effect on the date hereof).

“Required Lenders” shall mean at least two (2) Lenders (not including Swing Loan Lender (in its capacity as such Swing Loan Lender) or any Defaulting Lender) holding at least fifty and one-tenth percent (50.1%) of either (a) the aggregate of (x) the Revolving Commitment Amounts of all Lenders (excluding any Defaulting Lender) and (y) outstanding principal amount of the Term Loan, or (b) after the termination of all commitments of Lenders hereunder, the sum of (x) the outstanding Revolving Advances, Swing Loans and the Term Loan, plus the Maximum Undrawn Amount of all outstanding Letters of Credit; provided, however, if there are fewer than three (3) Lenders, Required Lenders shall mean all Lenders (excluding any Defaulting Lender).

“Reserve Percentage” shall mean as of any day the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”.

“Revolving Advances” shall mean Advances other than Letters of Credit, the Term Loan and the Swing Loans.

“Revolving Commitment” shall mean, as to any Lender, the obligation of such Lender (if applicable), to make Revolving Advances and participate in Swing Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the Revolving Commitment Amount (if any) of such Lender.

“Revolving Commitment Amount” shall mean, as to any Lender, the Revolving Commitment amount (if any) set forth below such Lender’s name on the signature page hereto (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d) hereof, the Revolving Commitment Amount (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement).

“Revolving Commitment Percentage” shall mean as to any Lender, the Revolving Commitment Percentage (if any) set forth below such Lender’s name on the signature page hereof (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d) hereof, the Revolving Commitment Percentage (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement).

“Revolving Credit Note” shall mean, collectively, the promissory notes referred to in Section 2.1(a) hereof.

“Revolving Interest Rate” shall mean with respect to Revolving Advances (a) that are Domestic Rate Loans and Swing Loans, an interest rate per annum equal to the sum of the Applicable Margin plus the Alternate Base Rate and (b) that are LIBOR Rate Loans, the sum of the Applicable Margin plus the LIBOR Rate.

“Sanctioned Country” shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Parties” shall mean, collectively, Agent, Issuer, Swing Loan Lender and Lenders, together with any Affiliates of Agent or any Lender to whom any Hedge Liabilities or Cash Management Liabilities are owed, and the respective successors and permitted assigns of each of them.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Settlement” shall have the meaning set forth in Section 2.6(d) hereof.

“Settlement Date” shall have the meaning set forth in Section 2.6(d) hereof.

“Specified Accounts” shall mean the Receivables of Borrower with the payment terms and owed by the Customers listed on Schedule 1.1B.

“Specified Acquisition” shall mean the acquisition by Borrower of the assets of a rotating electrical business, as previously disclosed by Borrower to Agent.

“Specified Extended Term Receivables” shall mean the Receivables from Borrower’s Customers listed on Schedule 1.1A (as such Schedule may be supplemented in writing by Borrower from time to time with the consent of Agent), which have extended payment terms of up to 360 days from the invoice date.

“Standard & Poor’s” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Subordinated Indebtedness” shall mean Indebtedness of any Loan Party the terms of which are satisfactory to Agent and the Required Lenders and which has been expressly subordinated in right of payment to all Indebtedness of such Loan Party under the Loan Documents (a) by the execution and delivery of a subordination agreement, in form and substance satisfactory to Agent and the Required Lenders, or (b) otherwise on terms and conditions (including, without limitation, subordination provisions, payment terms, interest rates, covenants, remedies, defaults and other material terms) satisfactory to Agent and the Required Lenders.  Notwithstanding the foregoing or anything to the contrary in this Agreement, the term “Subordinated Indebtedness” shall not include loans permitted under clause (a)(iii) of the definition of Permitted Intercompany Advances.

“Subordinated Loan Documents” shall mean any agreement, instrument or document executed in connection with any Subordinated Indebtedness.

“Subsidiary” shall mean of any Person a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Subsidiary Stock” shall mean (a) with respect to the Equity Interests issued to a Loan Party by any Subsidiary (other than a Foreign Subsidiary or FSHCO), 100% of such issued and outstanding Equity Interests, and (b) with respect to any Equity Interests issued to a Loan Party by any Foreign Subsidiary or FSHCO (i) 100% of such issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956(c)(2)) and (ii) 65% of such issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)).

“Succeeding Fiscal Period” shall have the meaning set forth in Section 7.7 hereof.

“Supermajority Required Lenders” shall mean at least two (2) Lenders (not including Swing Loan Lender (in its capacity as such Swing Loan Lender) or any Defaulting Lender) holding at least sixty-six and two-thirds percent (66 2/3%) of either (a) the aggregate of (x) the Revolving Commitment Amounts of all Lenders (excluding any Defaulting Lender) and (y) outstanding principal amount of the Term Loan, or (b) after the termination of all commitments of Lenders hereunder, the sum of (x) the outstanding Revolving Advances, Swing Loans and the Term Loan, plus the Maximum Undrawn Amount of all outstanding Letters of Credit; provided, however, if there are fewer than three (3) Lenders, Supermajority Required Lenders shall mean all Lenders (excluding any Defaulting Lender).

“Swap” shall mean any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder other than (a) a swap entered into on, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Swap Obligation” shall mean any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender-Provided Interest Rate Hedge, or a Lender-Provided Foreign Currency Hedge.

“Swing Loan Lender” shall mean PNC, in its capacity as lender of the Swing Loans.

“Swing Loan Note” shall mean the promissory note described in Section 2.4(a) hereof.

“Swing Loans” shall mean the Advances made pursuant to Section 2.4 hereof.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto.

“Term” shall have the meaning set forth in Section 13.1 hereof.

“Term Loan” shall have the meaning set forth in Section 2.3(a) hereof.

“Term Loan Commitment” shall mean, as to any Lender, the obligation of such Lender (if applicable), to fund a portion of the Term Loan in an aggregate principal equal to the Term Loan Commitment Amount (if any) of such Lender.

“Term Loan Commitment Percentage” shall mean, as to any Lender, the Term Loan Commitment Percentage (if any) set forth below such Lender’s name on the signature page hereof (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d) hereof, the Term Loan Commitment Percentage (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement), as the same may be adjusted upon any assignment by or to such Lender pursuant to Section 16.3(c) or (d) hereof.

“Term Loan Commitment Amount” shall mean, as to any Lender, the term loan commitment amount (if any) set forth below such Lender’s name on the signature page hereof (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d) hereof, the term loan commitment amount (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement), as the same may be adjusted upon any assignment by or to such Lender pursuant to Section 16.3(c) or (d) hereof.

“Term Loan Rate” shall mean (a) with respect to the portion of the Term Loan that is comprised of Domestic Rate Loans, an interest rate per annum equal to the sum of the Applicable Margin plus the Alternate Base Rate and (b) with respect to the portion of the Term Loan that is comprised of LIBOR Rate Loans, the sum of the Applicable Margin plus the LIBOR Rate.

“Term Note” shall mean, collectively, the promissory notes described in Section 2.3 hereof.

“Termination Event” shall mean: (a) a Reportable ERISA Event with respect to any Pension Benefit Plan; (b) the withdrawal of any Loan Party or any member of the Controlled Group from a Pension Benefit Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, in either case, resulting in the imposition of liability on any Loan Party or any member of the Controlled Group; (c) the providing of notice of intent to terminate a Pension Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (d) the commencement of proceedings by the PBGC to terminate a Pension Benefit Plan or a Multiemployer Plan; (e) any event or condition (i) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Benefit Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; (f) the partial or complete withdrawal within the meaning of Section 4203 or 4205 of ERISA, of any Loan Party or any member of the Controlled Group from a Multiemployer Plan; (g) notice that a Multiemployer Plan is subject to Section 4245 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon any Loan Party or any member of the Controlled Group.

“Title Insurance Policy” shall mean a mortgagee’s loan policy, in form and substance reasonably satisfactory to Agent, together with all endorsements made from time to time thereto, issued by or on behalf of a title insurance company reasonably satisfactory to Agent, insuring the Lien created by a Mortgage in an amount and on terms reasonably satisfactory to Agent, delivered to Agent.

“Total Leverage Ratio” shall mean, with respect to any Person and its Subsidiaries for any period, the ratio of (a) the amount of Consolidated Funded Indebtedness of such Person and its Subsidiaries as of the end of such period to (b) Consolidated EBITDA of such Person and its Subsidiaries for such period.

“Toxic Substance” shall mean and include any material present on any Real Property which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances.  “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Trading with the Enemy Act” shall mean the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any enabling legislation or executive order relating thereto.

“Transactions” shall have the meaning set forth in Section 5.5(a) hereof.

“Transferee” shall have the meaning set forth in Section 16.3(d) hereof.

“Trigger Event” shall mean (a) the occurrence of an Event of Default pursuant to (i) Sections 10.1 or 10.7, (ii) Section 10.5(i) with respect to the failure to comply with Section 6.5, (iii) Section 10.3 related to Loan Parties’ failure to comply with required reporting covenants with Sections 9.7 or 9.8, or (z) an Event of Default under Section 10.5(i) related to Borrower’s failure to comply with Section 9.2, (b) the date on which Net Undrawn Availability is less than $15,000,000, over a period of three (3) consecutive Business Days or (c) the date on which Net Undrawn Availability is less than $7,500,000 at any time.

“Trigger Period” shall mean the period commencing on the date on which a Trigger Event occurs and ending on the date following the date on which (a) with respect to a Trigger Event occurring pursuant to clause (a) of the definition of Trigger Event, such Event of Default no longer exists or (b) with respect to a Trigger Event occurring pursuant to clauses (b) or (c) of the definition of Trigger Event, the Undrawn Availability has exceeded $18,750,000 for thirty (30) consecutive days.

“Undrawn Availability” at a particular date shall mean an amount equal to (a) the lesser of (i) the Formula Amount or (ii) the Maximum Revolving Advance Amount minus the Maximum Undrawn Amount of all outstanding Letters of Credit, minus (b) the sum of (i) the outstanding amount of Advances (other than the Maximum Undrawn Amount of all outstanding Letters of Credit and the Term Loan) plus (ii) all amounts due and owing to any Loan Party’s trade creditors which are outstanding sixty (60) days or more past their due date that are not otherwise (x) on formal extended terms which have been approved by Agent or (y) subject to a good faith dispute.

“Unfunded Capital Expenditures” shall mean, as to any Loan Party, without duplication, a Capital Expenditure funded (a) from such Loan Party’s internally generated cash flow or (b) with the proceeds of a Revolving Advance or Swing Loan.

“Uniform Commercial Code” shall have the meaning set forth in Section 1.3 hereof.

“United States” or “U.S.” shall mean the United States of America.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107‑56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 3.10(e) hereof.

“Withholding Agent” shall mean any Loan Party and Agent.

1.3.               Uniform Commercial Code Terms.  All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein.  Without limiting the foregoing, the terms “accounts”, “chattel paper” (and “electronic chattel paper” and “tangible chattel paper”), “commercial tort claims”, “deposit accounts”, “documents”, “equipment”, “financial asset”, “fixtures”, “general intangibles”, “goods”, “instruments”, “inventory”, “investment property”, “letter-of-credit rights”, “payment intangibles”, “proceeds”, “promissory note” “securities”, “software” and “supporting obligations” as and when used in the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code.  To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

1.4.               Certain Matters of Construction.  The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.  All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.  Any pronoun used shall be deemed to cover all genders.  Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa.  All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.  Unless otherwise provided, all references to any instruments or agreements to which Agent is a party, including references to any of the Other Documents, shall include any and all modifications, supplements or amendments thereto, any and all restatements or replacements thereof and any and all extensions or renewals thereof.  All references herein to the time of day shall mean the time in New York, New York.  Unless otherwise provided, all financial calculations shall be performed with Inventory valued on an average cost basis.  Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”.  A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Required Lenders.  Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent and Lenders.  Wherever the phrase “to the best of Borrower’s knowledge” or “to the best of Loan Parties’ knowledge” or words of similar import relating to the knowledge or the awareness of Borrower or any other Loan Party are used in this Agreement or Other Documents, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of any Loan Party or (ii) the knowledge that a senior officer would have obtained if he/she had engaged in a good faith and diligent performance of his/her duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of Borrower or Loan Party and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists.  In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

II.	ADVANCES, PAYMENTS.

2.1.               Revolving Advances.

(a)            Amount of Revolving Advances.  Subject to the terms and conditions set forth in this Agreement specifically including Section 2.1(b), each Lender, severally and not jointly, will make Revolving Advances to Borrower in aggregate amounts outstanding at any time equal to such Lender’s Revolving Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount, less the outstanding amount of Swing Loans, less the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit or (y) an amount equal to the sum of:

(i)              up to 85% (the “Receivables Advance Rate”) of Eligible Receivables, plus

(ii)            up to 60% of the book value of the MPA Owned Cores at Customer Locations Inventory (the “Inventory Advance Rate”); plus

(iii)           up to 90% of the appraised net orderly liquidation value of Eligible Rotating Electrical and Automotive (undercar) Domestic, Mexican and Canadian Inventory (as evidenced by an Inventory appraisal satisfactory to Agent in its sole discretion exercised in good faith) (the “Inventory NOLV Advance Rate”, together with the Inventory Advance Rate and the Receivables Advance Rate, collectively, the “Advance Rates”), minus

(iv)          the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, minus

(v)            such reserves, including, without limitation, Freight and Duty Reserves as Agent in its Permitted Discretion may reasonably deem proper and necessary from time to time.

The amount derived from the sum of (x) Sections 2.1(a)(y)(i), (ii) and (iii) minus (y) Sections 2.1(a)(y)(iv) and (v) at any time and from time to time shall be referred to as the “Formula Amount”.  The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Note”) substantially in the form attached hereto as Exhibit 2.1(a).  Notwithstanding anything to the contrary contained in the foregoing or otherwise in this Agreement, the outstanding aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding shall not exceed an amount equal to the lesser of (i) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit or (ii) the Formula Amount.

(b)           Discretionary Rights.  The Advance Rates may be increased or decreased by Agent at any time and from time to time in the exercise of its Permitted Discretion.  Prior to the occurrence of an Event of Default or Default, Agent shall give Borrower five (5) days prior written notice of its intention to decrease the Advance Rates.  The rights of Agent under this subsection are subject to the provisions of Section 16.2(b).

(c)           Eligible Mexican Inventory.   Outstanding Advances against Eligible Inventory that is located in Mexico shall be limited to $25,000,000 in the aggregate.

2.2.               Procedures for Requesting Revolving Advances; Procedures for Selection of Applicable Interest Rates for All Advances.

(a)           Borrower may notify Agent prior to 1:00 p.m. on a Business Day of Borrower’s request to incur, on that day, a Revolving Advance hereunder.   Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other Loan Document, or with respect to any Obligation under the Loan Documents, become due, same shall be deemed a request for a Revolving Advance maintained as a Domestic Rate Loan as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation, and such request shall be irrevocable.

(b)           Notwithstanding the provisions of subsection (a) above, in the event Borrower desires to obtain a LIBOR Rate Loan for any Advance (other than a Swing Loan), Borrower shall give Agent written notice by no later than 1:00 p.m. on the day which is three (3) Business Days prior to the date such LIBOR Rate Loan is to be borrowed, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount of such Advance to be borrowed, which amount shall be in a minimum amount of $500,000 and in integral multiples of $100,000 thereafter, and (iii) the duration of the first Interest Period therefor.  Interest Periods for LIBOR Rate Loans shall be for one, two or three or six months; provided that, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day.  No LIBOR Rate Loan shall be made available to Borrower during the continuance of a Default or an Event of Default.  After giving effect to each requested LIBOR Rate Loan, including those which are converted from a Domestic Rate Loan under Section 2.2(e), there shall not be outstanding more than six (6) LIBOR Rate Loans, in the aggregate.

(c)           Each Interest Period of a LIBOR Rate Loan shall commence on the date such LIBOR Rate Loan is made and shall end on such date as Borrower may elect as set forth in subsection (b)(iii) above, provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term.

(d)            Borrower shall elect the initial Interest Period applicable to a LIBOR Rate Loan by its notice of borrowing given to Agent pursuant to Section 2.2(b) or by its notice of conversion given to Agent pursuant to Section 2.2(e), as the case may be.  Borrower shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not later than 1:00 p.m. on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such LIBOR Rate Loan.  If Agent does not receive timely notice of the Interest Period elected by Borrower, Borrower shall be deemed to have elected to convert such LIBOR Rate Loan to a Domestic Rate Loan subject to Section 2.2(e) below.

(e)           Provided that no Default or Event of Default shall have occurred and be continuing, Borrower may, on the last Business Day of the then current Interest Period applicable to any outstanding LIBOR Rate Loan, or on any Business Day with respect to Domestic Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a LIBOR Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such LIBOR Rate Loan.  If Borrower desires to convert a loan, Borrower shall give Agent written notice by no later than 10:00 a.m. (i) on the day which is three (3) Business Days prior to the date on which such conversion is to occur with respect to a conversion from a Domestic Rate Loan to a LIBOR Rate Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur (which date shall be the last Business Day of the Interest Period for the applicable LIBOR Rate Loan) with respect to a conversion from a LIBOR Rate Loan to a Domestic Rate Loan, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is to a LIBOR Rate Loan, the duration of the first Interest Period therefor.

(f)            At its option and upon written notice given prior to 10:00 a.m. at least three (3) Business Days (or one (1) Business Day in the case of Advances which are Domestic Rate Loans) prior to the date of such prepayment, Borrower may, subject to Section 2.2(g) hereof, prepay the Advances in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment.  Borrower shall specify (i) the date of prepayment of Advances (ii) identify which Advances are LIBOR Rate Loans and which are Domestic Rate Loans and (iii) the amount of such prepayment.  In the event that any prepayment of a LIBOR Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, Borrower shall indemnify Agent and Lenders therefor in accordance with Section 2.2(g) hereof.

(g)           Each Loan Party shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all losses or expenses that Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default a by Borrower in the payment of the principal of or interest on any LIBOR Rate Loan or failure by Borrower to complete a borrowing of, a prepayment of or conversion of or to a LIBOR Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Agent or Lenders to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder.  A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrower shall be conclusive absent manifest error.

(h)           Notwithstanding any other provision hereof (but to the extent not duplicative of Section 3.8(c)), if any Applicable Law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, including without limitation any Change in Law, shall make it unlawful for Lenders or any Lender (for purposes of this subsection (h), the term “Lender” shall include any Lender and the office or branch where any Lender or any Person controlling such Lender makes or maintains any LIBOR Rate Loans) to make or maintain its LIBOR Rate Loans, the obligation of Lenders (or such affected Lender) to make LIBOR Rate Loans hereunder shall forthwith be cancelled and Borrower shall, if any affected LIBOR Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected LIBOR Rate Loans or convert such affected LIBOR Rate Loans into loans of another type.  If any such payment or conversion of any LIBOR Rate Loan is made on a day that is not the last day of the Interest Period applicable to such LIBOR Rate Loan, Borrower shall pay Agent, upon Agent’s request, such amount or amounts set forth in clause (g) above.  A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to Borrower shall be conclusive absent manifest error.

2.3.               Term Loans.  Subject to the terms and conditions of this Agreement, each Lender, severally and not jointly, will make a term loan to Borrower in the amount equal to such Lender’s Term Loan Commitment Percentage of $25,000,000 (the “Term Loan”).  The Term Loan shall be advanced on the Closing Date and shall be, with respect to principal, payable as follows, subject to acceleration upon the occurrence of an Event of Default under this Agreement or termination of this Agreement: eighteen (18) consecutive quarterly installments each in the amount of $781,250 commencing October 1, 2015 and continuing on the first Business Day of each quarter thereafter followed by a final payment of all unpaid principal, accrued and unpaid interest and all unpaid fees and expenses on the last day of the Term.

The Term Loan shall be evidenced by one or more secured promissory notes (collectively, the “Term Note”) in substantially the form attached hereto as Exhibit 2.3(a).  The Term Loan may consist of Domestic Rate Loans or LIBOR Rate Loans, or a combination thereof, as Borrower may request; and in the event that Borrower desires to obtain or extend any portion of the Term Loan as a LIBOR Rate Loan or to convert any portion of the Term Loan from a Domestic Rate Loan to a LIBOR Rate Loan, Borrower shall comply with the notification requirements set forth in Sections 2.2(b) and/or (e) and the provisions of Sections 2.2(b) through (h) shall apply.

2.4.               Swing Loans.

(a)           Subject to the terms and conditions set forth in this Agreement, and in order to minimize the transfer of funds between Lenders and Agent for administrative convenience, Agent, Lenders holding Revolving Commitments and Swing Loan Lender agree that in order to facilitate the administration of this Agreement, Swing Loan Lender may, at its election and option made in its sole discretion and cancelable at any time for any reason whatsoever, make swing loan advances (“Swing Loans”) available to Borrower as provided for in this Section 2.4 at any time or from time to time after the date hereof to, but not including, the expiration of the Term, in a minimum amount of $100,000 and in integral multiples of $50,000 thereafter and in an aggregate principal amount up to but not in excess of the Maximum Swing Loan Advance Amount; provided that the outstanding aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding shall not exceed an amount equal to the lesser of (i) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit or (ii) the Formula Amount.  All Swing Loans shall be Domestic Rate Loans only.  Borrower may borrow (at the option and election of Swing Loan Lender), repay and reborrow (at the option and election of Swing Loan Lender) Swing Loans and Swing Loan Lender may make Swing Loans as provided in this Section 2.4 during the period between Settlement Dates.  All Swing Loans shall be evidenced by a secured promissory note (the “Swing Loan Note”) substantially in the form attached hereto as Exhibit 2.4(a).  Swing Loan Lender’s agreement to make Swing Loans under this Agreement is cancelable at any time for any reason whatsoever and the making of Swing Loans by Swing Loan Lender from time to time shall not create any duty or obligation, or establish any course of conduct, pursuant to which Swing Loan Lender shall thereafter be obligated to make Swing Loans in the future.

(b)           Upon either (i) any request by Borrower for a Revolving Advance that is a Domestic Rate Loan made pursuant to Section 2.2(a) hereof or (ii) the occurrence of any deemed request by Borrower for a Revolving Advance that is a Domestic Rate Loan pursuant to the provisions of the last sentence of Section 2.2(a) hereof, Swing Loan Lender may elect, in its sole discretion, to have such request or deemed request treated as a request for a Swing Loan, and may advance same day funds to Borrower as a Swing Loan; provided that notwithstanding anything to the contrary provided for herein, Swing Loan Lender may not make Swing Loan Advances if Swing Loan Lender has been notified by Agent or by Required Lenders that one or more of the applicable conditions set forth in Section 8.2 of this Agreement have not been satisfied or the Revolving Commitments have been terminated for any reason.

(c)           Each Swing Loan shall be made upon Borrower’s notice to the Swing Loan Lender and the Agent in the form of a written notice, signed by an officer of Borrower.  Each such notice must be received by the Swing Loan Lender and the Agent not later than 11:00 a.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed and (ii) the requested borrowing date, which shall be a Business Day.  Promptly after receipt by the Swing Line Lender of any notice, the Swing Loan Lender will confirm with the Agent (by telephone or in writing) that the Agent has also received such notice and, if not, the Swing Loan Lender will notify the Agent (by telephone or in writing) of the contents thereof.  The Swing Loan Lender will, not later than 3:00 p.m. on the borrowing date specified in such notice, make the amount of the Swing Loan available to Borrower at its office by crediting the account of Borrower on the books of the Swing Loan Lender in immediately available funds..

(d)           Upon the making of a Swing Loan (whether before or after the occurrence of a Default or an Event of Default and regardless of whether a Settlement has been requested with respect to such Swing Loan), each Lender holding a Revolving Commitment shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from Swing Loan Lender, without recourse or warranty, an undivided interest and participation in such Swing Loan in proportion to its Revolving Commitment Percentage.  Swing Loan Lender or Agent may, at any time, require the Lenders holding Revolving Commitments to fund such participations by means of a Settlement as provided for in Section 2.6(d) below.  From and after the date, if any, on which any Lender holding a Revolving Commitment is required to fund, and funds, its participation in any Swing Loans purchased hereunder, Agent shall promptly distribute to such Lender its Revolving Commitment Percentage of all payments of principal and interest and all proceeds of Collateral received by Agent in respect of such Swing Loan; provided that no Lender holding a Revolving Commitment shall be obligated in any event to make Revolving Advances in an amount in excess of its Revolving Commitment Amount minus its Participation Commitment (taking into account any reallocations under Section 2.22) of the Maximum Undrawn Amount of all outstanding Letters of Credit.

2.5.              Disbursement of Advance Proceeds.  All Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of Loan Parties to Agent or Lenders, shall be charged to Borrower’s Account on Agent’s books.  The proceeds of each Revolving Advance or Swing Loan requested by Borrower or deemed to have been requested by Borrower under Sections 2.2(a), 2.6(b) or 2.14 hereof shall, (i) with respect to requested Revolving Advances, to the extent Lenders make such Revolving Advances in accordance with Section 2.2(a), 2.6(b) or 2.14 hereof, and with respect to Swing Loans made upon any request by Borrower for a Revolving Advance to the extent Swing Loan Lender makes such Swing Loan in accordance with Section 2.4(c) hereof, be made available the applicable to Borrower on the day so requested by way of credit to Borrower’s operating account at PNC, or such other bank as Borrower may designate following notification to Agent, in immediately available federal funds or other immediately available funds or, (ii) with respect to Revolving Advances deemed to have been requested by Borrower or Swing Loans made upon any deemed request for a Revolving Advance by Borrower, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request.  During the Term, Borrower may use the Revolving Advances and Swing Loans by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof.

2.6.               Making and Settlement of Advances.

(a)           Each borrowing of Revolving Advances shall be advanced according to the applicable Revolving Commitment Percentages of Lenders holding the Revolving Commitments (subject to any contrary terms of Section 2.22).  The Term Loan shall be advanced according to the applicable Term Loan Commitment Percentages of Lenders holding the Term Loan Commitments.  Each borrowing of Swing Loans shall be advanced by Swing Loan Lender alone.

(b)           Promptly after receipt by Agent of a request or a deemed request for a Revolving Advance pursuant to Section 2.2(a) and, with respect to Revolving Advances, to the extent Agent elects not to provide a Swing Loan or the making of a Swing Loan would result in the aggregate amount of all outstanding Swing Loans exceeding the maximum amount permitted in Section 2.4(a), Agent shall notify Lenders holding the Revolving Commitments of its receipt of such request specifying the information provided by Borrower and the apportionment among Lenders of the requested Revolving Advance, as determined by Agent in accordance with the terms hereof.  Each Lender shall remit the principal amount of each Revolving Advance to Agent such that Agent is able to, and Agent shall, to the extent the applicable Lenders have made funds available to it for such purpose and subject to Section 8.2, fund such Revolving Advance to Borrower in Dollars and immediately available funds at the Payment Office prior to the close of business, on the applicable borrowing date; provided that if any applicable Lender fails to remit such funds to Agent in a timely manner, Agent may elect in its sole discretion to fund with its own funds the Revolving Advance of such Lender on such borrowing date, and such Lender shall be subject to the repayment obligation in Section 2.6(c) hereof.

(c)           Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender holding a Revolving Commitment that such Lender will not make the amount which would constitute its applicable Revolving Commitment Percentage of the requested Revolving Advance available to Agent, Agent may (but shall not be obligated to) assume that such Lender has made such amount available to Agent on such date in accordance with Section 2.6(b) and may, in reliance upon such assumption, make available to Borrower a corresponding amount.  Agent will promptly notify Borrower of its receipt of any such notice from a Lender.  In such event, if a Lender has not in fact made its applicable Revolving Commitment Percentage of the requested Revolving Advance, available to Agent, then the applicable Lender and Borrower severally agree to pay to Agent on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower through but excluding the date of payment to Agent, at (i) in the case of a payment to be made by such Lender, the greater of (A) (x) the daily average Federal Funds Effective Rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (y) such amount or (B) a rate determined by Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by Borrower, the Revolving Interest Rate for Revolving Advances that are Domestic Rate Loans.  If such Lender pays its share of the applicable Revolving Advance to Agent, then the amount so paid shall constitute such Lender’s Revolving Advance.  Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender holding a Revolving Commitment that shall have failed to make such payment to Agent.  A certificate of Agent submitted to any Lender or Borrower with respect to any amounts owing under this paragraph (c) shall be conclusive, in the absence of manifest error.

(d)           Agent, on behalf of Swing Loan Lender, shall demand settlement (a “Settlement”) of all or any Swing Loans with Lenders holding the Revolving Commitments on at least a weekly basis, or on any more frequent date that Agent elects or that Swing Loan Lender at its option exercisable for any reason whatsoever may request, by notifying Lenders holding the Revolving Commitments of such requested Settlement by facsimile, telephonic or electronic transmission no later than 2:00 p.m. on the date of such requested Settlement (the “Settlement Date”).  Subject to any contrary provisions of Section 2.22, each Lender holding a Revolving Commitment shall transfer the amount of such Lender’s Revolving Commitment Percentage of the outstanding principal amount (plus interest accrued thereon to the extent requested by Agent) of the applicable Swing Loan with respect to which Settlement is requested by Agent, to such account of Agent as Agent may designate not later than 4:00 p.m. on such Settlement Date if requested by Agent by 2:00 p.m., otherwise not later than 4:00 p.m. on the next Business Day.  Settlements may occur at any time notwithstanding that the conditions precedent to making Revolving Advances set forth in Section 8.2 have not been satisfied or the Revolving Commitments shall have otherwise been terminated at such time.  All amounts so transferred to Agent shall be applied against the amount of outstanding Swing Loans and, when so applied shall constitute Revolving Advances of such Lenders accruing interest as Domestic Rate Loans.  If any such amount is not transferred to Agent by any Lender holding a Revolving Commitment on such Settlement Date, Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.6(c).

(e)           If any Lender or Participant (a “Benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.  Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral.

2.7.              Maximum Advances.  The aggregate balance of Revolving Advances plus Swing Loans outstanding at any time shall not exceed the lesser of (a) the Maximum Revolving Advance Amount less the aggregate Maximum Undrawn Amount of all issued and outstanding Letters of Credit or (b) the Formula Amount.

2.8.               Manner and Repayment of Advances.

(a)           The Revolving Advances and Swing Loans shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided.  The Term Loan shall be due and payable as provided in Section 2.3(a) hereof and shall be due and payable in full on the last day of the Term, subject to mandatory prepayments as herein provided.  Notwithstanding the foregoing, all Advances shall be subject to earlier repayment upon (x) acceleration upon the occurrence of an Event of Default under this Agreement or (y) termination of this Agreement.  Each payment (including, subject to any contrary provisions in Section 2.20, each prepayment) by Borrower on account of the principal of and interest on the Advances (other than the Term Loan) shall be applied, first to the outstanding Swing Loans and next, pro rata according to the applicable Revolving Commitment Percentages of Lenders, to the outstanding Revolving Advances (subject to any contrary provisions of Section 2.22).  Each payment (including, subject to any contrary provisions in Section 2.20, each prepayment) by Borrower on account of the principal of and interest on the Term Loan shall be applied to the Term Loan pro rata according to the Term Loan Commitment Percentages of Lenders.

(b)           Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received by Agent.  Agent shall conditionally credit Borrower’s Account for each item of payment on the next Business Day after the Business Day on which such item of payment is received by Agent (and the Business Day on which each such item of payment is so credited shall be referred to, with respect to such item, as the “Application Date”).  Agent is not, however, required to credit Borrower’s Account for the amount of any item of payment which is unsatisfactory to Agent and Agent may charge Borrower’s Account for the amount of any item of payment which is returned, for any reason whatsoever, to Agent unpaid.  Subject to the foregoing, Borrower agrees that for purposes of computing the interest charges under this Agreement, each item of payment received by Agent shall be deemed applied by Agent on account of the Obligations on its respective Application Date.  All proceeds received by Agent shall be applied to the Obligations in accordance with Section 4.8(h).

(c)           Except as expressly provided herein, all payments (including prepayments) of principal, interest and other amounts payable hereunder and under the other Loan Documents to be made by Borrower shall be made to Agent on behalf of Lenders to the Payment Office, in each case not later than 1:00 p.m. on the due date therefor, in Dollars in federal funds or other immediately available funds and without deduction, setoff or counterclaim.  Agent shall have the right to effectuate payment of any and all Obligations due and owing hereunder by charging Borrower’s Account or by making Advances as provided in Section 2.2 hereof.

2.9.               Repayment of Excess Advances.  If at any time the aggregate balance of outstanding Revolving Advances, Swing Loans and/or Advances taken as a whole exceeds the maximum amount of Revolving Advances, Swing Loans and/or Advances taken as a whole permitted hereunder, such excess Advances shall be due and payable at the Payment Office, within one (1) Business Day of demand.

2.10.            Statement of Account.  Agent shall maintain, in accordance with its customary procedures, a loan account (“Borrower’s Account”) in the name of Borrower in which shall be recorded the date and amount of each Advance made by Agent or Lenders and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent or any Lender.  Each month, Agent shall send to Borrower a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Agent, Lenders and Borrower during such month.  The monthly statements shall be deemed correct and binding upon Borrower in the absence of manifest error and shall constitute an account stated between Lenders and Borrower unless Agent receives a written statement of Borrower’s specific exceptions thereto within thirty (30) days after such statement is received by Borrower.  The records of Agent with respect to Borrower’s Account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.11.            Letters of Credit.

(a)           Subject to the terms and conditions hereof, Issuer shall issue or cause the issuance of standby and/or trade letters of credit denominated in Dollars (“Letters of Credit”) for the account of Borrower except to the extent that the issuance thereof would then cause the sum of (i) the outstanding Revolving Advances plus (ii) the outstanding Swing Loans, plus (iii) the Maximum Undrawn Amount of all outstanding Letters of Credit, plus (iv) the Maximum Undrawn Amount of the Letter of Credit to be issued to exceed the lesser of (x) the Maximum Revolving Advance Amount or (y) the Formula Amount (calculated without giving effect to the deductions provided for in Section 2.1(a)(y)(iv)).  The Maximum Undrawn Amount of all outstanding Letters of Credit shall not exceed in the aggregate at any time the Letter of Credit Sublimit.  All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans consisting of Revolving Advances and shall bear interest at the Revolving Interest Rate for Domestic Rate Loans.  Letters of Credit that have not been drawn upon shall not bear interest (but fees shall accrue in respect of outstanding Letters of Credit as provided in Section 3.2 hereof).  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(b)           Notwithstanding any provision of this Agreement, Issuer shall not be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Body or arbitrator shall by its terms purport to enjoin or restrain  Issuer from issuing any Letter of Credit, or any Applicable Law applicable to Issuer or any request or directive (whether or not having the force of law) from any Governmental Body with jurisdiction over Issuer shall prohibit, or request that Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which Issuer is not otherwise compensated hereunder) not in effect on the date of this Agreement, or shall impose upon Issuer any unreimbursed loss, cost or expense which was not applicable on the date of this Agreement, and which Issuer in good faith deems material to it, or (ii) the issuance of the Letter of Credit would violate one or more policies of Issuer applicable to letters of credit generally.

2.12.            Issuance of Letters of Credit.

(a)           Borrower, may request Issuer to issue or cause the issuance of a Letter of Credit by delivering to Issuer, with a copy to Agent at the Payment Office, prior to 10:00 a.m., at least five (5) Business Days prior to the proposed date of issuance, such Issuer’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Agent and Issuer; and, such other certificates, documents and other papers and information as Agent or Issuer may reasonably request.  Borrower shall also have the right to give instructions with respect to any application and the disposition of documents that conform with the terms of the applicable letter of credit.  Issuer shall not issue any requested Letter of Credit if such Issuer has received notice from Agent or any Lender that one or more of the applicable conditions set forth in Section 8.2 of this Agreement have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason.

(b)           Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, other written demands for payment, or acceptances of usance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance and in no event later than five (5) Business Days prior to the last day of the Term.  Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued (the “UCP”) or the International Standby Practices (International Chamber of Commerce Publication Number 590) (the “ISP98 Rules”), or any subsequent revision thereof at the time a standby Letter of Credit is issued, as determined by Issuer, and each trade Letter of Credit shall be subject to the UCP. In addition, no trade Letter of Credit may permit the presentation of an ocean bill of lading that includes a condition that the original bill of lading is not required to claim the goods shipped thereunder.

(c)           Agent shall use its reasonable efforts to notify Lenders of the request by Borrower for a Letter of Credit hereunder.

2.13.            Requirements For Issuance of Letters of Credit.

(a)           Borrower shall authorize and direct any Issuer to name Borrower as the “Applicant” or “Account Party” of each Letter of Credit.  If Agent is not the Issuer of any Letter of Credit, Borrower shall authorize and direct Issuer to deliver to Agent all instruments, documents, and other writings and property received by Issuer pursuant to the Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit, the application therefor.

(b)           In connection with all trade Letters of Credit issued or caused to be issued by Issuer under this Agreement, Borrower hereby appoints Issuer, or its designee, as its attorney, with full power and authority if an Event of Default shall have occurred: (i) to sign and/or endorse Borrower’s name upon any warehouse or other receipts, and acceptances; (ii) to sign Borrower’s name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department (“Customs”) in the name of Borrower or Issuer or Issuer’s designee, and to sign and deliver to Customs officials powers of attorney in the name of Borrower for such purpose; and (iv) to complete in Borrower’s name or Issuer’s, or in the name of Issuer’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof.  Neither Agent, Issuer nor their attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Agent’s, Issuer’s or their respective attorney’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable judgment).  This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

2.14.            Disbursements, Reimbursement.

(a)           Immediately upon the issuance of each Letter of Credit, each Lender holding a Revolving Commitment shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Issuer a participation in each Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Revolving Commitment Percentage of the Maximum Undrawn Amount of such Letter of Credit (as in effect from time to time) and the amount of such drawing, respectively.

(b)           In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, Issuer will promptly notify Agent and Borrower.  Regardless of whether Borrower shall have received such notice, Borrower shall reimburse (such obligation to reimburse Issuer shall sometimes be referred to as a “Reimbursement Obligation”) Issuer prior to 12:00 Noon, on each date that an amount is paid by Issuer under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by Issuer.  In the event Borrower fail to reimburse Issuer for the full amount of any drawing under any Letter of Credit by 12:00 Noon, on the Drawing Date, Issuer will promptly notify Agent and each Lender holding a Revolving Commitment thereof, and Borrower shall be automatically deemed to have requested that a Revolving Advance maintained as a Domestic Rate Loan be made by Lenders to be disbursed on the Drawing Date under such Letter of Credit, and Lenders holding the Revolving Commitments shall be unconditionally obligated to fund such Revolving Advance (all whether or not the conditions specified in Section 8.2 are then satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason) as provided for in Section 2.14(c) immediately below.  Any notice given by Issuer pursuant to this Section 2.14(b) may be oral if promptly confirmed in writing; provided that the lack of such a confirmation shall not affect the conclusiveness or binding effect of such notice.

(c)           Each Lender holding a Revolving Commitment shall upon any notice pursuant to Section 2.14(b) make available to Issuer through Agent at the Payment Office an amount in immediately available funds equal to its Revolving Commitment Percentage (subject to any contrary provisions of Section 2.22) of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.14(d)) each be deemed to have made a Revolving Advance maintained as a Domestic Rate Loan to Borrower in that amount.  If any Lender holding a Revolving Commitment so notified fails to make available to Agent, for the benefit of Issuer, the amount of such Lender’s Revolving Commitment Percentage of such amount by 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Advances maintained as a Domestic Rate Loan on and after the fourth day following the Drawing Date.  Agent and Issuer will promptly give notice of the occurrence of the Drawing Date, but failure of Agent or Issuer to give any such notice on the Drawing Date or in sufficient time to enable any Lender holding a Revolving Commitment to effect such payment on such date shall not relieve such Lender from its obligations under this Section 2.14(c); provided that such Lender shall not be obligated to pay interest as provided in Section 2.14(c)(i) and (ii) until and commencing from the date of receipt of notice from Agent or Issuer of a drawing.

(d)           With respect to any unreimbursed drawing that is not converted into a Revolving Advance maintained as a Domestic Rate Loan to Borrower in whole or in part as contemplated by Section 2.14(b), because of Borrower’s failure to satisfy the conditions set forth in Section 8.2 hereof (other than any notice requirements) or for any other reason, Borrower shall be deemed to have incurred from Agent a borrowing (each, a “Letter of Credit Borrowing”) in the amount of such drawing.  Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a Revolving Advance maintained as a Domestic Rate Loan.  Each applicable Lender’s payment to Agent pursuant to Section 2.14(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its Participation Commitment in respect of the applicable Letter of Credit under this Section 2.14.

(e)            Each applicable Lender’s Participation Commitment in respect of the Letters of Credit shall continue until the last to occur of any of the following events: (x) Issuer ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncancelled; and (z) all Persons (other than Borrower) have been fully reimbursed for all payments made under or relating to Letters of Credit.

2.15.            Repayment of Participation Advances.

(a)           Upon (and only upon) receipt by Agent for the account of Issuer of immediately available funds from Borrower (i) in reimbursement of any payment made by Issuer or Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to Agent, or (ii) in payment of interest on such a payment made by Issuer or Agent under such a Letter of Credit, Agent will pay to each Lender holding a Revolving Commitment, in the same funds as those received by Agent, the amount of such Lender’s Revolving Commitment Percentage of such funds, except Agent shall retain the amount of the Revolving Commitment Percentage of such funds of any Lender holding a Revolving Commitment that did not make a Participation Advance in respect of such payment by Agent (and, to the extent that any of the other Lender(s) holding the Revolving Commitment have funded any portion such Defaulting Lender’s Participation Advance in accordance with the provisions of Section 2.22, Agent will pay over to such Non-Defaulting Lenders a pro rata portion of the funds so withheld from such Defaulting Lender).

(b)           If Issuer or Agent is required at any time to return to Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by Borrower to Issuer or Agent pursuant to Section 2.15(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each applicable Lender shall, on demand of Agent, forthwith return to Issuer or Agent the amount of its Revolving Commitment Percentage of any amounts so returned by Issuer or Agent plus interest at the Federal Funds Effective Rate.

2.16.            Documentation.  Borrower agrees to be bound by the terms of the Letter of Credit Application and by Issuer’s interpretations of any Letter of Credit issued on behalf of Borrower and by Issuer’s written regulations and customary practices relating to letters of credit, though Issuer’s interpretations may be different from Borrower’s own.  In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern.  It is understood and agreed that, except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), Issuer shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.17.            Determination to Honor Drawing Request.  In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, Issuer shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

2.18.            Nature of Participation and Reimbursement Obligations.  The obligation of each Lender holding a Revolving Commitment in accordance with this Agreement to make the Revolving Advances or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of Borrower to reimburse Issuer upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.18 under all circumstances, including the following circumstances:

(i)            any set-off, counterclaim, recoupment, defense or other right which such Lender or Borrower, as the case may be, may have against Issuer, Agent, Borrower or any Lender, as the case may be, or any other Person for any reason whatsoever;

(ii)           the failure of Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of Lenders to make Participation Advances under Section 2.14;

(iii)         any lack of validity or enforceability of any Letter of Credit;

(iv)         any claim of breach of warranty that might be made by Borrower, Agent, Issuer or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross-claim, defense or other right which Borrower, Agent, Issuer or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or assignee of the proceeds thereof (or any Persons for whom any such transferee or assignee may be acting), Issuer, Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower or any Subsidiaries of Borrower and the beneficiary for which any Letter of Credit was procured);

(v)          the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if Issuer or any of Issuer’s Affiliates has been notified thereof;

(vi)         payment by Issuer under any Letter of Credit against presentation of a demand, draft or certificate or other document which is forged or does not fully comply with the terms of such Letter of Credit (provided that the foregoing shall not excuse Issuer from any obligation under the terms of any applicable Letter of Credit to require the presentation of documents that on their face appear to satisfy any applicable requirements for drawing under such Letter of Credit prior to honoring or paying any such draw);

(vii)       the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii)      any failure by Issuer or any of Issuer’s Affiliates to issue any Letter of Credit in the form requested by Borrower, unless Agent and Issuer have each received written notice from Borrower of such failure within three (3) Business Days after Issuer shall have furnished Agent and Borrower a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix)          the occurrence of any Material Adverse Effect;

(x)           any breach of this Agreement or any Other Document by any party thereto;

(xi)          the occurrence or continuance of an insolvency proceeding with respect to any Loan Party;

(xii)        the fact that a Default or an Event of Default shall have occurred and be continuing;

(xiii)       the fact that the Term shall have expired or this Agreement or the obligations of Lenders to make Advances have been terminated; and

(xiv)      any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

Nothing contained in this Section 2.18 shall be deemed to relieve the Issuer or the Agent from liability on any claim by any Loan Party for the gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) of the Issuer in respect of honoring or failing to honor any drawing under any Letter of Credit or otherwise in respect of any Letter of Credit, but any such claim may not be used as a defense to Borrower’s obligation to reimburse the Issuer for any such drawing.

2.19.            Liability for Acts and Omissions.

(a)            As between Borrower and Issuer, Swing Loan Lender, Agent and Lenders, Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, Issuer shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Issuer or any of its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuer, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of Issuer’s rights or powers hereunder.  Nothing in the preceding sentence shall relieve Issuer from liability for Issuer’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence.  In no event shall Issuer or Issuer’s Affiliates be liable to Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

(b)            Without limiting the generality of the foregoing, Issuer and each of its Affiliates:  (i) may rely on any oral or other communication believed in good faith by Issuer or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by Issuer or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on Issuer or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a steamship agent or carrier or any document or instrument of like import (each, an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

(c)            In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Issuer under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put Issuer under any resulting liability to Borrower, Agent or any Lender.

2.20.            Prepayments.

(a)            Mandatory Prepayments.

(i)             If Borrower or any of its Subsidiaries disposes of any property (other than any Disposition of any property permitted by clauses (a) – (h) Section 7.6) which results in the realization by such Person of Net Cash Proceeds in excess of $500,000, Borrower shall prepay an aggregate principal amount of Advances equal to 100% of such Net Cash Proceeds not later than three (3) Business Days after receipt thereof by such Person; provided, that with respect to any Net Cash Proceeds realized under a Disposition described in this Section 2.20(a)(i), at the election of Borrower (as notified by Borrower to the Agent on or prior to the date of the required payment under this Section 2.20(a)(i)), and so long as no Default or Event of Default shall have occurred and be continuing, Borrower or such Subsidiary may reinvest such Net Cash Proceeds for Permitted Acquisitions after the Closing Date or in fixed assets so long as Borrower or one of its Subsidiaries has committed to make such Permitted Acquisition or reinvestment within 180 days of the receipt of such Net Cash Proceeds and such Permitted Acquisition or reinvestment is made within 360 days after the receipt of such Net Cash Proceeds; and provided further, however, that any Net Cash Proceeds not so reinvested shall be immediately applied to the prepayment of the Advances as set forth in this Section.  Such repayments shall be applied first, to the scheduled principal payments of the Term Loan on a pro rata basis, second, on a pro rata basis to the Letter of Credit Borrowings and the Swing Loans, third, on a pro rata basis to the outstanding Revolving Advances (it being understood that there is no corresponding reduction to the Revolving Commitments), fourth, to Cash Collateralize the Maximum Undrawn Amount of the L/C Obligations and fifth, the amount remaining, if any, after the prepayment in full of all Letter of Credit Borrowings, Swing Loans and Revolving Advances outstanding at such time and the Cash Collateralization of the Maximum Undrawn Amount in full may be retained by Borrower for use in the ordinary course of its business).

(ii)            In the event of any issuance or other incurrence of Indebtedness (other than Permitted Indebtedness) by Loan Parties by any Loan Party, Borrower shall prepay an aggregate principal amount of Advances equal to 100% of such Net Cash Proceeds not later than three (3) Business Days after receipt thereof by such Person.  Such repayments will be applied in the same manner as set forth in Section 2.20(a)(i) hereof.

(iii)            All proceeds received by Borrower or Agent under any insurance policy on account of any Insurance and Condemnation Event shall be applied in accordance with Section 6.6 hereof.

(b)            Voluntary Term Loan Prepayment.  At any time and from time to time, Borrower may prepay the Term Loan, without premium or penalty, on any Business Day in whole or in part with respect to the portion of the Term Loan that is comprised of (i) Domestic Rate Loans, in an aggregate amount of $1,000,000 and (ii) LIBOR Rate Loans, in an aggregate amount of $1,000,000.  All such prepayments shall be made (i) upon not less than one (1) Business Day’s prior written notice in the case of Domestic Rate Loans and (ii) upon not upon not less than three (3) Business Days’ prior written notice in the case of LIBOR Rate Loans; in each case given to Agent on the date required.  Upon the giving of such notice, the principal amount of the Term Loan specified in such notice shall become due and payable on the prepayment date specified therein; provided that a notice of prepayment delivered by Borrower hereunder may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of another transaction, the proceeds of which will be used to prepay any Term Loans, in which case such termination may be conditional upon the effectiveness of such other credit facilities or the closing of such other transaction.  Any such voluntary prepayment will be applied as specified in Section 2.20(a)(i).

(c)            Voluntary Reductions in Revolving Commitments.  At such time as the Term Loan has been indefeasibly prepaid in full in cash, Borrower may reduce the Maximum Revolving Advance Amount to an amount not less than the sum of (A) the aggregate unpaid principal amount of all Revolving Advances then outstanding, (B) the aggregate principal amount of all Swing Loans then outstanding, (C) the Maximum Undrawn Amount at such time and (D) the stated amount of all Letters of Credit not yet issued as to which a request has been made and not withdrawn; provided that in no event shall Borrower be permitted to reduce the Maximum Revolving Advance Amount to an amount less than $20,000,000 (other than the permanent reduction of the Maximum Revolving Advance Amount to zero).  Upon the giving of a notice of reduction in the Maximum Revolving Advance Amount, the Maximum Revolving Advance Amount will be reduced to the amount specified in such notice; provided that a notice of reduction delivered by Borrower hereunder may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of another transaction, the proceeds of which will be used to prepay any outstanding Advances, in which case such termination may be conditional upon the effectiveness of such other credit facilities or the closing of such other transaction.

2.21.            Use of Proceeds.

Borrower shall apply the proceeds of Advances to (i) repay the Existing Indebtedness, (ii) pay fees and expenses relating to the Transactions, (iii) provide for its general corporate needs, including working capital requirements, Capital Expenditures, Permitted Acquisitions and Permitted Dividends and Stock Buybacks, in each case, to the extent permitted herein and (iv) reimburse drawings under Letters of Credit.  Borrower shall not use the proceeds of any Revolving Advance to prepay the Term Loan.  Without limiting the generality of the foregoing, neither the Loan Parties nor any other Person which may in the future become party to this Agreement or the Other Documents as a Loan Party, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of Applicable Law.

2.22.            Defaulting Lender.

(a)            Notwithstanding anything to the contrary contained herein, in the event any Lender is a Defaulting Lender, all rights and obligations hereunder of such Defaulting Lender and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.22 so long as such Lender is a Defaulting Lender.

(b)            (1)               except as otherwise expressly provided for in this Section 2.22, Revolving Advances shall be made pro rata from Lenders holding Revolving Commitments which are not Defaulting Lenders based on their respective Revolving Commitment Percentages, and no Revolving Commitment Percentage of any Lender shall be increased as a result of any Lender being a Defaulting Lender.  Amounts received in respect of principal of any type of Revolving Advances shall be applied to reduce such type of Revolving Advances of each Lender (other than any Defaulting Lender) holding a Revolving Commitment in accordance with their Revolving Commitment Percentages; provided, that, Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees).  Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent.  Agent may hold and, in its discretion, re-lend to Borrower the amount of such payments received or retained by it for the account of such Defaulting Lender.

(i)                  fees pursuant to Section 3.3(b) hereof shall cease to accrue in favor of such Defaulting Lender.

(ii)                 if any Swing Loans are outstanding or any Letter of Credit Obligations (or drawings under any Letter of Credit for which Issuer has not been reimbursed) are outstanding or exist at the time any such Lender holding a Revolving Commitment becomes a Defaulting Lender, then:

(A)           Defaulting Lender’s Participation Commitment in the outstanding Swing Loans and of the Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated among Non-Defaulting Lenders holding Revolving Commitments in proportion to the respective Revolving Commitment Percentages of such Non-Defaulting Lenders to the extent (but only to the extent) that (x) such reallocation does not cause the aggregate sum of outstanding Revolving Advances made by any such Non-Defaulting Lender holding a Revolving Commitment plus such Lender’s reallocated Participation Commitment in the outstanding Swing Loans plus such Lender’s reallocated Participation Commitment in the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit to exceed the Revolving Commitment Amount of any such Non-Defaulting Lender, and (y) no Default or Event of Default has occurred and is continuing at such time;

(B)            if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrower shall within two (s) Business Days following notice by Agent (x) first, prepay any outstanding Swing Loans that cannot be reallocated, and (y) second, Cash Collateralize for the benefit of Issuer, Borrower’s obligations corresponding to such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with Section 3.2(b) for so long as such Obligations are outstanding;

(C)            if Borrower Cash Collateralizes any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit pursuant to clause (B) above, Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.2(a) with respect to such Defaulting Lender’s Revolving Commitment Percentage of Maximum Undrawn Amount of all Letters of Credit during the period such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit are Cash Collateralized;

(D)           if Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated pursuant to clause (A) above, then the fees payable to Lenders holding Revolving Commitments pursuant to Section 3.2(a) shall be adjusted and reallocated to Non-Defaulting Lenders holding Revolving Commitments in accordance with such reallocation; and

(E)            if all or any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is neither reallocated nor Cash Collateralized pursuant to clauses (A) or (B) above, then, without prejudice to any rights or remedies of Issuer or any other Lender hereunder, all Letter of Credit Fees payable under Section 3.2(a) with respect to such Defaulting Lender’s Revolving Commitment Percentage of the Maximum Undrawn Amount of all Letters of Credit shall be payable to the Issuer (and not to such Defaulting Lender) until (and then only to the extent that) such Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated and/or Cash Collateralized; and

(iii)               so long as any Lender holding a Revolving Commitment is a Defaulting Lender, Swing Loan Lender shall not be required to fund any Swing Loans and Issuer shall not be required to issue, amend or increase any Letter of Credit, unless such Issuer is satisfied that the related exposure and Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit and all Swing Loans (after giving effect to any such issuance, amendment, increase or funding) will be fully allocated to Non-Defaulting Lenders holding Revolving Commitments and/or Cash Collateral for such Letters of Credit will be provided by Borrower in accordance with clause (A) and (B) above, and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.22(b)(iii)(A) above (and such Defaulting Lender shall not participate therein).

(c)            A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to the Loan Documents, and all amendments, waivers and other modifications of the Loan Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall not be deemed to be a Lender, to have any outstanding Advances, a Revolving Commitment Percentage or a Term Loan Commitment Percentage; provided, that this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification described in clauses (i) or (ii) of Section 16.2(b).

(d)            Other than as expressly set forth in this Section 2.22, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged.  Nothing in this Section 2.22 shall be deemed to release any Defaulting Lender from its obligations under the Loan Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e)            In the event that Agent, Borrower, Swing Loan Lender and Issuer agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then Agent will so notify the parties hereto, and, if such cured Defaulting Lender is a Lender holding a Revolving Commitment, then Participation Commitments of Lenders holding Revolving Commitments (including such cured Defaulting Lender) of the Swing Loans and Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated to reflect the inclusion of such Lender’s Revolving Commitment, and on such date such Lender shall purchase at par such of the Revolving Advances of the other Lenders as Agent shall determine may be necessary in order for such Lender to hold such Revolving Advances in accordance with its Revolving Commitment Percentage.

(f)             If Swing Loan Lender or Issuer has a good faith belief that any Lender holding a Revolving Commitment has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, Swing Loan Lender shall not be required to fund any Swing Loans and Issuer shall not be required to issue, amend or increase any Letter of Credit, unless Swing Loan Lender or Issuer, as the case may be, shall have entered into arrangements with Borrower or such Lender, satisfactory to Swing Loan Lender or Issuer, as the case may be, to defease any risk to it in respect of such Lender hereunder.

2.23.            Payment of Obligations.  Agent may charge to Borrower’s Account as a Revolving Advance or, at the discretion of Swing Loan Lender, as a Swing Loan (i) all payments with respect to any of the Obligations required hereunder (including without limitation principal payments, payments of interest, payments of Letter of Credit Fees and all other fees provided for hereunder and payments under Sections 16.5 and 16.9) as and when each such payment shall become due and payable (whether as regularly scheduled, upon or after acceleration, upon maturity or otherwise), (ii) without limiting the generality of the foregoing clause (i), (a) all amounts expended by Agent or any Lender pursuant to Sections 4.2 or 4.3 hereof and (b) all expenses which Agent incurs in connection with the forwarding of Advance proceeds and the establishment and maintenance of any Blocked Accounts or Depository Accounts as provided for in Section 4.8(h), and (iii) any sums expended by Agent or any Lender due to Borrower’s failure to perform or comply with its obligations under this Agreement or any Other Document including Borrower’s obligations under Sections 3.3, 3.4, 4.4, 4.7, 6.4, 6.6, 6.7 and 6.8 hereof, and all amounts so charged shall be added to the Obligations and shall be secured by the Collateral.  To the extent Revolving Advances are not actually funded by the other Lenders in respect of any such amounts so charged, all such amounts so charged shall be deemed to be Revolving Advances made by and owing to Agent and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender under the Loan Documents with respect to such Revolving Advances.

III.	INTEREST AND FEES.

3.1.               Interest.  Interest on Advances shall be payable in arrears on the first day of each month with respect to Domestic Rate Loans and, with respect to LIBOR Rate Loans, at (a) the end of each Interest Period, and (b) for LIBOR Rate Loans with an Interest Period in excess of three months, at the end of each three month period during such Interest Period; provided further that all accrued and unpaid interest shall be due and payable at the end of the Term.  Interest charges shall be computed on the actual principal amount of Advances outstanding during the month at a rate per annum equal to (i) with respect to Revolving Advances, the applicable Revolving Interest Rate, (ii) with respect to Swing Loans, the Revolving Interest Rate for Domestic Rate Loans and (iii) with respect to the Term Loan, the Term Loan Rate (as applicable, the “Contract Rate”).  Except as expressly provided otherwise in this Agreement, any Obligations other than the Advances that are not paid when due shall accrue interest at the Revolving Interest Rate for Domestic Rate Loans, subject to the provision of the final sentence of this Section 3.1 regarding the Default Rate.  Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the applicable Contract Rate shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect.  The LIBOR Rate shall be adjusted with respect to LIBOR Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date.  Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), the Obligations shall bear interest at the applicable Contract Rate plus two percent (2%) per annum (the “Default Rate”).

3.2.               Letter of Credit Fees.

(a)            Borrower shall pay (x) to Agent, for the ratable benefit of Lenders holding Revolving Commitments, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by the Applicable Margin for Revolving Advances consisting of LIBOR Rate Loans, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each calendar quarter and on the last day of the Term, and (y) to Issuer, a fronting fee of one quarter of one percent (0.25%) per annum times the average daily face amount of each outstanding Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, to be payable quarterly in arrears on the first day of each calendar quarter and on the last day of the Term. (all of the foregoing fees, the “Letter of Credit Fees”).  In addition, Borrower shall pay to Agent, for the benefit of Issuer, any and all administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by Issuer and Borrower in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder, all such charges, fees and expenses, if any, to be payable on demand.  All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason.  Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in Issuer’s prevailing charges for that type of transaction.  Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), the Letter of Credit Fees described in clause (x) of this Section 3.2(a) shall be increased by an additional two percent (2.0%) per annum.

(b)            At any time following the occurrence and during the continuance of an Event of Default, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of such Event of Default, without the requirement of any affirmative action by any party), or upon the expiration of the Term or any other termination of this Agreement (and also, if applicable, in connection with any mandatory prepayment under Section 2.20), Borrower will Cash Collateralize all outstanding Letters of Credit, and Borrower hereby irrevocably authorizes Agent, in its discretion, on Borrower’s behalf and in Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by Borrower, in the amounts required to be made by Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of Borrower coming into any Lender’s possession at any time.  Agent may, in its discretion, invest such Cash Collateral (less applicable reserves) in such short-term money-market items as to which Agent and Borrower mutually agree (or, in the absence of such agreement, as Agent may reasonably select) and the net return on such investments shall be credited to such account and constitute additional Cash Collateral, or Agent may (notwithstanding the foregoing) establish the account provided for under this Section 3.2(b) as a non-interest bearing account and in such case Agent shall have no obligation (and Borrower hereby waives any claim) under Article 9 of the Uniform Commercial Code or under any other Applicable Law to pay interest on such Cash Collateral being held by Agent.  Borrower may not withdraw amounts credited to any such account except upon the occurrence of all of the following: (x) payment and performance in full of all Obligations; (y) expiration of all Letters of Credit; and (z) termination of this Agreement.  Borrower hereby assigns, pledges and grants to Agent, for its benefit and the ratable benefit of Issuer, Lenders and each other Secured Party, a continuing security interest in and to and Lien on any such Cash Collateral and any right, title and interest of Borrower in any deposit account, securities account or investment account into which such Cash Collateral may be deposited from time to time to secure the Obligations, specifically including all Obligations with respect to any Letters of Credit.  Borrower agrees that upon the coming due of any Reimbursement Obligations (or any other Obligations, including Obligations for Letter of Credit Fees) with respect to the Letters of Credit, Agent may use such Cash Collateral to pay and satisfy such Obligations.

3.3.               Facility Fee.  If, for any calendar quarter during the Term, the average daily unpaid balance of the sum of Revolving Advances plus Swing Loans plus the Maximum Undrawn Amount of all outstanding Letters of Credit for each day of such calendar quarter does not equal the Maximum Revolving Advance Amount, then Borrower shall pay to Agent, for the ratable benefit of Lenders holding the Revolving Commitments based on their Revolving Commitment Percentages, a fee at a rate equal to the rate per annum set forth in the definition of Applicable Margin on the amount by which the Maximum Revolving Advance Amount exceeds such average daily unpaid balance (the “Facility Fee”).  Such Facility Fee shall be payable to Agent in arrears on the first day of each calendar quarter with respect to the previous calendar quarter.

3.4.               Collateral Evaluation Fee and Fee Letter.

(a)            Subject to the limitations contained in Sections 4.6 and 4.7 hereof, Borrower shall pay to Agent promptly at the conclusion of any collateral evaluation performed by or for the benefit of Agent - namely any field examination, collateral analysis or other business analysis, the need for which is to be determined by Agent and which evaluation is undertaken by Agent or for Agent’s benefit - a collateral evaluation fee in an amount equal to $1,000 (or such other amount customarily charged by Agent to its customers) per day for each person employed to perform such evaluation, plus a per examination manager review fee (whether such examination is performed by Agent’s employees or by a third party retained by agent) in the amount of $1,300 (or such other amount customarily charged by Agent to its customers), plus all reasonable costs and disbursements incurred by Agent in the performance of such examination or analysis, and further provided that if third parties are retained to perform such collateral evaluations, either at the request of another Lender or for extenuating reasons determined by Agent in its sole discretion, then such fees charged by such third parties plus all reasonable costs and disbursements incurred by such third party, shall be the responsibility of Borrower and shall not be subject to the foregoing limits.

(b)            Borrower shall pay the amounts required to be paid in the Fee Letter in the manner and at the times required by the Fee Letter.

(c)            All of the fees and reasonable and documented out-of-pocket costs and expenses of any appraisals conducted pursuant to Section 4.7 hereof shall be paid for when due, in full and without deduction, off-set or counterclaim by Borrower.

3.5.              Computation of Interest and Fees.  Interest and fees hereunder shall be computed on the basis of a year of 360 days (or in the case of any Domestic Rate Loan, a year of 365 or 366 days) and for the actual number of days elapsed.  If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Contract Rate during such extension.

3.6.              Maximum Charges.  In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under Applicable Law.  In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under Applicable Law: (i) the interest rates hereunder will be reduced to the maximum rate permitted under Applicable Law; (ii) such excess amount shall be first applied to any unpaid principal balance owed by Borrower; and (iii) if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.7.               Increased Costs.  In the event that any Applicable Law or any Change in Law or compliance by any Lender (for purposes of this Section 3.7, the term “Lender” shall include Agent, Swing Loan Lender, any Issuer or Lender and any corporation or bank controlling Agent, Swing Loan Lender, any Lender or Issuer and the office or branch where Agent, Swing Loan Lender, any Lender or Issuer (as so defined) makes or maintains any LIBOR Rate Loans) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a)            subject Agent, Swing Loan Lender, any Lender or Issuer to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Rate Loan, or change the basis of taxation of payments to Agent, Swing Loan Lender, such Lender or Issuer in respect thereof (except for Indemnified Taxes or Other Taxes governed by Section 3.10 and the imposition of, or any change in the rate of, any Excluded Tax payable by Agent, Swing Loan Lender, such Lender or the Issuer);

(b)            impose, modify or deem applicable any reserve, special deposit, assessment, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent, Swing Loan Lender, Issuer or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c)            impose on Agent, Swing Loan Lender, any Lender or Issuer or the London interbank LIBOR market any other condition, loss or expense (other than Taxes) affecting this Agreement or any Other Document or any Advance made by any Lender, or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to Agent, Swing Loan Lender, any Lender or Issuer of making, converting to, continuing, renewing or maintaining its Advances hereunder by an amount that Agent, Swing Loan Lender, such Lender or Issuer deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent, Swing Loan Lender or such Lender or Issuer deems to be material, then, in any case Borrower shall promptly pay Agent, Swing Loan Lender, such Lender or Issuer, upon its demand, such additional amount as will compensate Agent, Swing Loan Lender or such Lender or Issuer for such additional cost or such reduction, as the case may be.  Agent, Swing Loan Lender, such Lender or Issuer shall certify the amount of such additional cost or reduced amount to Borrower, and such certification shall be conclusive absent manifest error.

3.8.               Basis For Determining Interest Rate Inadequate or Unfair.  In the event that Agent or any Lender shall have determined that:

(a)            reasonable means do not exist for ascertaining the LIBOR Rate applicable pursuant to Section 2.2 hereof for any Interest Period; or

(b)            Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank LIBOR market, with respect to an outstanding LIBOR Rate Loan, a proposed LIBOR Rate Loan, or a proposed conversion of a Domestic Rate Loan into a LIBOR Rate Loan; or

(c)            the making, maintenance or funding of any LIBOR Rate Loan has been made impracticable or unlawful by compliance by Agent or such Lender in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Body or with any request or directive of any such Governmental Body (whether or not having the force of law); or

(d)            the LIBOR Rate will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any LIBOR Rate Loan,

then Agent shall give Borrower prompt written or telephonic notice of such determination.  If such notice is given, (i) any such requested LIBOR Rate Loan shall be made as a Domestic Rate Loan, unless Borrower shall notify Agent no later than 10:00 a.m. two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of LIBOR Rate Loan, (ii) any Domestic Rate Loan or LIBOR Rate Loan which was to have been converted to an affected type of LIBOR Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrower shall notify Agent, no later than 10:00 a.m. two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Rate Loan, and (iii) any outstanding affected LIBOR Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrower shall notify Agent, no later than 10:00 a.m. two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected LIBOR Rate Loan, shall be converted into an unaffected type of LIBOR Rate Loan, on the last Business Day of the then current Interest Period for such affected LIBOR Rate Loans (or sooner, if any Lender cannot continue to lawfully maintain such affected LIBOR Rate Loan).  Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of LIBOR Rate Loan or maintain outstanding affected LIBOR Rate Loans and Borrower shall not have the right to convert a Domestic Rate Loan or an unaffected type of LIBOR Rate Loan into an affected type of LIBOR Rate Loan.

3.9.               Capital Adequacy.

(a)            In the event that Agent, Swing Loan Lender or any Lender shall have determined that any Applicable Law or guideline regarding capital adequacy, or any Change in Law or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent, Swing Loan Lender, Issuer or any Lender (for purposes of this Section 3.9, the term “Lender” shall include Agent, Swing Loan Lender, Issuer or any Lender and any corporation or bank controlling Agent, Swing Loan Lender or any Lender and the office or branch where Agent, Swing Loan Lender or any Lender (as so defined) makes or maintains any LIBOR Rate Loans) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent, Swing Loan Lender or any Lender’s capital as a consequence of its obligations hereunder (including the making of any Swing Loans) to a level below that which Agent, Swing Loan Lender or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent’s, Swing Loan Lender’s and each Lender’s policies with respect to capital adequacy) by an amount deemed by Agent, Swing Loan Lender or any Lender to be material, then, from time to time, Borrower shall pay upon demand to Agent, Swing Loan Lender or such Lender such additional amount or amounts as will compensate Agent, Swing Loan Lender or such Lender for such reduction.  In determining such amount or amounts, Agent, Swing Loan Lender or such Lender may use any reasonable averaging or attribution methods.  The protection of this Section 3.9 shall be available to Agent, Swing Loan Lender and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law, rule, regulation, guideline or condition.

(b)            A certificate of Agent, Swing Loan Lender or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent, Swing Loan Lender or such Lender with respect to Section 3.9(a) hereof when delivered to Borrower shall be conclusive absent manifest error.

3.10.            Taxes.

(a)            Any and all payments by or on account of any Obligations of any Loan Party under any Loan Document shall be made free and clear of and without reduction or withholding for any Taxes, except as required by Applicable Law. If the applicable Withholding Agent shall be required by Applicable Law to deduct or withhold any Taxes from any such payments (as determined in the good faith discretion of such Withholding Agent), then (i) the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Body in accordance with Applicable Law, and (ii) if such Tax is an Indemnified Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after making such deduction or withholding (including deductions and withholdings applicable to additional sums payable under this Section 3.10), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)            Without limiting the provisions of Section 3.10(a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Body in accordance with Applicable Law.

(c)            The Loan Parties shall indemnify each Recipient, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.10) paid by such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Body.  A certificate as to the amount of such payment or liability delivered to Borrower by any Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)            As soon as practicable after any payment of Indemnified Taxes by Borrower to a Governmental Body, Borrower shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(e)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Agent, at the time or times prescribed by Applicable Law or reasonably requested by Borrower or Agent, such properly completed and executed documentation prescribed by Applicable Law or reasonably requested by Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. withholding Tax, Agent shall be entitled to withhold U.S. federal income Taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under Treas. Reg. Section 1.1441-7T(b) or other Applicable Law.  Further, Agent is indemnified under Treas. Reg. Section 1.1461-1(e) against any claims and demands of any Lender for the amount of any Tax it deducts and withholds in accordance with regulations under Section 1441 of the Code.  In addition, any Lender, if requested by Borrower or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Without limiting the generality of the foregoing,

(i)             any Lender that is not a U.S. Person shall deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent, but only if such Lender is legally entitled to do so), whichever of the following is applicable:

(A)           in the case of such Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, two executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, two executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)            two executed originals of IRS Form W-8ECI,

(C)            in the case of such Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 3.10(a) to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) two executed originals of IRS Form W-8BEN or W-8BEN-E;

(D)            to the extent such Lender is not the beneficial owner, two executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.10(b) or Exhibit 3.10(c), IRS Form W-9 and/or other certification documents from each beneficial owner, as applicable; provided that, if the Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.10(d) on behalf of each such direct and indirect partner; or

(E)            two executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrower or Agent to determine the withholding or deduction required to be made; and

(ii)           any Lender that is a U.S. Person shall deliver to Borrower and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), two executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding.  Upon the request of Borrower, Agent shall provide the Company two executed originals of IRS Form W-9.

(iii)          Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so.

(f)            If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by Borrower or Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 3.10(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)           If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.10, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 3.10 with respect to the Indemnified Taxes giving rise to such refund); net of all out-of-pocket expenses of such Recipient, and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund), provided that such Loan Party, upon the request of such Recipient, agrees to repay the amount paid over to such Loan Party pursuant to this Section 3.10(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Body) to such Recipient in the event such Recipient is required to repay such refund to such Governmental Body.  This Section 3.10(g) shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(h)           For purposes of this Section 3.10, the term “Lender” includes Swing Loan Lender and Issuer, and the term “Applicable Law” includes FATCA.

3.11.            Replacement of Lenders.  If any Lender (an “Affected Lender”) (a) makes demand upon Borrower for (or if Borrower is otherwise required to pay) amounts pursuant to Section 3.7, 3.9 or 3.10 hereof, (b) is unable to make or maintain LIBOR Rate Loans as a result of a condition described in Section 2.2(h) hereof, (c) is a Defaulting Lender, or (d) denies any consent requested by Agent pursuant to Section 16.2(b) hereof, Borrower may, within sixty (60) days of receipt of such demand, notice (or the occurrence of such other event causing Borrower to be required to pay such compensation or causing Section 2.2(h) hereof to be applicable), or such Lender becoming a Defaulting Lender or denial of a request by Agent pursuant to Section 16.2(b) hereof, as the case may be, by notice in writing to Agent and such Affected Lender (i) request the Affected Lender to cooperate with Borrower in obtaining a replacement Lender satisfactory to Agent and Borrower (the “Replacement Lender”); (ii) request the non-Affected Lenders to acquire and assume all of the Affected Lender’s Advances and its Revolving Commitment Percentage and/or Term Loan Commitment Percentages as provided herein, but none of such Lenders shall be under any obligation to do so; or (iii) propose a Replacement Lender subject to approval by Agent in its good faith business judgment.  If any satisfactory Replacement Lender shall be obtained, and/or if any one or more of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender’s Advances and its Revolving Commitment Percentage and/or Term Loan Commitment Percentages, as applicable, then such Affected Lender shall assign, in accordance with Section 16.3 hereof, all of its Advances and its Revolving Commitment Percentage and/or Term Loan Commitment Percentages, as applicable, and other rights and obligations under the Loan Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender.

IV.                COLLATERAL:  GENERAL TERMS

4.1.               Security Interest in the Collateral.  To secure the prompt payment and performance to the Secured Parties of the Obligations, each Loan Party hereby assigns, pledges and grants to Agent for its benefit and for the ratable benefit of each other Secured Party, a continuing security interest in, and Lien on, all of its Collateral, whether now owned or existing or hereafter created, acquired or arising and wheresoever located.  Notwithstanding the foregoing, this Agreement shall not to be construed as an absolute assignment of any Intellectual Property.  Each Loan Party shall provide Agent with written notice of all commercial tort claims with a potential value in excess of $250,000 arising after the Closing Date in compliance with Section 9.17, which notice shall set forth a brief description of such commercial tort claim, which writing shall incorporate the provisions hereof and shall be in form and substance reasonably satisfactory to Agent.  Upon delivery of each such notice, such Loan Party shall be deemed to thereby grant to Agent a security interest and lien in and to such commercial tort claims described therein and all proceeds thereof.  Each Loan Party shall provide Agent with written notice of all letter of credit rights with a value in excess of $250,000 arising after the Closing Date in compliance with Section 9.17, and at Agent’s request shall take such actions as Agent may reasonably request for the perfection of Agent’s security interest therein.

4.2.               Perfection of Security Interest.

(a)            Financing Statements.  By its signature hereto, each Loan Party hereby irrevocably authorizes the Agent at any time and from time to time to file in any filing office in any applicable Uniform Commercial Code jurisdiction any financing or continuation statements or amendments thereto that (a) indicate the Collateral (i) as “all assets”, “all personal property” or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code or such other jurisdiction or (ii) as being of an equal or lesser scope or with greater detail and (b) provide any other information required by part 5 of Article 9 of the Uniform Commercial Code or such other jurisdiction for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether each Loan Party is an organization, the type of organization and (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates.  Each Loan Party agrees to execute (to the extent, if any, that such Loan Party’s signature is required thereon) and file or authenticate the filing of, such financing or continuation statements, or amendments thereto.

(b)            Other Agreements and Instruments.  Each Loan Party has executed, or is executing simultaneously with the execution of this Agreement, in blank and delivered, or is simultaneously delivering, to the Agent all agreements, notices, instruments, documents, and papers as the Agent has reasonably requested to evidence the security interest of the Secured Parties in any registered Copyright, Patent or Trademark and the goodwill and General Intangibles of such Loan Party relating thereto or represented thereby.

(c)            Other Actions.  Each Loan Party shall take all action that may be necessary or desirable, or that Agent may reasonably request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in and Lien on the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) promptly discharging all Liens other than Permitted Encumbrances, (ii) marking conspicuously all chattel paper and instruments each in excess of $100,000 and, at the request of Agent, all of its records pertaining to the Collateral with a legend, in form and substance satisfactory to Agent, indicating that such chattel paper or instrument or Collateral is subject to the security interest created hereby, (iii) delivering and pledging to Agent any promissory note, other instrument or chattel paper evidencing any account exceeding $100,000 individually or $250,000 in the aggregate, duly endorsed and accompanied by executed instruments of transfer or assignment, all in form and substance satisfactory to Agent, (iv) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may specify, and stamping or marking, in such manner as Agent may specify, any and all letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, (v) furnishing to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail, (vi) upon the acquisition after the date hereof by any Loan Party of any Collateral evidenced by a certificate of title with a value in excess of $250,000 for any single vehicle and $1,000,000 for all titled vehicles, promptly notify Agent of such acquisition, which notice shall set forth a description of such Collateral acquired and a good faith estimate of the current value of such Collateral, and if so requested by Agent, promptly causing Agent to be listed as the lienholder on such certificate of title or certificate of ownership and delivering evidence of the same to Agent, (vii) entering into warehousing, lockbox, customs and freight agreements and other custodial arrangements satisfactory to Agent, and (viii) executing and delivering financing statements, control agreements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance reasonably satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest and Lien under the Uniform Commercial Code or other Applicable Law.  All charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrower’ Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations, or, at Agent’s option, shall be paid by Loan Parties to Agent for its benefit and for the ratable benefit of Lenders immediately upon demand.

4.3.              Preservation of Collateral.  Following the occurrence and continuance of an Event of Default and the demand by Agent for payment of all Obligations due and owing, in addition to the rights and remedies set forth in Section 11.1 hereof, Agent: (a) may take such steps as Agent deems necessary to protect Agent’s interest in and to preserve the Collateral, including the hiring of security guards or the placing of other security protection measures; (b) may employ and maintain at any of any Loan Party’s premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may use any Loan Party’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of Loan Parties’ owned or leased property.  Each Loan Party shall cooperate fully with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct.  All of Agent’s expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to Borrower’s Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations.

4.4.               Ownership and Location of Collateral.

(a)            With respect to the Collateral:  (i) each Loan Party shall be the owner of and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of its respective Collateral; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens whatsoever and (ii) each Loan Party’s equipment and Inventory in an amount in excess of $250,000 shall be located as set forth on Schedule 4.4(b)(i) and shall not be removed from such location(s) without the prior written consent of Agent except with respect to the sale of Inventory in the Ordinary Course of Business and equipment to the extent permitted in Section 7.6 hereof.

(b)            Schedule 4.4(b)(i) lists all locations where any Loan Party has any Inventory (except for Inventory in transit) or other Collateral with a book value in excess of $250,000; (ii) Schedule 4.4(b)(ii) lists the chief executive office of each Loan Party and each other place of business of each Loan Party (other than locations listed in Schedule 4.4(b)(i)); and (iii) Schedule 4.4(b)(iii) lists the location, by state and street address, of all Real Property owned or leased by each Loan Party, identifying which properties are owned and which are leased, together with the names and addresses of any landlords.

4.5.               Defense of Agent’s and Lenders’ Interests.  Until (a) payment and performance in full of all of the Obligations (other than contingent obligations for which no claim has been made) and (b) termination of this Agreement, Agent’s interests in the Collateral shall continue in full force and effect.  During such period no Loan Party shall, without Agent’s prior written consent, pledge, sell (except for sales or other dispositions otherwise permitted in Section 7.1(b) hereof), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral.  Each Loan Party shall defend Agent’s interests in the Collateral against any and all Persons whatsoever.  At any time following demand by Agent for payment of all Obligations, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including:  labels, stationery, documents, instruments and advertising materials.  If Agent exercises this right to take possession of the Collateral, Loan Parties shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent.  In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other Applicable Law.  Each Loan Party shall, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into any Loan Party’s possession, they, and each of them, shall be held by such Loan Party in trust as Agent’s trustee, and such Loan Party will immediately deliver them to Agent in their original form together with any necessary endorsement.

4.6.               Inspection of Premises.  Each Loan Party shall permit representatives and independent contractors of the Agent and each Lender (in the case of a Lender, coordinated through the Agent) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, all at the expense of Borrower and at such reasonable times during normal business hours (absent the existence of an Event of Default) and as often as may be reasonably desired, upon reasonable advance notice to Borrower; provided, however, that in the absence of an Event of Default, Borrower will not be required to reimburse the expense of more than one (1) such visit for the Agent and the Lenders (or any of their respective representatives or independent contractors) in a year.

4.7.               Appraisals.  Agent may, in its sole discretion, exercised in a commercially reasonable manner, at any time after the Closing Date and from time to time, engage the services of an independent appraisal firm or firms of reputable standing, satisfactory to Agent, for the purpose of appraising the then current values of Loan Parties’ assets.  Agent shall perform, at Borrower’s expense, no more than one (1) appraisal in any fiscal year; provided that at any time, so long as an Event of Default shall have occurred and be continuing, the appraised net orderly liquidation value of Eligible Rotating Electrical and Automotive (undercar) Domestic, Mexican and Canadian Inventory decreases by 25% or more (as evidenced by an Inventory appraisal satisfactory to Agent in its sole discretion exercised in good faith), Borrower shall be obligated to pay or reimburse Agent for one (1) additional appraisal in any fiscal year.  Absent the occurrence and continuance of an Event of Default at such time, Agent shall consult with Loan Parties as to the identity of any such firm.  In the event the value of Loan Parties’ Inventory, as so determined pursuant to such appraisal, results in the Revolving Advances being in excess of such Advances permitted hereunder, then, promptly upon Agent’s demand for same, Loan Parties shall make mandatory prepayments of the then outstanding Revolving Advances so as to eliminate the excess Advances.

4.8.               Receivables; Deposit Accounts and Securities Accounts.

(a)            Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of a Loan Party, or work, labor or services theretofore rendered by a Loan Party as of the date each Receivable is created.  Same shall be due and owing in accordance with the applicable Loan Party’s standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Loan Parties to Agent.

(b)            Each Customer, to each Loan Party’s knowledge, as of the date each Receivable is created, is and will be solvent and able to pay all Receivables on which the Customer is obligated in full when due.  With respect to such Customers of any Loan Party who are not solvent, such Loan Party has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.

(c)            Each Loan Party’s chief executive office is located as set forth on Schedule 4.4(b)(ii).  Until written notice is given to Agent by Borrower of any other office at which any Loan Party keeps its records pertaining to Receivables, all such records shall be kept at such executive office.

(d)            Loan Parties shall instruct their Customers to deliver all remittances upon Receivables (whether paid by check or by wire transfer of funds) to such Blocked Account(s) and/or Depository Accounts (and any associated lockboxes) as Agent shall designate from time to time as contemplated by Section 4.8(h) or as otherwise agreed to from time to time by Agent.  Notwithstanding the foregoing, to the extent any Loan Party directly receives any remittances upon Receivables, such Loan Party shall, at such Loan Party’s sole cost and expense, but on Agent’s behalf and for Agent’s account, collect as Agent’s property and in trust for Agent all amounts received on Receivables, and shall not commingle such collections with any Loan Party’s funds or use the same except to pay Obligations, and shall as soon as possible and in any event no later than three (3) Business Days after the receipt thereof (i) in the case of remittances paid by check, deposit all such remittances in their original form (after supplying any necessary endorsements) and (ii) in the case of remittances paid by wire transfer of funds, transfer all such remittances, in each case, into such Blocked Accounts(s) and/or Depository Account(s).

(e)            At any time following the occurrence and continuance of an Event of Default, Agent shall have the right to send notice of the assignment of, and Agent’s security interest in and Lien on, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral.  Thereafter, Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both.  Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone, facsimile, telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrower’s Account and added to the Obligations.

(f)             Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or any Loan Party any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Loan Party hereby waives notice of presentment, protest and non-payment of any instrument so endorsed.  Each Loan Party hereby constitutes Agent or Agent’s designee as such Loan Party’s attorney with power (i) at any time: (A) to endorse such Loan Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (B) to sign such Loan Party’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (C) to send verifications of Receivables to any Customer; (D) to sign such Loan Party’s name on all financing statements or any other documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent’s interest in the Collateral and to file same; and (E) to receive, open and dispose of all mail addressed to any Loan Party at any post office box/lockbox maintained by Agent for Loan Parties or at any other business premises of Agent; and (ii) at any time following the occurrence of a Default or an Event of Default: (A) to demand payment of the Receivables; (B) to enforce payment of the Receivables by legal proceedings or otherwise; (C) to exercise all of such Loan Party’s rights and remedies with respect to the collection of the Receivables and any other Collateral; (D) to sue upon or otherwise collect, extend the time of payment of, settle, adjust, compromise, extend or renew the Receivables; (E) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (F) to prepare, file and sign such Loan Party’s name on a proof of claim in bankruptcy or similar document against any Customer; (G) to prepare, file and sign such Loan Party’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; (H) to accept the return of goods represented by any of the Receivables; (I) to change the address for delivery of mail addressed to any Loan Party to such address as Agent may designate; and (J) to do all other acts and things necessary to carry out this Agreement.  All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid.

(g)            Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom.

(h)            All proceeds of Collateral shall be deposited by Loan Parties into either (i) a lockbox account, dominion account or such other “blocked account” (“Blocked Accounts”) established at a bank or banks (each such bank, a “Blocked Account Bank”) pursuant to an arrangement with such Blocked Account Bank as may be acceptable to Agent or (ii) depository accounts (“Depository Accounts”) established at Agent for the deposit of such proceeds.  Each applicable Loan Party, Agent and each Blocked Account Bank shall enter into a deposit account control agreement in form and substance reasonably satisfactory to Agent that is sufficient to give Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such account and which directs such Blocked Account Bank to transfer such funds so deposited on a daily basis or at other times acceptable to Agent to Agent, either to any account maintained by Agent at said Blocked Account Bank or by wire transfer to appropriate account(s) at Agent,  commencing upon the delivery of a notice being sent by Agent to such Blocked Account Bank following the occurrence of a Trigger Event, either to any account maintained by Agent at said Blocked Account Bank or by wire transfer to appropriate account(s) of Agent for application to the Obligations.  Borrower shall obtain the agreement by such Blocked Account Bank to waive any offset rights against the funds so deposited.  Neither Agent nor any Lender assumes any responsibility for such blocked account arrangement, including any claim of accord and satisfaction or release with respect to deposits accepted by any Blocked Account Bank thereunder. Following the occurrence and until the end of the Trigger Period, Agent shall apply all funds received by it from the Blocked Accounts and/or Depository Accounts to the satisfaction of the Obligations (including the Cash Collateralization of the Letters of Credit) in such order as Agent shall determine in its sole discretion, provided that, in the absence of any Event of Default, Agent shall apply all such funds representing collection of Receivables first, to the prepayment of the principal amount of the Swing Loans, if any, and then to the Revolving Advances. Dominion shall be rescinded by Agent upon the request of Borrower following the end of the Trigger Period.

(i)             No Loan Party will, without Agent’s consent, compromise or adjust any material amount of the Receivables (or extend the time for payment thereof) or accept any material returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the Ordinary Course of Business of such Loan Party.

(j)              All deposit accounts (including all Blocked Accounts and Depository Accounts), securities accounts and investment accounts of each Loan Party and its Subsidiaries are set forth on Schedule 4.8(j).  No Loan Party shall open any new deposit account, securities account or investment account unless (i) Loan Parties shall have given at least ten (10) days prior written notice to Agent and (ii) if such account is to be maintained with a bank, depository institution or securities intermediary that is not Agent, such bank, depository institution or securities intermediary, each applicable Loan Party and Agent shall first have entered into an account control agreement in form and substance reasonably satisfactory to Agent sufficient to give Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such account.

4.9.               Inventory.  To the extent Inventory held for sale or lease has been produced by any Loan Party, it has been and will be produced by such Loan Party in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.

4.10.            Maintenance of Equipment and Properties.  The equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the equipment shall be maintained and preserved.  No Loan Party shall use or operate the equipment in violation of any law, statute, ordinance, code, rule or regulation.  Each Loan Party will maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all material leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

4.11.            Exculpation of Liability.  Nothing herein contained shall be construed to constitute Agent or any Lender as any Loan Party’s agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof.  Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of any Loan Party’s obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by any Loan Party of any of the terms and conditions thereof.

4.12.            Financing Statements.  Except as respects the financing statements filed by Agent, financing statements described on Schedule 1.2, and financing statements filed in connection with Permitted Encumbrances, no authorized financing statement covering any of the Collateral or any proceeds thereof is or will be on file in any public office.

V.	REPRESENTATIONS AND WARRANTIES.

Each Loan Party represents and warrants to Agent and the Lenders as follows:

5.1.               Authority.  Each Loan Party has all requisite power and authority to execute and deliver the Loan Documents to which it is a party and to perform all its respective Obligations thereunder and the Loan Documents to which such Loan Party is a party constitute the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.  The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party (a) are within such Loan Party’s corporate or company powers, as applicable, (b) have been duly authorized by all necessary corporate or company action, as applicable, (c) are not in contravention of the terms of such Loan Party’s Organizational Documents or to the conduct of such Loan Party’s business or of any Material Contract or undertaking to which such Loan Party is a party or by which such Loan Party is bound, (d) will not conflict with or violate any law or regulation in any material respect, or any judgment, order or decree of any Governmental Body, (e) will not require the Consent of any Governmental Body, any party to a Material Contract or any other Person, except (1) such as have been obtained or made and are in full force and effect, (2) filings necessary to perfect Liens created by the Loan Documents, and (3) other approvals, consents, authorizations or other actions by, or notices to, or filings the failure to obtain or perform which would not adversely affect the Liens created under the Security Documents and could not reasonably be expected to result in a Material Adverse Effect and (f) will not conflict with, nor result in the creation of any Lien except Permitted Encumbrances upon any asset of such Loan Party under the provisions of any agreement, instrument, or other document to which such Loan Party is a party or by which it or its property is a party or by which it may be bound.

5.2.               Formation and Qualification.

(a)            Each Loan Party is (i) duly incorporated or formed, as applicable, and in good standing under the laws of the jurisdiction of its incorporation or organization and (ii) qualified to do business and is in good standing (if applicable) in the states listed on Schedule 5.2(a) which constitute all states in which qualification and good standing (if applicable) are necessary for such Loan Party to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect.  Each Loan Party has delivered to Agent true and complete copies of its Organizational Documents and will promptly notify Agent of any amendment or changes thereto.

(b)            The only Subsidiaries of MPA and each other Loan Party are listed on Schedule 5.2(b).

5.3.               [Reserved].

5.4.               Tax Returns.  Each Loan Party’s federal tax identification number is set forth on Schedule 5.4.  Each Loan Party has filed all material federal, state and local Tax returns and other Tax reports each is required by Applicable Law to file and has paid all material Taxes that are due and payable, except Taxes that are being Properly Contested.  The provision for Taxes on the books of each Loan Party is adequate for all Taxes not yet due and payable, and no Loan Party has any knowledge of any material deficiency or additional assessment in connection therewith not provided for on its books.

5.5.               Financial Statements.

(a)            The pro forma balance sheet of Loan Parties on a Consolidated Basis (the “Pro Forma Balance Sheet”) furnished to Agent on the Closing Date reflects the consummation of the transactions contemplated under this Agreement (collectively, the “Transactions”) and fairly reflects the financial condition of Loan Parties.  The Pro Forma Balance Sheet has been certified as accurate, complete and correct in all material respects by the Chief Financial Officer of Borrower.  All financial statements referred to in this subsection 5.5(a), including the related schedules and notes thereto, have been prepared in accordance with GAAP, except as may be disclosed in such financial statements.

(b)            (i) The monthly income statement, cash flow and balance sheet projections of Loan Parties on a Consolidated Basis for the period from April 1, 2015 to March 31, 2016 and (ii) the annual income statement, cash flow and balance sheet projections of Loan Parties on a Consolidated Basis for fiscal years ending in 2017 through 2020, copies of which have been provided to Agent (collectively, the “Projections”) were prepared by the Chief Financial Officer of MPA, are based on underlying assumptions which provide a reasonable basis for the projections contained therein (it being understood that such forecasts, projections and other forward-looking statements are subject to significant uncertainties and contingencies, many of which are beyond Borrower’s control, and that no assurance can be given that such forecasts, projections and other forward-looking statements will be realized).  The cash flow Projections together with the Pro Forma Balance Sheet are referred to as the “Pro Forma Financial Statements”.

(c)            The consolidated and consolidating balance sheets of Loan Parties and, as of December 31, 2014, and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, all accompanied by reports thereon containing opinions without qualification by the Accountants, copies of which have been delivered to Agent, have been prepared in accordance with GAAP, consistently applied (except for changes in application to which the Accountants concur and present fairly the financial position of Loan Parties at such date and the results of their operations for such period.  As of the Closing Date, there has been no change in the condition, financial or otherwise, of Loan Parties as shown on the consolidated balance sheet as of such date and no change in the aggregate value of machinery, equipment and Real Property owned by Loan Parties, except for the Specified Acquisition and changes in the Ordinary Course of Business, none of which individually or in the aggregate has been materially adverse.

5.6.               Entity Names.  Except as set forth on Schedule 5.6, no Loan Party has been known by any other company or corporate name, as applicable, in the past five (5) years and does not sell Inventory under any other name, except as set forth on Schedule 5.6, nor has any Loan Party been the surviving corporation or company, as applicable, of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.

5.7.               O.S.H.A.; Environmental Compliance; Flood Insurance.

(a)            Except as set forth on Schedule 5.7 hereto, each Loan Party (i) is in compliance with, and its business, assets and property are in compliance with the Federal Occupational Safety and Health Act and Environmental Laws, except in such instances in which (x) such requirement of the Federal Occupational Safety and Health Act and/or Environmental Law, as applicable is being contested in good faith by appropriate proceedings diligently conducted or (y) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (ii) there are no outstanding citations, notices or orders of non-compliance issued to any Loan Party or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations, which has had or could reasonably be expected to have a Material Adverse Effect.

(b)            Except as set forth on Schedule 5.7 hereto, each Loan Party has been issued all required federal, state and local licenses, certificates or permits (collectively, “Approvals”) relating to all applicable Environmental Laws and all such Approvals are current and in full force and effect, except for such Approvals as are not material to the operations of the Loan Parties.

(c)            Except as set forth on Schedule 5.7 or in such instances that have not resulted and could not reasonably be expected to have a Material Adverse Effect: (i) there have been no releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Materials at, upon, under or migrating from or onto any Real Property owned, leased or occupied by any Loan Party, except for those Releases which are in full compliance with Environmental Laws; (ii) there are no underground storage tanks or polychlorinated biphenyls on any Real Property owned, leased or occupied by any Loan Party, except for such underground storage tanks or polychlorinated biphenyls that are present in compliance with Environmental Laws; (iii) the Real Property including any premises owned, leased or occupied by any Loan Party has never been used by any Loan Party to dispose of Hazardous Materials, except as authorized by Environmental Laws; and (iv) no Hazardous Materials are managed by any Loan Party on any Real Property including any premises owned, leased or occupied by any Loan Party, excepting such quantities as are managed in accordance with all applicable manufacturer’s instructions and compliance with Environmental Laws and as are necessary for the operation of the commercial business of any Loan Party or of its tenants.

(d)            All Real Property owned by Loan Parties is insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Loan Party in accordance with prudent business practice in the industry of such Loan Party.

5.8.               Solvency; No Litigation, Violation, Indebtedness; Default; ERISA Compliance.

(a)            (i) Loan Parties on a Consolidated Basis (i) are solvent, (ii) able to pay their debts as they mature, (iii) has capital sufficient to carry on its business and all businesses in which it is about to engage, and (iv) the present fair salable value of the assets of the Loan Parties on a Consolidated Basis is not less than the amount that will be required to pay the probable liability of Loan Parties on a Consolidated Basis on its debts as they become absolute and matured.

(b)            Except as disclosed in Schedule 5.8(b), there is no pending or, to Borrower’s knowledge, threatened, action, suit, proceeding or claim by any Person against or with respect to Borrower or any Subsidiaries of Borrower which would reasonably be expected to result in a Material Adverse Effect.

(c)            No Loan Party has any outstanding Indebtedness other than the Obligations, except for (i) Indebtedness disclosed in Schedule 5.8(c) and (ii) Indebtedness otherwise permitted under Section 7.9 hereof.

(d)            No Loan Party is in violation of any Applicable Law, nor is any Loan Party in violation of any order of any court, Governmental Body or arbitration board or tribunal, in each case, which could reasonably be expected to have a Material Adverse Effect.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws.

(e)            No Loan Party maintains or is required to contribute to any Pension Benefit Plan or Multiemployer Plan other than those listed on Schedule 5.8(e) hereto.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) each Loan Party and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA and Section 412 of the Code in respect of each Pension Benefit Plan, and each Pension Benefit Plan and Multiemployer Plan is in compliance with Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA, as applicable; (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code or an application for such a determination is currently being processed by the Internal Revenue Code; (iii) neither any Loan Party nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become delinquent; (iv) no Pension Benefit Plan has been terminated by the plan administrator thereof nor by the PBGC, and no circumstances currently exist which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan; (v) the value of the assets of each Pension Benefit Plan, as of the last annual valuation date prior to the date on which this representation is made, exceeds the present value of the accrued benefit obligations of such Pension Benefit Plan (based on assumptions used to fund such Pension Benefit Plan); (vi) neither any Loan Party nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of the ERISA or Section 4975 of the Code that would subject any Loan Party to a tax on prohibited transactions; (vii) no Termination Event has occurred or is reasonably expected to occur; (viii) neither any Loan Party nor any member of the Controlled Group has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; (ix) neither any Loan Party nor any member of the Controlled Group maintains or is required to contribute to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code; (x) neither any Loan Party nor any member of the Controlled Group has withdrawn, completely or partially, within the meaning of Section 4203 or 4205 of ERISA, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 and there exists no fact which would reasonably be expected to result in any such liability; and (xi) no Plan fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or for any failure in connection with the administration or investment of the assets of a Plan.

5.9.               Patents, Trademarks, Copyrights and Licenses.  All material Intellectual Property owned or utilized by any Loan Party: (i) is set forth on Schedule 5.9; (ii) is valid and has been duly registered or filed with all appropriate Governmental Bodies; and (iii) constitutes all of the intellectual property rights which are necessary for the operation of its business.  There is no objection to, pending challenge to the validity of, or proceeding by any Governmental Body to suspend, revoke, terminate or adversely modify, any such material Intellectual Property and no Loan Party is aware of any grounds for any challenge or proceedings, except as set forth in Schedule 5.9 hereto.  All material Intellectual Property owned or held by any Loan Party consists of original material or property developed by such Loan Party or was lawfully acquired by such Loan Party from the proper and lawful owner thereof, and each of such items has been maintained in the Ordinary Course of Business.

5.10.            Licenses and Permits.  Except as set forth in Schedule 5.10, each Loan Party (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any Applicable Law for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business, except, in each case, where the failure to comply or procure such licenses or permits could reasonably be expected to have a Material Adverse Effect.

5.11.            Default of Indebtedness; Senior Debt.  No Loan Party is in default in the payment of the principal of or interest on any Indebtedness in an aggregate principal amount of greater than $2,500,000 or under any instrument or agreement under or subject to which any such Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.  Without giving effect to the Collateral which secures the Obligations, the Obligations will be pari passu in right of payment upon insolvency to all other unsubordinated Indebtedness of the Loan Parties and senior in right of payment and upon insolvency to all Subordinated Indebtedness (if any), except as expressly permitted by the terms of this Agreement.

5.12.            No Default.  No Loan Party is in default in the payment or performance of any of its Material Contracts in a manner that has resulted in or could reasonably be expected to result in a Material Adverse Effect and no Default or Event of Default has occurred.

5.13.            No Burdensome Restrictions.  No Loan Party is party to any contract or agreement the performance of which could reasonably be expected to have a Material Adverse Effect.  No Loan Party has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.14.            No Labor Disputes.  Other than as set forth on Schedule 5.14 hereto, (a) there are no grievances, disputes or controversies with any union or other organization of Borrower’s or Subsidiary’s employees, or, to Borrower’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining, in each case, which would reasonably be expected to have a Material Adverse Effect and (b) neither Borrower nor its Subsidiaries are party to or bound by any collective bargaining agreement.

5.15.            Margin Regulations.  No Loan Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System.  No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.16.            Investment Company Act.  No Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940, nor is it controlled by such a company.

5.17.            Disclosure.  No representation or warranty made by any Loan Party in any Loan Document or in any financial statement, written report, certificate or any other document furnished in connection herewith or therewith, taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case as of the date such information is provided.  There is no fact known to any Loan Party which such Loan Party has not disclosed to Agent with respect to the Transactions which could reasonably be expected to have a Material Adverse Effect.

5.18.            [Reserved].

5.19.            Trading with the Enemy. No Loan Party has engaged, nor does it intend to engage, in any business or activity prohibited by the Trading with the Enemy Act.

5.20.            Swaps.  No Loan Party is a party to, nor will it be a party to, any swap agreement whereby such Loan Party has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on a “two-way basis” without regard to fault on the part of either party.

5.21.            Business and Property of Loan Parties. Upon and after the Closing Date, Loan Parties do not propose to engage in any business other than automotive parts manufacturing and activities and businesses reasonably incidental and related thereto.

5.22.            Ineligible Securities.  Loan Parties do not intend to use and shall not use any portion of the proceeds of the Advances, directly or indirectly, to purchase during the underwriting period, or for thirty (30) days thereafter, Ineligible Securities being underwritten by a securities Affiliate of Agent or any Lender.

5.23.            Federal Securities Laws.  Except for MPA, no Loan Party or any of their Subsidiaries (i) is required to file periodic reports under the Exchange Act, (ii) has any securities registered under the Exchange Act or (iii) has filed a registration statement that has not yet become effective under the Securities Act.  MPA in in compliance in all material respects with the Exchange Act.

5.24.            Equity Interests.  All of the Equity Interests of each Loan Party have been duly and validly authorized and issued and are fully paid and non-assessable and have been sold and delivered to the holders hereof in compliance with, or under valid exemption from, all federal and state laws and the rules and regulations of each Governmental Body governing the sale and delivery of securities, except in the case of Borrower as would not reasonably be expected to result in a Material Adverse Effect.  Except for the rights and obligations set forth on Schedule 5.24, there are no subscriptions, warrants, options, calls, commitments, rights or agreement by which any Loan Party or any of the shareholders of any Loan Party is bound relating to the issuance, transfer, voting or redemption of shares of its Equity Interests or any pre-emptive rights held by any Person with respect to the Equity Interests of Loan Parties.  Except as set forth on Schedule 5.24, Loan Parties have not issued any securities convertible into or exchangeable for shares of its Equity Interests or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares.

5.25.            Commercial Tort Claims.  No Loan Party has any commercial tort claims with a potential value in excess of $250,000 except as set forth on Schedule 1.1D hereto.

5.26.            Letter of Credit Rights.  As of the Closing Date, no Loan Party has any letter of credit rights with a value in excess of $250,000 except as set forth on Schedule 5.26 hereto.

5.27.            Material Contracts.  Schedule 5.27 sets forth all Material Contracts of the Loan Parties.  Each Loan Party has heretofore delivered to Agent true and complete copies of all Material Contracts to which it is a party or to which it or any of its properties is subject.  All Material Contracts are in full force and effect and no material defaults on the part of such Loan Party currently exist thereunder.

5.28.            Security Interests in Collateral.  The Loan Documents create legal and valid Liens on all of the Collateral in favor of Agent, for the benefit of the Secured Parties, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the applicable Loan Party, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of Agent pursuant to any Applicable Law and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent Agent has not obtained or does not maintain possession of such Collateral.

5.29.            Insurance.  Schedule 5.29 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Subsidiaries as of the Closing Date.  As of the Closing Date, all premiums in respect of such insurance have been paid.  Borrower maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies, insurance on all their real and personal property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

5.30.            Affiliate Transactions.  Except as permitted by Section 7.11 or as set forth on Schedule 5.30, as of the date of this Agreement, there are no existing or proposed agreements, arrangements, understandings or transactions between any Loan Party and any of the officers, members, managers, directors, stockholders, parents, holders of other Equity Interests, employees or Affiliates (other than Subsidiaries) of any Loan Party or any members of their respective immediate families, and none of the foregoing Persons are directly or indirectly indebted to or have any direct or indirect ownership, partnership, or voting interest in any Affiliate of any Loan Party or any Person with which any Loan Party has a business relationship or which competes with any Loan Party.

5.31.            Operating Lease Obligations.  Except as set forth on Schedule 5.31 hereto, none of the Loan Parties has any Operating Lease Obligations with regard to (a) Real Property and (b) personal property in which annual rental payments are in excess of $100,000 for any individual personal property lease.

VI.	AFFIRMATIVE COVENANTS.

Each Loan Party shall, until payment in full of the Obligations (other than contingent indemnification obligations for which no claim has been made) and termination of this Agreement:

6.1.              Compliance with Laws.  Comply in all respects with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of such Loan Party’s business, except in such instances in which (a) such Applicable Law is Properly Contested; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.2.               Conduct of Business and Maintenance of Existence and Assets. (a) Conduct and operate its business according to good business practices and maintain all of the material property useful or necessary in its business in good working order and condition (ordinary wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement; provided that the foregoing shall not be deemed to apply to any casualty or condemnation that could not reasonably be expected to have a Material Adverse Effect), (b) preserve or renew all of its registered Intellectual Property, the non-preservation of which could reasonably be expected to have a Material Adverse Effect, (c) keep in full force and effect its legal existence under the laws of the jurisdiction of its organization or formation, as applicable, where the failure to do so could reasonably be expected to have a Material Adverse Effect (except in a transaction permitted by this Agreement); and (c) make all such reports and pay all such franchise and other Taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so could reasonably be expected to have a Material Adverse Effect.

6.3.               Books and Records.  Keep proper books of record and account in which full, true and correct entries will be made of all financial dealings or transactions of or in relation to its business and affairs (including without limitation accruals for Taxes, levies and claims, allowances against doubtful Receivables and accruals for depreciation, obsolescence or amortization of assets), all in accordance with, or as required by, GAAP consistently applied.

6.4                Payment of Taxes.  Pay, when due, all material Taxes and other Charges lawfully levied or assessed upon such Loan Party or any of the Collateral, including real and personal property Taxes and Charges and all franchise, income, employment, social security benefits, withholding, and sales Taxes.  If any Tax by any Governmental Body is or may be imposed on or as a result of any transaction between any Loan Party and Agent or any Lender which Agent or any Lender may be required to withhold or pay or if any Taxes or other Charges remain unpaid after the date fixed for their payment, in each case other than Excluded Taxes, or if any claim shall be made which, in Agent’s or any Lender’s opinion, is reasonably likely to create a valid Lien on the Collateral, Agent may without notice to Loan Parties pay the Taxes or other Charges and each Loan Party hereby indemnifies and holds Agent and each Lender harmless in respect thereof.  Agent will not pay any Taxes or Charges to the extent that any applicable Loan Party has Properly Contested those Taxes or Charges.  The amount of any payment by Agent under this Section 6.4 shall be charged to Borrower’s Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations and, until Loan Parties shall furnish Agent with an indemnity therefor (or supply Agent with evidence satisfactory to Agent that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to Loan Parties’ credit and Agent shall retain its security interest in and Lien on any and all Collateral held by Agent.

6.5.               Financial Covenants.

(a)            Fixed Charge Coverage Ratio.  Cause to be maintained as of the end of each fiscal quarter, (i) beginning with the fiscal quarter ended September 30, 2015, a Fixed Charge Coverage Ratio of not less than 1.05 to 1.0, (ii) commencing with the fiscal quarter ended December 31, 2015, a Fixed Charge Coverage Ratio of not less than 1.1 to 1.0 and (iii) commencing with the fiscal quarter ended June 30, 2016, a Fixed Charge Coverage Ratio of not less than 1.15 to 1.0, in each case, measured on a rolling four (4) quarter basis.

(b)            Total Leverage Ratio.  Maintain as of the end of each fiscal quarter, beginning with the fiscal quarter ended September 30, 2015, a Total Leverage Ratio of not greater than 2.5 to 1.0, measured on a rolling four (4) quarter basis.

6.6.            Insurance.

(a)            Keeps its properties adequately insured and maintain (i) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (ii) a bond in such amounts as is customary in the case of companies engaged in businesses similar to such Loan Party insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Loan Party either directly or through authority to draw upon such funds or to direct generally the disposition of such assets, (iii) workmen’s compensation insurance in the amount required by Applicable Law, (iv) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (v) such other insurance as may be required by Applicable Law.

(b)            Furnish Agent with (i) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and (ii) appropriate loss payable endorsements in form and substance reasonably satisfactory to Agent, naming Agent as an additional insured and mortgagee and/or lender loss payee (as applicable) as its interests may appear with respect to all insurance coverage referred to in clauses (i) and (iv) above, and providing (I) that all proceeds thereunder shall be payable to Agent, (II) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (III) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days prior written notice is given to Agent (or in the case of non-payment, at least ten (10) days prior written notice).  In the event of any loss thereunder, the carriers named therein hereby are directed by Agent and the applicable Loan Party to make payment for such loss to Agent and not to such Loan Party and Agent jointly; provided, however, that if the proceeds from such loss do not exceed $500,000 in the aggregate and no Default or Event of Default shall have occurred and be continuing at such time, Agent shall pay over any such proceeds to the applicable Loan Party.  If any insurance losses are paid by check, draft or other instrument payable to any Loan Party and Agent jointly, Agent may endorse such Loan Party’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash.

(c)            If Borrower or any of its Subsidiaries receives any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective rights or interests in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible (such event, an “Insurance and Condemnation Event”), which results in the realization by Borrower or any of its Subsidiaries of Net Cash Proceeds in excess of $500,000, Borrower shall prepay an aggregate principal amount of the outstanding loans under this Agreement equal to 100% of such Net Cash Proceeds not later than three (3) Business Days after receipt thereof by such Person (such prepayments to be applied, first, on a pro rata basis to the scheduled principal payments of the Term Loan, second, on a pro rata basis to the Letter of Credit Borrowings and the Swing Loans, third, on a pro rata basis to the outstanding Revolving Advances, fourth, to Cash Collateralize the Maximum Undrawn Amount of such L/C Obligations and fifth, the amount remaining, if any, after the prepayment in full of all Letter of Credit Borrowings, Swing Loans and Revolving Advances outstanding at such time and the Cash Collateralization of the Maximum Undrawn Amount in full may be retained by Borrower for use in the ordinary course of its business); provided, however, that with respect to up to $500,000 of Net Cash Proceeds realized as a result of such Insurance and Condemnation Event, at the election of Borrower (as notified by Borrower to the Agent on or prior to the date of the required payment under this Section 6.6(c), and so long as no Default or Event of Default shall have occurred and be continuing, Borrower or such Subsidiary may reinvest such Net Cash Proceeds in fixed assets so long as Borrower or one of its Subsidiaries has committed to make reinvestment within 180 days of the receipt of such Net Cash Proceeds and such reinvestment is made within 360 days after the receipt of such Net Cash Proceeds; and provided further, however, that any Net Cash Proceeds not so reinvested shall be immediately applied to the prepayment of the Loans as set forth in this Section 6.6(c).

(d)            Each Loan Party shall take all actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure on any Real Property that will be subject to a mortgage in favor of Agent, for the benefit of Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws.

(e)            The agreement of Agent to remit insurance proceeds in the manner above provided shall be subject in each instance to satisfaction of each of the following conditions: (x) no Default or Event of Default shall then have occurred and be continuing, (y) Loan Parties shall use such insurance proceeds promptly to repair, replace or restore the insurable property which was the subject of the insurable loss and for no other purpose, and (z) such remittances shall be made under such procedures as Agent may establish. If any Loan Party fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor on behalf of such Loan Party, which payments shall be charged to Borrower’s Account and constitute part of the obligations.

6.7.               Payment of Indebtedness and Leasehold Obligations.  Pay, discharge or otherwise satisfy (i) at or before maturity (subject, where applicable, to specified grace periods) all its Indebtedness, subject at all times to any applicable subordination arrangement in favor of Lenders and (ii) when due its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect, in each case under clause (i) or (ii) above, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being Properly Contested.

6.8.               Environmental Matters.

(a)            Ensure that the Real Property and all operations and businesses conducted thereon are in compliance and remain in compliance with all Environmental Laws and it shall manage any and all Hazardous Materials on any Real Property in compliance with Environmental Laws, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)            Establish and maintain an environmental management and compliance system to assure and monitor continued compliance with all applicable Environmental Laws in all material respects, which system shall include periodic environmental compliance audits to be conducted by knowledgeable environmental professionals.  All potential violations and violations of Environmental Laws shall be reviewed with legal counsel to determine any required reporting to applicable Governmental Bodies and any required corrective actions to address such potential violations or violations.

(c)            Respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien.  If any Loan Party shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or any Loan Party shall fail to comply with any of the requirements of any Environmental Laws, Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting Agent’s interest in the Collateral:  (i) give such notices or (ii) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as Agent (or such third parties as directed by Agent) deem reasonably necessary or advisable, to remediate, remove, mitigate or otherwise manage with any such Hazardous Discharge or Environmental Complaint.  All reasonable costs and expenses incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Loans constituting Revolving Advances shall be paid upon demand by Loan Parties, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Agent, any Lender and any Loan Party.

(d)            Promptly upon the written request of Agent from time to time, Loan Parties shall provide Agent, at Loan Parties’ expense, with an environmental site assessment or environmental compliance audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Agent, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, remediation and removal of any Hazardous Materials found on, under, at or within the Real Property.  Any report or investigation of such Hazardous Discharge proposed and acceptable to the responsible Governmental Body shall be acceptable to Agent.  If such estimates, individually or in the aggregate, exceed $100,000, Agent shall have the right to require Loan Parties to post a bond, letter of credit or other security reasonably satisfactory to Agent to secure payment of these costs and expenses.

6.9.               [Reserved].

6.10.            Execution of Supplemental Instruments.  Execute and deliver to Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may reasonably request, in order that the full intent of this Agreement may be carried into effect.

6.11.            Use of Proceeds. Use the proceeds of Advances only for the purposes set forth in Section 2.21.

6.12.            Government Receivables.  With respect to Receivables in an aggregate amount at any time outstanding in excess of $250,000, use commercially reasonable efforts to satisfy the requirements of the Federal Assignment of Claims Act, and all other applicable state legislation with respect to all Receivables owing from Customers that are agencies, departments or instrumentalities of the United States or any state thereof.

6.13.            Membership/Partnership Interests.  Designate and shall cause all of their Subsidiaries to designate (a) their limited liability company membership interests or partnership interests as the case may be, as securities as contemplated by the definition of “security” in Section 8-102(15) and Section 8-103 of Article 8 of the Uniform Commercial Code, and (b) certificate such limited liability company membership interests and partnership interests, as applicable.

6.14.            Keepwell.  If it is a Qualified ECP Loan Party, then jointly and severally, together with each other Qualified ECP Loan Party, hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non‑Qualifying Party’s obligations under this Agreement or any Other Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 6.14 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.14, or otherwise under this Agreement or any Other Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Loan Party under this Section 6.14 shall remain in full force and effect until payment in full of the Obligations and termination of this Agreement and the Other Documents.  Each Qualified ECP Loan Party intends that this Section 6.14 constitute, and this Section 6.14 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Loan Party and Guarantor for all purposes of Section 1a(18(A)(v)(II) of the CEA.

6.15.            Lien Waivers Agreements.

(a)            At any time any Collateral with a book value in excess of $250,000 (when aggregated with all other Collateral at the same location) is located on any Real Property located in the United States occupied or operated by a Loan Party (whether such Real Property is now existing or acquired after the Closing Date) which is not owned by such Loan Party, use commercially reasonable efforts to obtain Lien Waivers Agreements, in form and substance reasonably satisfactory to Agent; provided, that in the event the Loan Parties are unable to obtain any such Lien Waivers Agreements, Agent may, in its reasonable discretion, establish such Reserves as it deems necessary with respect to any such Collateral; and

(b)            At any time any Collateral with a book value in excess of $250,000 (when aggregated with all other Collateral at the same location and excluding Inventory on consignment at any customer locations) is stored on the premises of a bailee, warehouseman, or similar party located in the United States, use commercially reasonable efforts to obtain Lien Waivers Agreements, in form and substance reasonably satisfactory to Agent, providing for access to Collateral located on such premises in order to remove such Collateral from such premises during an Event of Default; provided, that in the event the Loan Parties are unable to obtain any such Lien Waivers Agreements, Agent may, in its reasonable discretion, establish such Reserves as it deems necessary with respect to any such Collateral.

6.16.            Change in Collateral; Collateral Records.

(a)            Give Agent not less than five (5) Business Days’ prior written notice of any change in the location of any Collateral with a book value in excess of $250,000, other than (i) for Collateral which is in transit and (ii) to locations set forth on Schedule 4.4(b)(i);

(b)            Advise Agent promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or the Lien granted thereon; and

(c)            Execute and deliver, and cause each of its Subsidiaries to execute and deliver, to Agent for the benefit of the Secured Parties from time to time, solely for Agent’s convenience in maintaining a record of Collateral, such written statements and schedules as Agent may reasonably require, designating, identifying or describing the Collateral.

6.17.            After Acquired Real Property.  Within five (5) Business Days of the acquisition by it after the date hereof of any fee interest in any Real Property located in the United States (each such interest being a “New Property”) with a Current Value (as defined below) in excess of $1,000,000 to notify Agent, setting forth with specificity the location of the Real Property, any structures or improvements thereon and either an appraisal or such Loan Party’s good-faith estimate of the current value of such Real Property (for purposes of this Section, the “Current Value”).  Agent shall notify such Loan Party whether it intends to require a Mortgage (and any other Real Property Deliverables) with respect to such New Property.  Upon receipt of such notice requesting a Mortgage (and any other Real Property Deliverables), the Person that has acquired such New Property shall furnish the same to Agent within sixty (60) days of such notice or a longer period of time as Agent may agree, in its sole discretion. Borrower shall pay all reasonable and documented fees and expenses, including attorneys’ fees and expenses, and all title insurance charges and premiums, in connection with each Loan Party’s obligations under this Section 6.17.

6.18.            Borrowing Base.  Maintain all Advances in compliance with the then current Borrowing Base.

6.19.            Covenant to Guarantee Obligations and Give Security.  Subject to the proviso set forth below, upon the formation or acquisition of any new direct or indirect Subsidiary (other than a FSHCO or a Foreign Subsidiary) by any Loan Party, at Borrower’s expense and at the times set forth below (or such later times as may be determined by the Agent in its sole discretion):

(a)            within ten (10) Business Days thereafter, cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary, to duly execute and deliver to the Agent a Guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Agent, guaranteeing the Obligations;

(b)            within 30 days (60 days with respect to any Real Property and any Real Property Deliverables) thereafter, cause such Subsidiary and each direct and indirect parent of such Subsidiary to duly execute and deliver to the Agent deeds of trust, trust deeds, deeds to secure debt, mortgages, Guarantor Security Agreement and other security and pledge agreements and supplements and joinders to applicable Other Documents, as specified by and in form and substance reasonably satisfactory to the Agent (including delivery of all applicable Equity Interests in and of such Subsidiary), securing payment of all the Obligations of such Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all such real and personal properties; and

(c)            concurrently with the delivery of the Guaranty or guaranty supplement pursuant to clause (a) above, deliver to the Agent such Organizational Documents, board resolutions or consents, incumbency, other documents, and certificates referred to in Section 8.1, such updated Schedules to the Loan Documents with respect to such Subsidiary and such other documents, in each case as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent;

provided, that, in no event shall (x) any Foreign Subsidiary or FSHCO be required to guaranty the payment of any Obligation, (y) the Loan Parties, individually or collectively, be required to pledge in excess of 65% of the outstanding Equity Interests of any Foreign Subsidiary or FSHCO or (z) a security interest be required to be granted on any property of any Excluded Subsidiary or FSHCO as security for any Secured Obligation; provided further that any Loan Party that pledges the Equity Interests of any Foreign Subsidiary or FSHCO shall only be required to execute a pledge governed by New York law.

6.20.            Post-Closing Obligations.  Without limiting any other provision of any Loan Document, each Loan Party shall, and shall cause each of its Subsidiaries to, execute and deliver, or cause to be executed and delivered, to Agent, all agreements, instruments, documents and other deliveries, and take or cause to be taken all actions, and otherwise perform, observe and comply with all obligations and covenants, set forth on Schedule 6.20 hereto, within the applicable time periods set forth thereon.

VII.	NEGATIVE COVENANTS.

No Loan Party shall, until satisfaction in full of the Obligations (other than contingent indemnification obligations for which no claim has been made) and termination of this Agreement:

7.1.               Merger, Consolidation, Acquisition and Sale of Assets.  Wind-up, liquidate, dissolve, merge, consolidate, reorganize or amalgamate with or into any Person, or convey, sell, lease, sublease, transfer or otherwise dispose of, whether in one transaction or a series of related transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that:

(a)            Any Subsidiary may merge with, or dissolve or liquidate into any other Subsidiary; provided that when if any Loan Party is party of such merger, dissolution or liquidation, such Loan Party shall be the continuing or surviving Person;

(b)            any Loan Party other than Borrower may convey, sell, lease, sublease, transfer or otherwise dispose of its assets to Borrower or to another Loan Party;

(c)            any Subsidiary that is not a Loan Party may convey, sell, lease, sublease, transfer or otherwise dispose of its assets to (i) another Subsidiary that is not a Loan Party or (ii) to a Loan Party;

(d)            in connection with any Permitted Acquisition, Borrower or any Subsidiary of Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) in the case of a merger to which Borrower is not a party, the Person surviving such merger shall be a direct or indirect wholly-owned Subsidiary of Borrower, (ii) in the case of any such merger to which Borrower is a party, Borrower is the surviving Person and (iii) in the case of any such merger to which any Loan Party (other than Borrower) is a party, the surviving Person in such merger is, or becomes, a Loan Party;

(e)            so long as no Default has occurred and is continuing or would result therefrom, any Subsidiary of Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that in each case, immediately after giving effect thereto (i) in the case of any such merger to which Borrower is a party, Borrower is the surviving corporation and (ii) in the case of any such merger to which any Loan Party (other than Borrower) is a party, such Loan Party is the surviving corporation; and

(f)            transactions which are Permitted Investments, Permitted Acquisitions or Dispositions permitted by Section 7.6 are permitted under this Section 7.1.

7.2.               Creation of Liens.  Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter created or acquired, except Permitted Encumbrances.

7.3.               [Reserved].

7.4.               Investments.  Purchase or acquire obligations or Equity Interests of, or any other interest in, any Person, other than Permitted Investments.

7.5.               [Reserved].

7.6.               Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a)           any sales of Inventory and scrap in the Ordinary Course of Business;

(b)           the sale of Specified Accounts pursuant to a Factoring Agreement to the applicable Factor; provided, that all payments due and owing to Borrower under any such Factoring Agreement are directly deposited in a Blocked Account or a Depository Account;

(c)           Dispositions of obsolete or worn-out equipment in the Ordinary Course of Business;

(d)           Dispositions consisting of non-exclusive license agreements with respect to Intellectual Property in the Ordinary Course of Business;

(e)           Dispositions of equipment or property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(f)            Dispositions of property in the form of an Investment permitted pursuant to Section 7.4;

(g)           Dispositions permitted by Section 7.1 or Section 7.11;

(h)           any loss of property as a result of an Insurance and Condemnation Event so long as the proceeds from such Insurance and Condemnation Event are applied in accordance with Section 6.6 hereof (to the extent required pursuant to such Section); and

(i)             Dispositions by Borrower and its Subsidiaries not otherwise permitted under clauses (a) – (h) of this definition; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition, (ii) the book value of any property disposed of in reliance of this clause (i) shall not exceed $250,000 and all property disposed of in reliance of this clause (i) shall not exceed $1,000,000 in any fiscal year, (iii) such Disposition is for fair market value and (iv) not less than 50% of the purchase price for such asset shall be paid to Borrower or such Subsidiary in cash.

7.7.               Capital Expenditures (a).  Make or commit or agree to make, or permit any of its Subsidiaries to make or commit or agree to make, any Capital Expenditure (by purchase or Capitalized Lease) that would cause the aggregate amount of all Capital Expenditures made by the Loan Parties and their Subsidiaries in any fiscal period set forth in the table below to exceed the amount set forth opposite such fiscal period:

Period	Capital Expenditure

Fiscal year ended March 31, 2016	$7,000,000

Fiscal year ended March 31, 2017 and each fiscal year thereafter	$4,000,000

provided, however, that if the amount of the Capital Expenditures permitted to be made in any fiscal period set forth in the table above is greater than the actual amount of the Capital Expenditures actually made in such fiscal period (the amount by which such permitted Capital Expenditures for such fiscal period exceeds the actual amount of Capital Expenditures for such fiscal period, the “Excess Amount”), then fifty percent (50%) of such Excess Amount (each such amount, a “Carryover Amount”) may be carried forward to the next succeeding fiscal period (the “Succeeding Fiscal Period”); provided, further that, in each case, the applicable Carryover Amount for a particular Succeeding Fiscal Period may not be carried forward to another fiscal period. Capital Expenditures made by the Loan Parties and their Subsidiaries in any fiscal period shall be deemed to reduce first, the amount set forth in the table above for such fiscal period and, second, the applicable Carryover Amount.

7.8.               Dividends.  Declare or pay any dividend or other distribution, direct or indirect, on account of any Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (ii) make any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Loan Party or any direct or indirect parent of any Loan Party, now or hereafter outstanding, (iii) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Equity Interests of any Loan Party, now or hereafter outstanding, (iv) return any Equity Interests to any shareholders or other equity holders of any Loan Party or any of its Subsidiaries, or make any other distribution of property, assets, shares of Equity Interests, warrants, rights, options, obligations or securities thereto as such or (v) pay any management, consulting, monitoring or advisory fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries) pursuant to any management, consulting or other services agreement to any of the shareholders or other equity holders of any Loan Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Loan Party; provided, however, that the Loan Parties may declare or pay Permitted Dividends and Stock Buybacks.

7.9.               Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness other than Permitted Indebtedness.

7.10.            Nature of Business.  Substantially change the nature of the business in which it is presently engaged, which is the business of auto-parts supply.

7.11.            Transactions with Affiliates.  Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction of any kind with any Affiliate, other than on fair and reasonable terms substantially as favorable in all material respects to the applicable Loan Party as would be obtainable by such Loan Party at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to the following: (i) transactions among Loan Parties, (ii) payment by Loan Parties of dividends and distributions permitted under Section 7.8 hereof, (iii) investments permitted pursuant to Section 7.4, (iv) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, equity compensation and other benefit plans) and indemnification arrangements, in each case approved by the board of directors or applicable senior management of Borrower, and (v) transactions disclosed to Agent in writing, which are in the Ordinary Course of Business.

7.12.            Sale and Leaseback Transactions; Lease Obligations.

(a)            Enter into any Sale and Lease Back Transaction.

(b)            Create, incur or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any obligations as lessee for the payment of rent for any Real Property or personal property under leases or agreements to lease other than (i) Capitalized Lease Obligations which would not cause the aggregate amount of all obligations under Capitalized Leases entered into after the Closing Date owing by all Loan Parties and their Subsidiaries in any fiscal year of Loan Parties to exceed the amounts set forth in Section 7.9, and (ii) Operating Lease Obligations which would not cause the aggregate amount of all Operating Lease Obligations owing by all Loan Parties and their Subsidiaries in any fiscal year of Loan Parties to exceed $5,000,000.

7.13.            Partnerships; Joint Ventures.  Enter into any partnership, joint venture or similar arrangement which exposes the applicable Loan Party to unlimited liability.

7.14.            Fiscal Year and Accounting Changes.  Change its fiscal year end from March 31 or make any significant change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in tax reporting treatment except as required by law.

7.15.            Pledge of Credit.  Now or hereafter pledge Agent’s or any Lender’s credit on any purchases, commitments or contracts or for any purpose whatsoever or use any portion of any Advance in or for any business other than such Loan Party’s business operations as conducted on the Closing Date, in each case, except pursuant to the issuance of any Letter of Credit.

7.16.            Amendment of Organizational Documents.  (i) Change its legal name, (ii) change its form of legal entity (e.g., converting from a corporation to a limited liability company or vice versa), (iii) change its jurisdiction of organization or become (or attempt or purport to become) organized in more than one jurisdiction, or (iv) otherwise amend, modify or waive any material term or provision of its Organizational Documents unless required by law, in any such case without (x) giving at least ten (10) Business Days prior written notice of such intended change to Agent.

7.17.            Compliance with ERISA.  (i) (x) Maintain, or (y) become obligated to contribute to any Pension Plan or Multiemployer Plan, other than those Plans disclosed on Schedule 5.8(e), (ii) engage in any non-exempt “prohibited transaction”, as that term is defined in Section 406 of ERISA or Section 4975 of the Code, (iii) except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (a) terminate, or permit any member of the Controlled Group to terminate, any Pension Plan or Multiemployer Plan where such event could result in any liability of any Loan Party or the imposition of a lien on the property of any Loan Party pursuant to Section 4068 of ERISA or (b) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (iv) fail promptly to notify Agent of the occurrence of any Termination Event, (v) except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (a) fail to comply with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan or (b) fail to meet or permit any Plan to fail to meet all minimum funding requirements under ERISA and the Code, without regard to any waivers or variances, or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Plan, or (vi) cause a representation or warranty in Section 5.8(d) to cease to be true and correct.

7.18.            Prepayment of Indebtedness.  Except as permitted pursuant to Section 7.19 hereof, at any time, directly or indirectly, prepay any Subordinated Indebtedness (other than to Lenders), or repurchase, redeem, retire or otherwise acquire any Indebtedness of any Loan Party, in an aggregate amount exceeding $1,000,000 in any fiscal year of the Loan Parties.

7.19.            Subordinated Indebtedness.  At any time, directly or indirectly, pay, prepay, repurchase, redeem, retire or otherwise acquire, or make any payment on account of any principal of, interest on or premium payable in connection with the repayment or redemption of the Subordinated Indebtedness, except as expressly permitted by the Required Lenders.

7.20.            Other Agreements.  Enter into any material amendment, waiver or modification of the Subordinated Loan Documents, the Material Contracts or any related agreements, which would materially and adversely affect the rights or interests of the Secured Parties hereunder.

VIII.	CONDITIONS PRECEDENT.

8.1.               Conditions to Initial Advances.  The agreement of Lenders to make the initial Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by Agent, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:

(a)            Note.  Agent shall have received any Notes requested by a Lender three (3) Business Days prior to the Closing Date, duly executed and delivered by an authorized officer of Borrower;

(b)            Other Documents.  Agent shall have received each of the executed Other Documents, as applicable;

(c)            Existing Indebtedness. Agent shall have received evidence from Borrower that Borrower has (i) repaid in full all Existing Indebtedness (other than the Existing Letters of Credit), (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) delivered to Agent all documents or instruments needed to release all Liens securing Existing Indebtedness or other obligations of Borrower and its Subsidiaries thereunder being repaid on the Closing Date and (iv) made arrangements satisfactory to Agent with respect to any letters of credit outstanding thereunder or the issuance of Letters of Credit to support the obligations of Borrower and its Subsidiaries with respect thereto or for the rollover of the Existing Letters of Credit;

(d)            [Reserved.]

(e)            Financial Condition Certificates.  Agent shall have received an executed Financial Condition Certificate in the form of Exhibit 8.1(e);

(f)            Closing Certificate.  Agent shall have received a closing certificate signed by an authorized officer of each Loan Party dated as of the date hereof, stating that (i) all representations and warranties set forth in the Loan Documents are true and correct in all material respects (and in all respects if such representations and warranties are already qualified by materiality or by reference to a Material Adverse Effect) on and as of such date, and (ii) no Default or Event of Default has occurred or is continuing;

(g)            Borrowing Base.  Agent shall have received evidence from Loan Parties that the aggregate amount of Eligible Receivables and Eligible Inventory is sufficient in value and amount to support Advances in the amount requested by Loan Parties on the Closing Date;

(h)            Undrawn Availability.  After giving effect to the initial Advances hereunder, Loan Parties shall have Undrawn Availability of at least $50,000,000, as evidenced by the delivery to Agent of a Borrowing Base Certificate from Borrower;

(i)              Minimum Consolidated EBITDA. After giving effect to the initial Advances hereunder, Loan Parties shall have Consolidated EBITDA for the twelve (12) month period recently ended prior to the Closing Date of at least $55,000,000, as evidenced by the delivery to Agent of a certificate from Chief Financial Officer of Borrower;

(j)              Blocked Accounts.  Loan Parties shall have opened the Depository Accounts with Agent or Agent shall have received duly executed agreements establishing the Blocked Accounts with financial institutions acceptable to Agent for the collection or servicing of the Receivables and proceeds of the Collateral;

(k)            Closing Structure.  Agent shall be satisfied with the closing capital structure of Borrower and its Subsidiaries as of the Closing Date.

(l)              Filings, Registrations and Recordings.  Each document (including any Uniform Commercial Code financing statement) required by this Agreement, any related agreement or under law or reasonably requested by Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

(m)           [Reserved].

(n)            Secretary’s Certificates, Authorizing Resolutions and Good Standings of Borrower.  Agent shall have received a certificate of the Secretary or Assistant Secretary (or other equivalent officer, partner or manager) of Borrower in form and substance satisfactory to Agent dated as of the Closing Date which shall certify (i) copies of resolutions in form and substance reasonably satisfactory to Agent, of the board of directors of Borrower authorizing (x) the execution, delivery and performance of the Loan Documents to which Borrower is a party, and (y) the granting by Borrower of the security interests in and liens upon the Collateral to secure all of the Obligations of Borrower (and such certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate), (ii) the incumbency and signatures of the officers of Borrower authorized to execute the Loan Documents, (iii) copies of the Organizational Documents of Borrower as in effect on such date, complete with all amendments thereto, and (iv) the good standing (or equivalent status) of Borrower in its jurisdiction of organization and each applicable jurisdiction where the conduct of Borrower’s business activities or the ownership of its properties necessitates qualification, as evidenced by good standing certificate(s) (or the equivalent thereof issued by any applicable jurisdiction) dated not more than thirty (30) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each such jurisdiction;

(o)            MPA Mexico Deliverables.

(i)             Agent shall have received a certificate of the Secretary or Assistant Secretary (or other equivalent officer, partner or manager) of MPA Mexico in form and substance satisfactory to Agent dated as of the Closing Date which shall certify (A) copies of resolutions in form and substance reasonably satisfactory to Agent, of the board of directors (or other equivalent governing body, member or partner) of MPA Mexico authorizing the execution, delivery and performance of the Pledge Agreement and each Other Document to which such MPA Mexico is a party (and such certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate), (B) the incumbency and signatures of the officers of MPA Mexico authorized to execute the Pledge Agreement and each Other Document to which MPA Mexico is a party, and (C) copies of the Organizational Documents of MPA Mexico as in effect on such date, complete with all amendments thereto; and

(ii)            Agent shall have received the following documents, duly executed by the parties thereto: (A) an irrevocable special power of attorney granted by Borrower in favor of Agent upon the occurrence of an Event of Default, (B) special power of attorney granted by MPA Mexico in favor of Borrower, appointing Borrower as MPA Mexico’s process agent, and (C) Equity Interests of MPA Mexico representing 100% of such issued and outstanding Equity Interests not entitled to vote and 65% of such issued and outstanding Equity Interests entitled to vote, each accompanied by a stock power;

(p)            Legal Opinion.  Agent shall have received the executed legal opinion of (i) Latham & Watkins LLP, counsel to the Loan Parties and (ii) Bustamante, Escandon y Pareyon, S.C., Mexican counsel to the Loan Parties, in each case, in form and substance reasonably satisfactory to Agent which shall cover such matters incident to the transactions contemplated by the Loan Documents as Agent may reasonably require;

(q)            No Litigation.  No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against any Loan Party or against the officers or directors of any Loan Party (i) in connection with the Loan Documents or any of the Transactions which would reasonably be expected to have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Loan Party or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;

(r)             Collateral Examination.  Agent shall have completed Collateral examinations and received a verbal confirmation of the appraised value of Inventory, the results of which examinations and appraisals shall be satisfactory in form and substance to Agent;

(s)             Fees.  Agent shall have received all fees payable to Agent and Lenders on or prior to the Closing Date hereunder, including pursuant to Article III hereof, to the extent invoices therefor have been delivered to Borrower at least three (3) Business Days prior to the Closing Date;

(t)              Pro Forma Financial Statements.  Agent shall have received a copy of the Pro Forma Financial Statements which shall be satisfactory in all respects to Agent;

(u)            Insurance.  Agent shall have received in form and substance satisfactory to Agent, (i) evidence that adequate insurance, including without limitation, casualty and liability insurance, required to be maintained under this Agreement is in full force and effect and (ii) insurance certificates issued by Loan Parties’ insurance broker containing such information regarding Loan Parties’ casualty and liability insurance policies as Agent shall request and naming Agent as an additional insured, lenders loss payee and/or mortgagee, as applicable;

(v)            Payment Instructions.  Agent shall have received written instructions from Borrower directing the application of proceeds of the initial Advances made pursuant to this Agreement;

(w)           Consents.  Agent shall have received any and all Consents (if any) necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel shall deem necessary;

(x)             No Adverse Material Change.  (i) Since March 31, 2014, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied to Agent or Lenders shall have been proven to be inaccurate or misleading in any material respect;

(y)            Contract Review.  Agent shall have received and reviewed all Material Contracts of Loan Parties including leases, Capitalized Lease agreements, union contracts, labor contracts, vendor contracts, customer contracts, repurchase agreements, license agreements and distributorship agreements and such contracts and agreements shall be satisfactory in all respects to Agent;

(z)             Compliance with Laws.  Agent shall be reasonably satisfied that each Loan Party is in compliance with all pertinent federal, state, local or territorial regulations, including those with respect to the Federal Occupational Safety and Health Act, the Environmental Protection Act, ERISA, the USA PATRIOT Act and the Anti-Terrorism Laws;

(aa)          KYC Information, Etc.  Agent shall have received and be reasonably satisfied with the results of all “know your customer”, “anti-money laundering” and “OFAC” due diligence of Borrower, their respective Affiliates and certain officers and employees thereof as determined by Agent, to the extent such information has been requested five (5) Business Days prior to the Closing Date; and

(bb)        Other.  All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be satisfactory in form and substance to Agent and its counsel.

8.2.               Conditions to Each Advance.  The agreement of Lenders to make any Advance requested to be made on any date (including the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a)            Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents to which it is a party shall be true and correct in all material respects (and in all respects if such representation and warranty is already qualified by materiality or by reference to a Material Adverse Effect) on and as of such date as if made on and as of such date, except to the extent that any such representations or warranties expressly relate to an earlier and/or specified date, in which case they shall be true in all material respects (and in all respects if such representation and warranty is already qualified by materiality or by reference to a Material Adverse Effect) as of such earlier or specified date;

(b)            No Default.  No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that Agent, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default;

(c)            Maximum Advances.  In the case of any type of Advance requested to be made, after giving effect thereto, the aggregate amount of such type of Advance shall not exceed the maximum amount of such type of Advance permitted under this Agreement;

(d)            Requests for Advances.  Prior to the making of each Advance, (i) Agent shall have received a notice of borrowing meeting the requirements of Sections 2.2, 2.3 or 2.4(c), as the case may be and (ii) Issuer shall have received a Letter of Credit Application meeting the requirements of Section 2.12(a); and

(e)            Material Adverse Effect.  There shall not have occurred any event or development which could reasonably be expected to have a Material Adverse Effect.

Each request for an Advance by any Loan Party hereunder shall constitute a representation and warranty by each Loan Party as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

IX.	INFORMATION AS TO BORROWER.

Each Loan Party shall, or shall cause Borrower on its behalf to, until satisfaction in full of the Obligations (other than contingent indemnification obligations for which no claim has been made) and the termination of this Agreement:

9.1.              Disclosure of Material Matters.  Promptly (and in any event within five (5) Business Days) after the occurrence thereof, report to Agent all matters materially affecting the value, enforceability or collectability of any material portion of the Collateral, including any Loan Party’s reclamation or repossession of, or the return to any Loan Party of, a material amount of goods or claims or disputes asserted by any Customer or other obligor, other than in the Ordinary Course of Business.

9.2.              Schedules.  Promptly, and in any event on or before the fifteenth day after the end of each fiscal month of Borrower and its Subsidiaries commencing with the first full fiscal month of Borrower and its Subsidiaries ending after the Closing Date, deliver to Agent (a) reports in form and detail satisfactory to the Agents and certified by an authorized officer of Borrower as being accurate and complete in all material respects (i) listing all Receivables of the Loan Parties as of such day, which shall include the amount and age of each such Receivable, showing separately those which are more than 30, 60, 90 and 120 days old and a description of all Liens, set-offs, defenses and counterclaims with respect thereto, together with a reconciliation of such schedule with the schedule delivered to the Agents pursuant to this Section 9.2 for the immediately preceding fiscal month (or such shorter period, as applicable) and such other information as any Agent may request, (ii) listing all accounts payable of the Loan Parties as of each such day which shall include the amount and age of each such account payable and such other information as any Agent may request, and (iii) listing all Inventory of the Loan Parties as of each such day, and containing a breakdown of such Inventory by type and amount, the value thereof (by location), the warehouse and production facility location and such other information as any Agent may request, all in detail and in form reasonably satisfactory to the Agents and (b) a Borrowing Base Certificate in form and substance satisfactory to Agent (which shall be calculated as of the last day of the prior month and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement).  The items to be provided under this Section are to be in form satisfactory to Agent and executed by each Loan Party and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and any Loan Party’s failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral.  Unless otherwise agreed to by Agent, the items to be provided under this Section 9.2 shall be delivered to Agent by the specific method of Approved Electronic Communication designated by Agent.

9.3.               Environmental Reports.

(a)            Furnish Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9.8, with a certificate signed by the President of Borrower stating, to the best of his/her knowledge, that each Loan Party is in compliance in all material respects with all applicable Environmental Laws.  To the extent any Loan Party is not in compliance with the foregoing laws, the certificate shall set forth with specificity all areas of non-compliance and the proposed action such Loan Party will implement in order to achieve full compliance.

(b)            In the event any Loan Party obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Materials at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or any Loan Party’s interest therein or the operations or the business (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any Governmental Body, then Borrower shall, within five (5) Business Days, give written notice of same to Agent detailing facts and circumstances of which any Loan Party is aware giving rise to the Hazardous Discharge or Environmental Complaint.  Such information is to be provided to allow Agent to protect its security interest in and Lien on the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

(c)            Borrower shall promptly forward to Agent copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Materials at any other site owned, operated or used by any Loan Party to manage of Hazardous Materials and shall continue to forward copies of correspondence between any Loan Party and the Governmental Body regarding such claims to Agent until the claim is settled.  Borrower shall promptly forward to Agent copies of all documents and reports concerning a Hazardous Discharge or Environmental Complaint at the Real Property, operations or business that any Loan Party is required to file under any Environmental Laws.  Such information is to be provided solely to allow Agent to protect Agent’s security interest in and Lien on the Collateral.

9.4.              Litigation.  Promptly (and in any event within five (5) Business Days) notify Agent in writing of any claim, litigation, suit or administrative proceeding affecting any Loan Party, whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which in any such case affects any Collateral having a value in excess of $100,000 in the aggregate or which could reasonably be expected to have a Material Adverse Effect.

9.5.               Material Occurrences.  Promptly (and in any event within three (3) Business Days) notify Agent in writing upon the occurrence of: (a) any Event of Default or Default; (b) any event of default (or similar event) under the Subordinated Loan Documents; (c) any event which with the giving of notice or lapse of time, or both, would constitute an event of default (or similar event) under the Subordinated Loan Documents; (d) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of any Loan Party as of the date of such statements; (e) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject any Loan Party to a tax imposed by Section 4971 of the Code; (f) each and every default by any Loan Party which might result in the acceleration of the maturity of any Indebtedness in a principal amount in excess of $2,500,000, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the total amount of such Indebtedness; (g) any change in an Organizational Documents of Loan Parties, which could reasonably be expected to have a Material Adverse Effect; and (h) any other development in the business or affairs of any Loan Party or any Guarantor, which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Loan Parties propose to take with respect thereto.

9.6.               Government Receivables.  Promptly (and in any event within five (5) Business Days) notify Agent if any of its Receivables in an amount equal to or greater than $250,000 arise out of contracts between any Loan Party and the United States, any state, or any department, agency or instrumentality of any of them.

9.7.              Annual Financial Statements.  Furnish Agent and Lenders within ninety (90) days after the end of each fiscal year of Borrower and its consolidated subsidiaries, consolidated and consolidating balance sheets, statements of operations and statements of cash flows as at the end of such fiscal year, all prepared in accordance with GAAP, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by Loan Parties and reasonably satisfactory to Agent (the “Accountants”) .  The report of the Accountants on the annual financial statements shall be accompanied by a separate report of the Accountants indicating that  in connection with their audit either no information came to their attention which caused them to believe that the Company failed to comply with the terms, covenants, provisions or conditions of  Section 6.5 under this Agreement or, if such information came to their attention, specifying any such failure to comply with the terms, covenants, provisions or conditions of  Section 6.5 of this Agreement, insofar as they relate to accounting matters.  In addition, the reports shall be accompanied by a Compliance Certificate.

9.8.               Quarterly Financial Statements.  Furnish Agent and Lenders within forty-five (45) days after the end of each fiscal quarter of Borrower and its consolidated subsidiaries (other than the last fiscal quarter of a fiscal year), an unaudited balance sheet of Borrower and its consolidated subsidiaries on a consolidated and consolidating basis and unaudited statements income, stockholders’ equity and cash flow reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, all prepared in accordance with GAAP and in reasonable detail, subject to normal and recurring year-end adjustments and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.  The reports shall be accompanied by a Compliance Certificate.

9.9.               Monthly Financial Statements.  At any time when Undrawn Unavailability is less than $20,000,000, furnish Agent and Lenders within thirty (30) days after the end of each month (other than for the months of March, June, September and December which shall be delivered in accordance with Sections 9.7 and 9.8 as applicable), an unaudited balance sheet of Borrower and its consolidated subsidiaries on a consolidated and consolidating basis and unaudited statements of income, stockholders’ equity and cash flow reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, all prepared in accordance with GAAP and in reasonable detail, subject to normal and recurring year-end adjustments and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.  The reports shall be accompanied by a Compliance Certificate; provided that the requirements under this Section 9.9 shall cease on the date following the date on which Undrawn Availability has been equal to or exceeded $25,000,000 for a period of thirty (30) consecutive days.

9.10.            Other Reports.  Promptly after the same are available, but in any event within ten (10) days after the issuance thereof, with copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Agent pursuant hereto.

9.11.            Additional Information.  Furnish Agent with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Notes have been complied with by Loan Parties including, without the necessity of any request by Agent, (a) copies of all environmental audits and reviews, (b) at least ten (10) Business Days prior thereto, notice of any Loan Party’s opening of any new office or place of business or any Loan Party’s closing of any existing office or place of business, (c) promptly upon any Loan Party’s learning thereof, notice of any labor dispute to which any Loan Party may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Loan Party is a party or by which any Loan Party is bound and (d) promptly upon request, such other information concerning the condition or operations, financial or otherwise, of any Loan Party or any Subsidiary of any Loan Party as Agent may from time to time may reasonably request.

9.12.            Projected Operating Budget.  Furnish Agent and Lenders, no later than thirty (30) days after the end of each of Borrower’s fiscal years, commencing with the fiscal year ending March 31, 2016, a month by month projected operating budget and cash flow of Loan Parties on a consolidated and consolidating basis for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by the President or Chief Financial Officer of each Loan Party to the effect that such financial projections are prepared on a reasonable basis and in good faith, and based on assumptions believed by Borrower to be reasonable at the time made and from the best information then available to Borrower.

9.13.            Variances From Operating Budget.  Furnish Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7, 9.8 and 9.9 (in the case of Section 9.9, solely if required at such time), a written report summarizing all material variances from budgets submitted by Loan Parties pursuant to Section 9.12 and a discussion and analysis by management with respect to such variances.

9.14.            Notice of Suits, Adverse Events.  Furnish Agent with prompt (and in any event within five (5) Business Days) written notice of (i) any lapse or other termination of any Consent issued to any Loan Party by any Governmental Body or any other Person that is material to the operation of any Loan Party’s business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent, (iii) copies of any periodic or special reports filed by any Loan Party with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of any Loan Party, or if copies thereof are requested by Lender, and (iv) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to any Loan Party.

9.15.            ERISA Notices and Requests.  Furnish Agent with prompt written notice in the event that (i) any Loan Party or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Loan Party or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) any Loan Party or any member of the Controlled Group knows or has reason to know that a non-exempt prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred together with a written statement describing such transaction and the action which such Loan Party or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Pension Benefit Plan together with all communications received by any Loan Party or, upon knowledge of a Loan Party, by any member of the Controlled Group with respect to such request, (iv) any increase in the benefits of any existing Pension Benefit Plan or Multiemployer Plan or the establishment of any new Pension Benefit Plan or the commencement of contributions to any Pension Benefit Plan or Multiemployer Plan to which any Loan Party was not previously contributing shall occur, (v) any Loan Party or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (vi) any Loan Party shall receive an unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (vii) to the knowledge of any Loan Party or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice to the extent available to the Loan Party; (viii) any Loan Party or, to the knowledge of any Loan Party, any member of the Controlled Group shall fail to make a required installment or any other required payment under the Code or ERISA on or before the due date for such installment or payment; or (ix) any Loan Party knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan or (d) a Multiemployer Plan is subject to Section 432 of the Code or Section 305 of ERISA.

9.16.            Additional Documents.  Promptly (a) execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement and (b) promptly, provide Agent with, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Agent may from time to time reasonably request.

9.17.            Updates to Certain Schedules.  Deliver to Agent promptly as shall be required to maintain the related representations and warranties as true and correct, updates to Schedules 1.1D (Commercial Tort Claims), 4.4(b)(i) (Equipment and Inventory Locations), 4.4(b)(ii) (Places of Business; Chief Executive Offices), 4.4(b)(iii) (Real Property), 4.8(j) (Deposit and Investment Accounts); 5.9 (Intellectual Property), 5.24 (Equity Interests), 5.26 (Letter-of-Credit Rights), 5.27 (Material Contracts), 5.29 (Insurance), 5.30 (Affiliate Transactions) and 5.31 (Operating Lease Obligations); provided, that absent the occurrence and continuance of any Event of Default, Loan Party shall only be required to provide such updates on a quarterly basis, commencing with the fiscal quarter ended September 30, 2015, in connection with delivery of a Compliance Certificate with respect to the applicable fiscal quarter.  Any such updated Schedules delivered by Loan Parties to Agent in accordance with this Section 9.17 shall automatically and immediately be deemed to amend and restate the prior version of such Schedule previously delivered to Agent and attached to and made part of this Agreement.

X.	EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1.            Nonpayment.  Failure by any Loan Party to pay (a) when due, any principal on the Obligations (including without limitation pursuant to Section 2.9), or (b) within three (3) Business Days after the same becomes due, any interest on any Advance or any other fee or charge provided for herein or in any Other Document (but only if Agent shall have failed to charge Borrower’s Account for such amounts).

10.2.            Breach of Representation.  Any representation or warranty made or deemed made by any Loan Party in this Agreement or any Other Document or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been incorrect or misleading in any material respect on the date when made or deemed to have been made;

10.3.            Financial Information.  Failure by any Loan Party to (i) furnish financial information when due or when requested in writing which is unremedied for a period of fifteen (15) days from such request, or (ii) permit the inspection of its books or records or access to its premises for audits and appraisals in accordance with the terms hereof;

10.4.            Judicial Actions.  Issuance of a notice of Lien, levy, assessment, injunction or attachment (a) against any Loan Party’s Inventory or Receivables having a value in excess of $100,000 in the aggregate or (b) against a material portion of any Loan Party’s other property which is not stayed or lifted within thirty (30) days;

10.5.            Noncompliance.  Except as otherwise provided for in Sections 10.1 and 10.3, (i) failure or neglect of any Loan Party, or any Person to perform, keep or observe any term, provision, condition, covenant herein contained in Sections 4.1, 4.2(c), 4.3, 4.5, 4.6, 4.8(d), 4.8(h), 4.8(i), 4.12, 6.2, 6.4, 6.5, 6.6, 6.7, 6.8, 6.14, 6.17, 6.18, 6.19, 6.20, 9.1, 9.2, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9, 9.12, 9.14 or Section 7 hereof, (ii) any Loan Party fails to perform, keep or observe any covenant on its part to be performed or observed contained in Sections 4.7, 4.8(j), 6.1, 6.3, 6.10, 6.11, 6.12, 6.13, 6.15, 6.16, 9.10, 9.11, 9.13 or 9.15 hereof, which is not cured within ten (10) days from the occurrence of such failure, or (iii) any Loan Party fails to perform, keep or observe any other covenant contained in any Loan Document on its part to be performed or observed, and such failure continues and is not waived for a period of twenty (20) days after the earlier to occur of (x) the date upon which Borrower receives written notice thereof from the Agent and (y) the date upon which any Loan Party has knowledge of such failure;

10.6.            Judgments.  Any (a) judgment or judgments, writ(s), order(s) or decree(s) for the payment of money are rendered against any Loan Party for an aggregate amount in excess of $2,500,000, (b) settlement or settlements with respect to any pending or threatened suit, action, litigation or proceeding is entered into by any Loan Party, pursuant to which any Loan Party or any Affiliate of any Loan Party shall pay an aggregate amount in excess of $2,500,000 and (c) (i) action shall be legally taken by any judgment creditor to levy upon assets or properties of any Loan Party to enforce any such judgment, (ii) such judgment shall remain undischarged for a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) any Liens arising by virtue of the rendition, entry or issuance of such judgment upon assets or properties of any Loan Party or any Guarantor shall be senior to any Liens in favor of Agent on such assets or properties; provided, however, that in each case, that any such judgment, writ, order, decree, settlement, or action shall not give rise to an Event of Default under this Section 10.6 if and for so long as (A) the amount of such judgment, writ, order, decree, settlement, or action is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment, writ, order, decree, settlement, or action.

10.7.            Bankruptcy.  Any Loan Party or any Subsidiary thereof shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy or receivership laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent (including by entry of any order for relief in any involuntary bankruptcy or insolvency proceeding commenced against it), (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within forty-five (45) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

10.8.            Lien Priority.  Any Lien created hereunder or provided for hereby or under any Loan Document for any reason ceases to be or is not a valid and perfected Lien having a first priority interest (subject only to Permitted Encumbrances that have priority as a matter of Applicable Law to the extent such Liens only attach to Collateral other than Receivables or Inventory or, with respect to Liens attaching to Receivables and Inventory, such Liens shall secure amounts in excess of $100,000 in the aggregate);

10.9.            Subordinated Indebtedness.  (a) there shall occur and be continuing any “Event of Default” (or any comparable term) under, and as defined in the documents evidencing or governing any Subordinated Indebtedness, (b) any of the Obligations for any reason shall cease to be “Senior Indebtedness” or “Designated Senior Indebtedness” (or any comparable terms) under, and as defined in the documents evidencing or governing any such Subordinated Indebtedness, (c) any Indebtedness other than the Obligations shall constitute “Designated Senior Indebtedness” (or any comparable term) under, and as defined in, the documents evidencing or governing any such Subordinated Indebtedness, (d) any holder of such Subordinated Indebtedness shall fail to perform or comply with any of the subordination provisions of the documents evidencing or governing such Subordinated Indebtedness, or (e) the subordination provisions of the documents evidencing or governing any such Subordinated Indebtedness shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness;

10.10.         Cross Default.  Either (x) any specified “event of default” under any Indebtedness (other than the Obligations) of any Loan Party with a then-outstanding principal balance (or, in the case of any Indebtedness not so denominated, with a then-outstanding total obligation amount) of $2,500,000 or more, or any other event or circumstance which would permit the holder of any such Indebtedness of any Loan Party to accelerate such Indebtedness (and/or the obligations of Loan Party thereunder) prior to the scheduled maturity or termination thereof, shall occur and is continuing (regardless of whether the holder of such Indebtedness shall actually accelerate, terminate or otherwise exercise any rights or remedies with respect to such Indebtedness) or (y) a default of the obligations of any Loan Party under any other agreement to which it is a party shall occur which has or is reasonably likely to have a Material Adverse Effect;

10.11.         Breach of Guaranty or Pledge Agreement.  Termination of any Guaranty, Guarantor Security Agreement, Pledge Agreement or similar agreement executed and delivered to Agent in connection with the Obligations of any Loan Party, or if any Loan Party or pledgor attempts to terminate any such Guaranty, Guarantor Security Agreement, Pledge Agreement or similar agreement;

10.12.         Change of Control.  Any Change of Control shall occur;

10.13.         Invalidity.  Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid and binding on any Loan Party, or any Loan Party shall so claim in writing to Agent or any Lender or any Loan Party (or any pledgor) challenges the validity of or its liability under this Agreement or any Other Document;

10.14.         Seizures.  Any (a) portion of the Collateral having a value in excess of $100,000 in the aggregate shall be seized, subject to garnishment or taken by a Governmental Body, or any Loan Party, or (b) the title and rights of any Loan Party which is the owner of any material portion of the Collateral shall have become the subject matter of claim, litigation, suit, garnishment or other proceeding which could reasonably be expected to result in impairment or loss of the security provided by this Agreement or the Other Documents;

10.15.         Operations.  The operations of any Loan Party’s or any Guarantor’s manufacturing facility are interrupted (other than in connection with any regularly scheduled shutdown for employee vacations and/or maintenance in the Ordinary Course of Business) at any time for more than fifteen (15) consecutive days, unless such Loan Party or Guarantor shall (i) be entitled to receive for such period of interruption, proceeds of business interruption insurance sufficient to assure that its per diem cash needs during such period is at least equal to its average per diem cash needs for the consecutive three (3) month period immediately preceding the initial date of interruption and (ii) receive such proceeds in the amount described in clause (i) preceding not later than thirty (30) days following the initial date of any such interruption; provided, however, that notwithstanding the provisions of clauses (i) and (ii) of this section, an Event of Default shall be deemed to have occurred if such Loan Party or Guarantor shall be receiving the proceeds of business interruption insurance for a period of thirty (30) consecutive days;

10.16.         Pension Plans.  An event or condition specified in Sections 7.17 or 9.15 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Loan Party or any member of the Controlled Group shall incur, or in the opinion of Agent be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which, in the reasonable judgment of Agent, would have a Material Adverse Effect; or the occurrence of any Termination Event, or any Loan Party’s failure to immediately report a Termination Event in accordance with Section 9.15 hereof; or

10.17.         Anti-Money Laundering/International Trade Law Compliance.  Any representation or warranty contained in Section 16.18 is or becomes false or misleading at any time.

XI.	LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

11.1.            Rights and Remedies.

(a)            Upon the occurrence and during the continuance of: (i) an Event of Default pursuant to Section 10.7 (other than Section 10.7(vii)), all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated, (ii) any of the other Events of Default and at any time thereafter, at the option of Agent or at the direction of Required Lenders all Obligations shall be immediately due and payable and Agent or Required Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances; and (iii) without limiting Section 8.2 hereof, any Default under Sections 10.7(vii) hereof, the obligation of Lenders to make Advances hereunder shall be suspended until such time as such involuntary petition shall be dismissed.  Upon the occurrence and during the continuance of any Event of Default, Agent shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process.  Agent may enter any of any Loan Party’s premises or other premises without legal process and without incurring liability to any Loan Party therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require Loan Parties to make the Collateral available to Agent at a convenient place.  With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect.  Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give Loan Parties reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrower at least ten (10) days prior to such sale or sales is reasonable notification.  At any public sale Agent or any Lender may bid (including credit bid) for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by each Loan Party.  In connection with the exercise of the foregoing remedies, including the sale of Inventory, Agent is granted a perpetual nonrevocable, royalty free, nonexclusive license and Agent is granted permission to use all of each Loan Party’s (a) Intellectual Property which is used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (b) equipment for the purpose of completing the manufacture of unfinished goods.  The cash proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.5 hereof.  Noncash proceeds will only be applied to the Obligations as they are converted into cash.  If any deficiency shall arise, Loan Parties shall remain liable to Agent and Lenders therefor.

(b)            To the extent that Applicable Law imposes duties on Agent to exercise remedies in a commercially reasonable manner, each Loan Party acknowledges and agrees that after the occurrence and during the continuance of an Event of Default it is not commercially unreasonable for Agent: (i) to fail to incur expenses reasonably deemed significant by Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition; (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of; (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral; (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists; (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature; (vi) to contact other Persons, whether or not in the same business as any Loan Party, for expressions of interest in acquiring all or any portion of such Collateral; (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature; (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets; (ix) to dispose of assets in wholesale rather than retail markets; (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure Agent against risks of loss, collection or disposition of Collateral or to provide to Agent a guaranteed return from the collection or disposition of Collateral; or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral.  Each Loan Party acknowledges that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by Agent would not be commercially unreasonable in Agent’s exercise of remedies against the Collateral and that other actions or omissions by Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b).  Without limitation upon the foregoing, nothing contained in this Section 11.1(b) shall be construed to grant any rights to any Loan Party or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).

11.2.            Agent’s Discretion.  Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify, which procedures, timing and methodologies to employ, and what any other action to take with respect to any or all of the Collateral and in what order, thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder as against Loan Parties or each other.

11.3.            Setoff.  Subject to Section 14.13, in addition to any other rights which Agent or any Lender may have under Applicable Law, upon the occurrence and during the continuance of an Event of Default hereunder, Agent and such Lender shall have a right, immediately and without notice of any kind, to apply any Loan Party’s property held by Agent and such Lender or any of their Affiliates to reduce the Obligations and to exercise any and all rights of setoff which may be available to Agent and such Lender with respect to any deposits held by Agent or such Lender.

11.4.            Rights and Remedies not Exclusive.  The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5.            Allocation of Payments After Event of Default.  Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by Agent on account of the Obligations (including without limitation any amounts on account of any of Cash Management Liabilities or Hedge Liabilities), or in respect of the Collateral may, at Agent’s discretion, be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of Agent in connection with enforcing its rights and the rights of Lenders under the Loan Documents, and any Out-of-Formula Loans and Protective Advances funded by Agent with respect to the Collateral under or pursuant to the terms of this Agreement;

SECOND, to payment of any fees owed to Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Lenders to the extent owing to such Lender pursuant to the terms of this Agreement;

FOURTH, to the payment of all of the Obligations consisting of accrued interest on account of the Swing Loans;

FIFTH, to the payment of the outstanding principal amount of the Obligations consisting of Swing Loans;

SIXTH, to the payment of all Obligations arising under the Loan Documents consisting of accrued fees and interest (other than interest in respect of Swing Loans paid pursuant to clause FOURTH above);

SEVENTH, to the payment of the outstanding principal amount of the Obligations (other than principal in respect of Swing Loans paid pursuant to clause FIFTH above) arising under this Agreement (including Cash Management Liabilities and Hedge Liabilities) (including the payment or Cash Collateralization of any outstanding Letters of Credit in accordance with Section 3.2(b) hereof);

EIGHTH, to all other Obligations arising under this Agreement (other than Cash Management Liabilities and Hedge Liabilities) which shall have become due and payable (hereunder, under the Other Documents or otherwise) and not repaid pursuant to clauses “FIRST” through “SEVENTH” above;

NINTH, to all other Obligations which shall have become due and payable and not repaid pursuant to clauses “FIRST” through “EIGHTH”; and

TENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances, Cash Management Liabilities and Hedge Liabilities held by such Lender bears to the aggregate then outstanding Advances, Cash Management Liabilities and Hedge Liabilities) of amounts available to be applied pursuant to clauses “SIXTH”, “SEVENTH”, “EIGHTH” and “NINTH” above; and (iii) notwithstanding anything to the contrary in this Section 11.5, no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Guaranty (including sums received as a result of the exercise of remedies with respect to such Guaranty) or from the proceeds of such Non-Qualifying Party’s Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities, provided, however, that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Loan Parties that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth above in this Section 11.5; and (iv) to the extent that any amounts available for distribution pursuant to clause “SEVENTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by Agent as Cash Collateral for the Letters of Credit pursuant to Section 3.2(b) hereof and applied (A) first, to reimburse Issuer from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “SEVENTH,” “EIGHTH”, and “NINTH” above in the manner provided in this Section 11.5.

XII.	WAIVERS AND JUDICIAL PROCEEDINGS.

12.1.            Waiver of Notice.  Each Loan Party hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2.            Delay.  No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.3.            Jury Waiver.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII.	EFFECTIVE DATE AND TERMINATION.

13.1.            Term.  This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Loan Party, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until June 3, 2020 (the “Term”) unless sooner terminated as herein provided.  Loan Parties may terminate this Agreement at any time upon fifteen (15) Business Days prior written notice to Agent upon payment in full of the Obligations; provided that a notice of termination delivered by Borrower hereunder may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of another transaction, the proceeds of which will be used to prepay any outstanding Advances, in which case such termination may be conditional upon the effectiveness of such other credit facilities or the closing of such other transaction (any such conditional notice of termination, a “Conditional Notice”); provided, however, that Borrower may not deliver a Conditional Notice hereunder more than twice in any fiscal quarter.

13.2.            Termination.  The termination of the Agreement shall not affect Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination or any Obligations which pursuant to the terms hereof continue to accrue after such date, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created and Obligations have been fully paid, disposed of, concluded or liquidated.  The security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrower’s Account may from time to time be temporarily in a zero or credit position, until all of the Obligations of each Loan Party have been paid and performed in full after the termination of this Agreement or each Loan Party has furnished Agent and Lenders with an indemnification satisfactory to Agent and Lenders with respect thereto.  Accordingly, each Loan Party waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to each Loan Party, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations have been paid in full in immediately available funds.  All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are paid and performed in full.

13.3.            Collateral and Guaranty Matters.  Each of the Lenders (including in their capacities as holders of any Cash Management Liabilities and Hedge Liabilities) and the Issuer irrevocably authorize the Agent, at its option and in its discretion:

(a)            to release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been made and other than any Cash Management Liabilities and Hedge Liabilities as to which arrangements satisfactory to the applicable Lender shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Agent and the LC Issuer shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted under any Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 16.2;

(b)            to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c)            to subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is a Permitted Encumbrance.

Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 13.3.  In each case as specified in this Section 13.3, the Agent will, at Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Loan Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 13.3.

The Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Agent’s Lien, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

XIV.	REGARDING AGENT.

14.1.            Appointment.  Each Lender hereby designates PNC to act as Agent for such Lender under the Loan Documents.  Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in Sections 2.8(b), 3.3 and 3.4 and the Fee Letter), charges and collections received pursuant to this Agreement, for the ratable benefit of Lenders.  Agent may perform any of its duties hereunder by or through its agents or employees.  As to any matters not expressly provided for by this Agreement (including collection of the Note) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which, in Agent’s discretion, exposes Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

14.2.            Nature of Duties.  Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents.  Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Loan Party to perform its obligations hereunder.  Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Loan Party.  The duties of Agent as respects the Advances to Loan Parties shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or the transactions described herein except as expressly set forth herein.

14.3.            Lack of Reliance on Agent.  Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Loan Party in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Loan Party.  Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by any Loan Party pursuant to the terms hereof.  Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Other Document, or of the financial condition of any Loan Party, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Note, the Other Documents or the financial condition or prospects of any Loan Party, or the existence of any Event of Default or any Default.

14.4.            Resignation of Agent; Successor Agent.  Agent may resign on sixty (60) days written notice to each Lender and Borrower and upon such resignation, Required Lenders will promptly designate a successor Agent reasonably satisfactory to Loan Parties (provided that no such approval by Loan Parties shall be required (i) in any case where the successor Agent is one of the Lenders or (ii) after the occurrence and during the continuance of any Event of Default).  Any such successor Agent shall succeed to the rights, powers and duties of Agent, and shall in particular succeed to all of Agent’s right, title and interest in and to all of the Liens in the Collateral securing the Obligations created hereunder or any Other Document, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent.  However, notwithstanding the foregoing, if at the time of the effectiveness of the new Agent’s appointment, any further actions need to be taken in order to provide for the legally binding and valid transfer of any Liens in the Collateral from former Agent to new Agent and/or for the perfection of any Liens in the Collateral as held by new Agent or it is otherwise not then possible for new Agent to become the holder of a fully valid, enforceable and perfected Lien as to any of the Collateral, former Agent shall continue to hold such Liens solely as agent for perfection of such Liens on behalf of new Agent until such time as new Agent can obtain a fully valid, enforceable and perfected Lien on all Collateral, provided that Agent shall not be required to or have any liability or responsibility to take any further actions after such date as such agent for perfection to continue the perfection of any such Liens (other than to forego from taking any affirmative action to release any such Liens).  After any Agent’s resignation as Agent, the provisions of this Article XIV, and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement (and in the event resigning Agent continues to hold any Liens pursuant to the provisions of the immediately preceding sentence, the provisions of this Article XIV and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it in connection with such Liens).

14.5.            Certain Rights of Agent.  If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of Required Lenders.

14.6.            Reliance.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, email, facsimile, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it.  Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

14.7.            Notice of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or Borrower referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders.  Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

14.8.            Indemnification.  To the extent Agent is not reimbursed and indemnified by Loan Parties, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the outstanding Advances and its respective Participation Commitments in the outstanding Letters of Credit and outstanding Swing Loans (or, if no Advances are outstanding, pro rata according to the percentage that its Revolving Commitment Amount and Term Loan Commitment Amount, as applicable, constitutes of the total aggregate Revolving Commitment Amounts and Term Loan Commitment Amounts), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).

14.9.            Agent in its Individual Capacity.  With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender.  Agent may engage in business with any Loan Party as if it were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

14.10.         Delivery of Documents.  To the extent Agent receives financial statements required under Sections 9.7, 9.8, 9.9, 9.12 and 9.13 or Borrowing Base Certificates from any Loan Party pursuant to the terms of this Agreement which any Loan Party is not obligated to deliver to each Lender, Agent will promptly furnish such documents and information to Lenders.

14.11.         Loan Parties Undertaking to Agent.  Without prejudice to their respective obligations to Lenders under the other provisions of this Agreement, each Loan Party hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid.  Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Loan Party’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

14.12.         No Reliance on Agent’s Customer Identification Program.  To the extent the Advances or this Agreement is, or becomes, syndicated in cooperation with other Lenders, each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti‑Terrorism Law, including any programs involving any of the following items relating to or in connection with any of Loan Parties, their Affiliates or their agents, the Other Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such Anti-Terrorism Laws.

14.13.         Other Agreements.  Each of the Lenders agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to any Loan Party or any deposit accounts of any Loan Party now or hereafter maintained with such Lender.  Anything in this Agreement to the contrary notwithstanding, each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Lenders that any such action to protect or enforce rights under the Loan Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

XV.	[RESERVED].

XVI.	MISCELLANEOUS.

16.1.            Governing Law.  This Agreement and each Other Document (unless and except to the extent expressly provided otherwise in any such Other Document), and all matters relating hereto or thereto or arising herefrom or therefrom (whether arising under contract law, tort law or otherwise) shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by and construed in accordance with the laws of the State of New York.  Any judicial proceeding brought by or against any Loan Party with respect to any of the Obligations, this Agreement or the Other Documents may be brought in any court of competent jurisdiction in the State of New York, United States, and, by execution and delivery of this Agreement, each Loan Party accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.  Each Loan Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified or registered mail (return receipt requested) directed to Borrower at its address set forth in Section 16.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States.  Nothing herein shall affect the right to serve process in any manner permitted by Applicable Law or shall limit the right of any party to bring proceedings against any other party in the courts of any other jurisdiction.  Each party hereto waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.  Each party hereto waives the right to remove any judicial proceeding brought against such Loan Party in any state court to any federal court.  Any judicial proceeding by any Loan Party against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of New York, State of New York.

16.2.            Entire Understanding.

(a)            This Agreement and the Other Documents executed concurrently herewith contain the entire understanding between Borrower, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof.  Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by Borrower’s, Agent’s and each Lender’s respective officers.  Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the parties thereto.  Notwithstanding the foregoing, Agent may modify this Agreement or any of the Other Documents for the purposes of completing missing content or correcting erroneous content of an administrative nature, without the need for a written amendment, provided that Agent shall send a copy of any such modification to Borrower and each Lender (which copy may be provided by electronic mail).  Each party hereto acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b)            Required Lenders, Agent with the consent in writing of Required Lenders, and Loan Parties may, subject to the provisions of this Section 16.2(b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by the parties thereto, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or Loan Parties thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall:

(i)             increase the Revolving Commitment Percentage or Term Loan Commitment Percentage, or the maximum Dollar amount of the Revolving Commitment Amount or Term Loan Commitment Amount, as applicable of any Lender without the consent of such Lender directly affected thereby;

(ii)           whether or not any Advances are outstanding, extend the Term or the time for payment of principal or interest of any Advance (excluding the due date of any mandatory prepayment of an Advance), or any fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Advances or reduce any fee payable to any Lender, without the consent of each Lender directly affected thereby (except that Required Lenders may elect to waive or rescind any imposition of the Default Rate under Section 3.1 or of default rates of Letter of Credit fees under Section 3.2 (unless imposed by Agent));

(iii)          increase the Maximum Revolving Advance Amount without the consent of each Lender directly affected thereby;

(iv)         alter, amend or modify the definitions of “Required Lenders” or “Supermajority Required Lenders” or alter, amend or modify this Section 16.2(b) without the consent of all Lenders;

(v)          alter, amend or modify the provisions of Section 11.5 without the consent of all Lenders;

(vi)         release any Collateral (other than any Real Property) during any calendar year having an aggregate value when aggregated with all such Collateral released in any one fiscal year, in excess of $1,000,000 without the consent of the Supermajority Required Lenders (other than in accordance with the provisions of this Agreement);

(vii)        change the rights and duties of Agent without the consent of all Lenders;

(viii)      subject to clause (e) below, permit any Revolving Advance to be made if after giving effect thereto the total of Revolving Advances outstanding hereunder would exceed the Formula Amount for more than sixty (60) consecutive Business Days or exceed one hundred and ten percent (110%) of the Formula Amount without the consent of the all Lenders holding a Revolving Commitment;

(ix)          increase the sub-limits set forth in the Borrowing Base without the consent of the Supermajority Required Lenders;

(x)            increase the Advance Rates above the Advance Rates in effect on the Closing Date without the consent of the Supermajority  Required Lenders;

(xi)          alter, amend or modify the definitions of “Eligible Accounts Receivable”, “MPA Owned Cores at Customer Locations Inventory”, “Eligible Rotating Electrical and Automotive (undercar) Domestic, Mexican and Canadian Inventory” or “Eligible Inventory” in a manner that would increase the Borrowing Base without the consent of the Supermajority Required Lenders;

(xii)         release all or substantially all of the Collateral without the consent of all Lenders;

(xiii)       release all or substantially all of the value of the Guaranty, without the written consent of each Lender; or

(xiv)       release any Loan Party without the consent of all Lenders, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to this Agreement (in which case such release may be made by the Agent acting alone).

(c)            Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Loan Parties, Lenders and Agent and all future holders of the Obligations.  In the case of any waiver, Loan Parties, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

(d)            In the event that Agent requests the consent of a Lender pursuant to this Section 16.2 and such consent is denied, then Agent may, at its option, require such Lender to assign its interest in the Advances to Agent or to another Lender or to any other Person designated by Agent and acceptable to Borrower (solely to the extent Borrower’s consent is required under Section 16.3 (the “Designated Lender”), for a price equal to (i) the then outstanding principal amount thereof plus (ii) accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from Loan Parties.  In the event Agent elects to require any Lender to assign its interest to Agent or to the Designated Lender, Agent will so notify such Lender in writing within thirty (30) days following such Lender’s denial, and such Lender will assign its interest to Agent or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, Agent or the Designated Lender, as appropriate, and Agent.

(e)            Notwithstanding (i) the existence of a Default or an Event of Default, (ii) that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason, or (iii) any other contrary provision of this Agreement, Agent may at its discretion and without the consent of any Lender, voluntarily permit the outstanding Revolving Advances at any time to exceed the Formula Amount by up to ten percent (10%) of the Formula Amount for up to sixty (60) consecutive Business Days (the “Out-of-Formula Loans”).  If Agent is willing in its sole and absolute discretion to permit such Out-of-Formula Loans, Lenders holding the Revolving Commitments shall be obligated to fund such Out-of-Formula Loans in accordance with their respective Revolving Commitment Percentages, and such Out-of-Formula Loans shall be payable on demand and shall bear interest at the Default Rate for Revolving Advances consisting of Domestic Rate Loans; provided that, if Agent does permit Out-of-Formula Loans, neither Agent nor Lenders shall be deemed thereby to have changed the limits of Section 2.1(a) nor shall any Lender be obligated to fund Revolving Advances in excess of its Revolving Commitment Amount.  For purposes of this paragraph, the discretion granted to Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Formula Amount was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be either “Eligible Receivables” or “Eligible Inventory”, as applicable, becomes ineligible, collections of Receivables applied to reduce outstanding Revolving Advances are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral.  In the event Agent involuntarily permits the outstanding Revolving Advances to exceed the Formula Amount by more than ten percent (10%), Agent shall use its efforts to have Loan Parties decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess.  Revolving Advances made after Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence.  To the extent any Out-of-Formula Loans are not actually funded by the other Lenders as provided for in this Section 16.2(e), Agent may elect in its discretion to fund such Out-of-Formula Loans and any such Out-of-Formula Loans so funded by Agent shall be deemed to be Revolving Advances made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding a Revolving Commitment under the Loan Documents with respect to such Revolving Advances.

(f)            In addition to (and not in substitution of) the discretionary Revolving Advances permitted above in this Section 16.2, Agent is hereby authorized by Loan Parties and Lenders, at any time in Agent’s sole discretion, regardless of (i) the existence of a Default or an Event of Default, (ii) whether any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason, or (iii) any other contrary provision of this Agreement, to make Revolving Advances (“Protective Advances”) to Loan Parties on behalf of Lenders which Agent, in its reasonable business judgment, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (c) to pay any other amount chargeable to Loan Parties pursuant to the terms of this Agreement (the “Protective Advances”); provided, that at any time after giving effect to any such Protective Advances, the outstanding Revolving Advances, Swing Loans Maximum Undrawn Amount of all outstanding Letters of Credit do not exceed the Maximum Revolving Advance Amount.  Lenders holding the Revolving Commitments shall be obligated to fund such Protective Advances and effect a settlement with Agent therefor upon demand of Agent in accordance with their respective Revolving Commitment Percentages.  To the extent any Protective Advances are not actually funded by the other Lenders as provided for in this Section 16.2(f), any such Protective Advances funded by Agent shall be deemed to be Revolving Advances made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding a Revolving Commitment under the Loan Documents with respect to such Revolving Advances.

16.3.            Successors and Assigns; Participations; New Lenders.

(a)            This Agreement shall be binding upon and inure to the benefit of Loan Parties, Agent, each Lender and each of their respective successors and permitted assigns, except that no Loan Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender (other than a Defaulting Lender), and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 16.3(c) or (ii) by way of participation in accordance with the provisions of Section 16.3(d) (and any other attempted assignment or transfer by any party hereto shall be null and void).

(b)            Each party hereto acknowledges that in the regular course of commercial banking business a Lender may at any time and from time to time sell participating interests in any Advance to other Persons (other than Disqualified Lenders, a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, Borrower, any of Borrower’s Affiliates or Subsidiaries, each such transferee or purchaser of a participating interest, a “Participant”), provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, Agent, Issuer, Swing Loan Lender and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that (i) Loan Parties shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Participant had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder unless the sale of the participation to such Participant is made with Loan Party’s prior written consent, and (ii) in no event shall Loan Parties be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Participant.  Each Loan Party hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Advances.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (b)(i), (b)(ii) and (b)(vi) to Section 16.2 that affects such Participant.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Loan Parties, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other Obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Treas. Reg. Section 5f.103-1(c). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(c)            Any Lender, with the consent of Agent, may sell, assign or transfer all or any part of its rights and obligations under or relating to Revolving Advances and/or the Term Loan under the Loan Documents to one or more additional Persons (other than Disqualified Lenders) and one or more additional Persons may commit to make Advances hereunder (each, a “Purchasing Lender”), in minimum amounts of not less than $5,000,000, pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording; provided, however, that each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to each of the Revolving Advances and/or the Term Loan under this Agreement in which such Lender has an interest. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Revolving Commitment Percentage and/or Term Loan Commitment Percentage, as applicable as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose.  Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Revolving Commitment Percentages and/or Term Loan Commitment Percentages, as applicable arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under the Loan Documents.  Each Loan Party hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Revolving Commitment Percentages and/or Term Loan Commitment Percentages, as applicable arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under the Loan Documents.  Loan Parties shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing; provided, however, that the consent of Loan Parties (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Permitted Assignee; provided that Loan Parties shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Agent within seven (7) Business Days after having received prior notice thereof.

(d)            Any Lender, with the consent of Agent which shall not be unreasonably withheld or delayed, may directly or indirectly sell, assign or transfer all or any portion of its rights and obligations under or relating to Revolving Advances and/or the Term Loan under the Loan Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity that (i) is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (ii) is administered, serviced or managed by the assigning Lender or an Affiliate of such Lender (a “Purchasing CLO” and together with each Participant and Purchasing Lender, each a “Transferee” and collectively the “Transferees”), pursuant to a Commitment Transfer Supplement modified as appropriate to reflect the interest being assigned (“Modified Commitment Transfer Supplement”), executed by any intermediate purchaser, the Purchasing CLO, the transferor Lender, and Agent as appropriate and delivered to Agent for recording.  Upon such execution and delivery, from and after the transfer effective date determined pursuant to such Modified Commitment Transfer Supplement, (i) Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder and (ii) the transferor Lender thereunder shall, to the extent provided in such Modified Commitment Transfer Supplement, be released from its obligations under this Agreement, the Modified Commitment Transfer Supplement creating a novation for that purpose.  Such Modified Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO.  Each Loan Party hereby consents to the addition of such Purchasing CLO.  Loan Parties shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(e)            Agent shall maintain at its address a copy of each Commitment Transfer Supplement and Modified Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder.  The entries in the Register shall be conclusive, in the absence of manifest error, and each Loan Party, Agent and Lenders shall treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement.  The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.  Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender and/or Purchasing CLO upon the effective date of each transfer or assignment (other than to an intermediate purchaser) to such Purchasing Lender and/or Purchasing CLO.

(f)              Each Loan Party authorizes each Lender to disclose to any Transferee and any prospective Transferee any and all financial information in such Lender’s possession concerning such Loan Party which has been delivered to such Lender by or on behalf of such Loan Party pursuant to this Agreement or in connection with such Lender’s credit evaluation of such Loan Party.

(g)            Notwithstanding anything to the contrary contained in this Agreement, any Lender may at any time and from time to time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

16.4.            Application of Payments.  Agent shall have the continuing and exclusive right to apply any payment and any and all proceeds of Collateral to any portion of the Obligations, pursuant to the terms of this Agreement.  To the extent that any Loan Party makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for any Loan Party’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

16.5.            Indemnity.  Each Loan Party shall defend, protect, indemnify and hold harmless Agent, Issuer, each Lender and each of their respective officers, directors, Affiliates, attorneys, advisors, consultants, employees and agents (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party within three (3) Business Days upon receipt of an invoice or summary statement) any and all losses, claims, damages, liabilities, costs and expenses (including without limitation reasonable fees and expenses of legal counsel (which shall be limited to, for the Indemnified Parties as a whole: one primary counsel, one local counsel in each reasonably necessary and relevant jurisdiction, one specialty counsel for each reasonably necessary and relevant specialty and one or more additional counsel if one or more conflicts of interest arise and shall exclude allocated costs of in-house counsel)) (collectively, “Claims”), which may be incurred by, or asserted or awarded against any Indemnified Party by any third party, in each case arising out of or in any way relating to or as a consequence, direct or indirect, of (i) the Loan Documents, the Advances, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby; except to the extent that such Claim is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (i) such Indemnified Party’s own gross negligence, bad faith or willful misconduct or that of such Indemnified Party’s respective officers, directors, employees, advisors or agents, (ii) the material breach of such Indemnified Party’s obligations (or the obligations of such Indemnified Person’s respective officers, directors, employees, advisors and agents) under the Loan Documents, the Transactions or any other transactions contemplated hereby or thereby, (iii) disputes arising solely among the Indemnified Parties and that do not involve any act or omission by Borrower, its Subsidiaries or its Affiliates.  Without limiting the generality of any of the foregoing, each Loan Party shall indemnify and hold harmless each Indemnified Party from any Claims which may be incurred by, or asserted or awarded against any Indemnified Party arising out of or in connection with (i) the issuance of any Letter of Credit hereunder, (ii) any actual or alleged presence or release of Hazardous Materials on any Real Property owned or operated by Borrower or any of its Subsidiaries, or (iii) any violation of any Environmental Laws with respect to or in connection with the Real Property by Borrower or any of its Subsidiaries, except to the extent that such Claim is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (i) such Indemnified Party’s own gross negligence, bad faith or willful misconduct or that of such Indemnified Party’s respective officers, directors, employees, advisors or agents, (ii) the material breach of such Indemnified Party’s obligations (or the obligations of such Indemnified Person’s respective officers, directors, employees, advisors and agents) under the Loan Documents, the Transactions or any other transactions contemplated hereby or thereby, (iii) disputes arising solely among the Indemnified Parties and that do not involve any act or omission by Borrower, its Subsidiaries or its Affiliates.  Without limiting the generality of the foregoing, this indemnity shall extend to any and all losses, claims, damages, liabilities, costs and expenses (including without limitation reasonable fees and expenses of legal counsel (which shall be limited to, for the Indemnified Parties as a whole: one primary counsel, one local counsel in each reasonably necessary and relevant jurisdiction, one specialty counsel for each reasonably necessary and relevant specialty and one or more additional counsel if one or more conflicts of interest arise and shall exclude allocated costs of in-house counsel)) asserted against or incurred by any of the Indemnified Parties by any Person under any Environmental Laws by reason of any Loan Party’s failure to comply with laws applicable to solid or hazardous waste materials, including Hazardous Materials and Hazardous Waste, or other Toxic Substances.  For the avoidance of doubt, indemnification of Taxes shall be governed by Section 3.10 and this Section 16.5 shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

16.6.            Notice.  Any notice or request hereunder may be given to any Loan Party, Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section.  Any notice, request, demand, direction or other communication (for purposes of this Section 16.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a website to which Loan Parties are directed (an “Internet Posting”) if Notice of such Internet Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 16.6) in accordance with this Section 16.6.  Any Notice shall be effective:

(a)           In the case of hand-delivery, when delivered;

(b)           If given by mail, four (4) days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c)           In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, an Internet Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d)           In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e)           In the case of electronic transmission, when actually received;

(f)            In the case of an Internet Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 16.6; and

(g)           If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to Borrower or any Loan Party shall concurrently send a copy thereof to Agent, and Agent shall promptly notify the other Lenders of its receipt of such Notice.

(A)	If to Agent or PNC at:

PNC Bank, National Association
2 North Lake Ave., Suite 440
Pasadena, California  91101
Attention:                 Frederick Kiehne
Telephone:              (626) 432-6142
Facsimile:                 (626) 432-4589

with a copy to:

PNC Bank, National Association
PNC Agency Services
PNC Firstside Center
500 First Avenue, 4th Floor
Pittsburgh, Pennsylvania 15219
Attention:                 Carrie Anne Santonastaso
Telephone:              (412) 768-5439
Facsimile:                 (412) 705-2006

with an additional copy to (which shall not constitute notice):

Hahn & Hessen LLP
480 Madison Avenue
New York, New York
Attention:                 Steven J. Seif, Esq.
Telephone:              (212) 488-7370
Facsimile:                 (212)478-7400

(B)	If to a Lender other than Agent, as specified on the signature pages hereof

(C)	If to Borrower or any Loan Party:

Motorcar Parts of America, Inc.
2929 California Street
Torrance, California 90503
Attention:                 Selwyn Joffe and Michael Umansky
Telephone:              (310) 212-6315
Facsimile:                 (310) 212-7910

16.7.            Survival.  The obligations of Loan Parties under Sections 2.2(f), 2.2(g), 2.2(h), 3.7, 3.8, 3.9, 3.10, 16.5 and 16.9 and the obligations of Lenders under Sections 2.2, 2.15(b), 2.16, 2.18, 2.19, 14.8 and 16.5 shall survive termination of the Loan Documents and payment in full of the Obligations.  All representations and warranties of each Loan Party contained in this Agreement and the Other Documents shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

16.8.            Severability.  If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

16.9.            Expenses.  Loan Parties shall pay (i) all reasonable and documented out-of-pocket expenses incurred by Agent and its Affiliates (including without limitation the fees and expenses of legal counsel (which shall be limited to, for Agent and the Lenders as a whole: one primary counsel, one local counsel in each reasonably necessary and relevant jurisdiction, one specialty counsel for each reasonably necessary and relevant specialty and one or more additional counsel if one or more conflicts of interest arise and shall exclude allocated costs of in-house counsel)) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all documented out-of-pocket expenses incurred by Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable and documented out-of-pocket expenses incurred by Agent, any Lender or Issuer (including without limitation the fees and expenses of legal counsel (which shall be limited to, for Agent and the Lenders as a whole: one primary counsel, one local counsel in each reasonably necessary and relevant jurisdiction, one specialty counsel for each reasonably necessary and relevant specialty and one or more additional counsel if one or more conflicts of interest arise and shall exclude allocated costs of in-house counsel)), in connection with the enforcement or protection of its rights (A) in connection with the Loan Documents, including its rights under this Section, or (B) in connection with the Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances or Letters of Credit, and (iv) all reasonable and out-of-pocket expenses of Agent’s regular employees and agents engaged periodically to perform audits of the any Loan Party’s or any Loan Party’s Affiliate’s or Subsidiary’s books, records and business properties.

16.10.         Injunctive Relief.  Each Loan Party recognizes that, in the event any Loan Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefor, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

16.11.         Consequential Damages.  Neither Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to any other party hereto (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.

16.12.         Captions.  The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

16.13.         Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement.  Any signature delivered by a party by facsimile or electronic transmission (including email transmission of a PDF image) shall be deemed to be an original signature hereto.

16.14.         Construction.  The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

16.15.         Confidentiality; Sharing Information.  Each of Agent, Lenders and Transferees agrees to maintain the confidentiality of all information obtained by Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with Agent’s, such Lender’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, Agent, each Lender and each Transferee may disclose such confidential information (a) to its examiners, Affiliates, outside auditors, counsel and other professional advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to any other party hereto, (c) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Transferee or any prospective Transferee, and (d) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by Applicable Law, Agent, each Lender and each Transferee shall use its reasonable best efforts prior to disclosure thereof, to notify the applicable Loan Party of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Agent, any Lender or any Transferee be obligated to return any materials furnished by any Loan Party other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated.  Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Loan Party or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each Loan Party hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of this Section 16.15 as if it were a Lender hereunder and (e) to the extent such information becomes publicly available other than as a result of a breach of this Section 16.15.  Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement.  Notwithstanding any non-disclosure agreement or similar document executed by Agent in favor of any Loan Party or its Subsidiaries, the provisions of this Agreement shall supersede such agreements.

16.16.         Publicity.  Each Loan Party and each Lender hereby authorizes Agent to make appropriate announcements of the financial arrangement entered into among Loan Parties, Agent and Lenders, including announcements which are commonly known as tombstones, in such publications and to such selected parties as Agent shall in its sole and absolute discretion deem appropriate.

16.17.         Certifications From Banks and Participants; USA PATRIOT Act.

(a)            Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within ten (10) days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.

(b)            The USA PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, Lender may from time to time request, and each Loan Party shall provide to Lender, such Loan Party’s name, address, tax identification number and/or such other identifying information as shall be necessary for Lender to comply with the USA PATRIOT Act and any other Anti-Terrorism Law.

16.18.         Anti-Terrorism Laws.

(a)            Each Loan Party represents and warrants that (i) no Covered Entity is a Sanctioned Person and (ii) no Covered Entity, either in its own right or through any third party, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (C) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

(b)            Each Loan Party covenants and agrees that (i) no Covered Entity will become a Sanctioned Person, (ii) no Covered Entity, either in its own right or through any third party, will (B) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) use the Advances to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (iii) the funds used to repay the Obligations will not be derived from any unlawful activity, (iv) each Covered Entity shall comply with  all Anti-Terrorism Laws and (v) the Loan Parties shall promptly notify Agent in writing upon the occurrence of a Reportable Compliance Event.

XVII.	GUARANTY.

17.1.            Guaranty.  Each Guarantor hereby unconditionally guarantees, as a primary obligor and not merely as a surety, jointly and severally with each other Guarantor when and as due, whether at maturity, by acceleration, by notice of prepayment or otherwise, the due and punctual performance of all Obligations; provided that with respect to Obligations under or in respect of any Swap Obligation, the foregoing guarantee shall only be effective to the extent that such Guarantor is an Eligible Party at the time such Swap Obligation is entered into and such Obligations and such guarantee thereof are not Excluded Hedge Liabilities).  Each payment made by any Guarantor pursuant to this Guaranty shall be made in lawful money of the United States in immediately available funds.

17.2.            Waivers.  Each Guarantor hereby absolutely, unconditionally and irrevocably waives (i) promptness, diligence, notice of acceptance, notice of presentment of payment and any other notice hereunder, (ii) demand of payment, protest, notice of dishonor or nonpayment, notice of the present and future amount of the Obligations and any other notice with respect to the Obligations, (iii) any requirement that Agent or any Lender protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right or take any action against any other Loan Party, or any Person or any Collateral, (iv) any other action, event or precondition to the enforcement hereof or the performance by each such Guarantor of the Obligations, (v) any defense arising by any lack of capacity or authority or any other defense of any Loan Party or any notice, demand or defense by reason of cessation from any cause of Obligations other than payment and performance in full of the Obligations by the Loan Parties and any defense that any other guarantee or security was or was to be obtained by Agent and (vi) all suretyship defenses and any rights to interpose any defense, counterclaim or offset of any nature and description which it may have or which may exist between and among Agent, Lenders, Borrower and/or the undersigned with respect to such Guarantor’s obligations under this Guaranty, or which Borrower may assert on the underlying Indebtedness, including but not limited to failure of consideration, breach of warranty, fraud, payment (other than cash payment in full of the Obligations in accordance with the terms hereof), statute of frauds, bankruptcy, infancy, statute of limitations, accord and satisfaction, and usury.

17.3.            No Defense.  No invalidity, irregularity, voidableness, voidness or unenforceability of this Agreement or any Other Document or any other agreement or instrument relating thereto, or of all or any part of the Obligations or of any collateral security therefor shall affect, impair or be a defense hereunder.

17.4.            Guaranty of Payment.  The Guaranty hereunder is one of payment and performance, not collection, and the obligations of each Guarantor hereunder are independent of the Obligations of the other Loan Parties, and a separate action or actions may be brought and prosecuted against any Guarantor to enforce the terms and conditions of this Article XVII, irrespective of whether any action is brought against any other Loan Party or other Persons or whether any other Loan Party or other Persons are joined in any such action or actions.  Each Guarantor waives any right to require that any resort be had by Agent or any Lender to any security held for payment of the Obligations or to any balance of any deposit account or credit on the books of Agent or any Lender in favor of any Loan Party or any other Person.  No election to proceed in one form of action or proceedings, or against any Person, or on any Obligations, shall constitute a waiver of Agent’s right to proceed in any other form of action or proceeding or against any other Person unless Agent has expressed any such right in writing.  Without limiting the generality of the foregoing, no action or proceeding by Agent against any Loan Party under any document evidencing or securing indebtedness of any Loan Party to Agent shall diminish the liability of any Guarantor hereunder, except to the extent Agent receives actual payment on account of Obligations by such action or proceeding, notwithstanding the effect of any such election, action or proceeding upon the right of subrogation of any Guarantor in respect of any Loan Party.

17.5.            Liabilities Absolute.  The liability of each Guarantor hereunder shall be absolute, unlimited and unconditional and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any claim, defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any other Obligation or otherwise.  Without limiting the generality of the foregoing, the obligations of each Guarantor shall not be discharged or impaired, released, limited or otherwise affected by:

(a)            any change in the manner, place or terms of payment or performance, and/or any change or extension of the time of payment or performance of, release, renewal or alteration of, or any new agreements relating to any Obligation, any security therefor, or any liability incurred directly or indirectly in respect thereof, or any rescission of, or amendment, waiver or other modification of, or any consent to departure from, this Agreement or any Other Document, including any increase in the Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

(b)            any sale, exchange, release, surrender, loss, abandonment, realization upon any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, all or any of the Obligations, and/or any offset there against, or failure to perfect, or continue the perfection of, any Lien in any such property, or delay in the perfection of any such Lien, or any amendment or waiver of or consent to departure from any other guaranty for all or any of the Obligations;

(c)            the failure of Agent or any Lender to assert any claim or demand or to enforce any right or remedy against any Loan Party or any other Loan Party or any other Person under the provisions of this Agreement or any Other Document or any other document or instrument executed and delivered in connection herewith or therewith;

(d)            any settlement or compromise of any Obligation, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and any subordination of the payment of all or any part thereof to the payment of any obligation (whether due or not) of any Loan Party to creditors of any Loan Party other than any other Loan Party;

(e)            any manner of application of Collateral, or proceeds thereof, to all or any of the Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Obligations or any other assets of any Loan Party; and

(f)            any other agreements or circumstance of any nature whatsoever that may or might in any manner or to any extent vary the risk of any Guarantor, or that might otherwise at law or in equity constitute a defense available to, or a discharge of, the Guaranty hereunder and/or the obligations of any Guarantor, or a defense to, or discharge of, any Loan Party or any other Person or party hereto or the Obligations or otherwise with respect to the Advances or other financial accommodations to Loan Parties pursuant to this Agreement and/or the Other Documents.

17.6.            Waiver of Notice.  Agent shall have the right to do any of the above without notice to or the consent of any Guarantor and each Guarantor expressly waives any right to notice of, consent to, knowledge of and participation in any agreements relating to any of the above or any other present or future event relating to Obligations whether under this Agreement or otherwise or any right to challenge or question any of the above and waives any defenses of such Guarantor which might arise as a result of such actions.

17.7.            Agent’s Discretion.  Agent may at any time and from time to time (whether prior to or after the revocation or termination of this Agreement) without the consent of, or notice to, any Guarantor, and without incurring responsibility to any Guarantor or impairing or releasing the Obligations, apply any sums by whomsoever paid or howsoever realized to any Obligations regardless of what Obligations remain unpaid.

17.8.            Reinstatement.

(a)            The Guaranty provisions herein contained shall continue to be effective or be reinstated, as the case may be, if claim is ever made upon Agent or any Lender for repayment or recovery of any amount or amounts received by such Person in payment or on account of any of the Obligations and such Person repays all or part of said amount for any reason whatsoever, including, without limitation, by reason of any judgment, decree or order of any court or administrative body having jurisdiction over such Person or the respective property of each, or any settlement or compromise of any claim effected by such Person with any such claimant (including any Loan Party); and in such event each Guarantor hereby agrees that any such judgment, decree, order, settlement or compromise or other circumstances shall be binding upon such Guarantor, notwithstanding any revocation hereof or the cancellation of any note or other instrument evidencing any Obligation, and each Guarantor shall be and remain liable to Agent and/or Lenders for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Person(s).

(b)            Agent shall not be required to marshal any assets in favor of any Guarantor, or against or in payment of Obligations.

(c)            No Guarantor shall be entitled to claim against any present or future security held by Agent from any Person for Obligations in priority to or equally with any claim of Agent, or assert any claim for any liability of any Loan Party to any Guarantor in priority to or equally with claims of Agent for Obligations, and no Guarantor shall be entitled to compete with Agent with respect to, or to advance any equal or prior claim to any security held by Agent for Obligations.

(d)            If any Loan Party makes any payment to Agent, which payment is wholly or partly subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to any Person under any federal or provincial statute or at common law or under equitable principles, then to the extent of such payment, the Obligation intended to be paid shall be revived and continued in full force and effect as if the payment had not been made, and the resulting revived Obligation shall continue to be guaranteed, uninterrupted, by each Guarantor hereunder.

(e)            All present and future monies payable by any Loan Party to any Guarantor, whether arising out of a right of subrogation or otherwise, are assigned to Agent for its benefit and for the ratable benefit of Lenders as security for such Guarantor’s liability to Agent and Lenders hereunder and are postponed and subordinated to Agent’s prior right to payment in full of Obligations.  Except to the extent prohibited otherwise by this Agreement, all monies received by any Guarantor from any Loan Party shall be held by such Guarantor as agent and trustee for Agent.  This assignment, postponement and subordination shall only terminate when the Obligations are paid in full in cash and this Agreement is irrevocably terminated.

(f)            Each Loan Party acknowledges this assignment, postponement and subordination and, except as otherwise set forth herein, agrees to make no payments to any Guarantor without the prior written consent of Agent.  Each Loan Party agrees to give full effect to the provisions hereof.

Each of the parties has signed this Agreement as of the day and year first above written.

MOTORCAR PARTS OF AMERICA, INC., as Borrower

By:	/s/ Selwyn Joffe
Name: Selwyn Joffe
Title:	Chairman, President and CEO

Signature Page to Loan Agreement

PNC BANK, NATIONAL ASSOCIATION,
As Lender and as Agent

By:	/s/ Fred Kiehne
Name:	Fred Kiehne
Title:	Senior Vice President

Revolving Commitment Percentage: 100%
Revolving Commitment Amount: $100,000,000

Term Loan Commitment Percentage: 100%
Term Loan Commitment Amount: $25,000,000

Signature Page to Loan Agreement

Borrowing Base Certificate

Report No.
Inventory
		USA				Mexico
Collateral Status	A/R	RM, WIP, Cores, Core Comp, Pkg & supplies	New FG & Remfg FG	Cores at Customers	Total USA	RM, WIP, Cores, Core Comp, Pkg & supplies	New FG & Remfg FG	F.O.B. Destination sales at cost	Total Mexico	Total Inventory	Total
1. Beginning Collateral (Line 4 prior report)
2. Additions to Collateral (New Billings
Increases and Adjustments)
3. Deductions to Collateral
4. Total Collateral
5. Less Ineligible Collateral
6. Total Eligible Collateral
Loan Status	A/R	Inventory									Total
7. Advance Percentage or Credit Limit
8. Collateral Value (Elg. Coll. X Adv %)
8A. Capped to Sub-limit
8B. Total Collateral
Under Car	A/R
1. Beginning Collateral
2. Additions to Collateral (New Billing
Increases and Adjustments)								Total UCar Inv
3. Deductions to Collateral								FOB Dest sales @ cost	Total Inv MC FG	Total Inv WH/WB FG
4. Total Collateral
5. Less Ineligible Collateral
6. Total Eligible Collateral
7. Advance Percentage or Credit Limit
8. Collateral Value
Collateral Available for Loan
Less: 3 mos rent reserve
Available Collateral
8C. Line limit
8D. Available Collateral
9. Previous Loan Balance (Prior Line 13)
10. Less: A) Net Collections
B) Adjustments
C) Other

11. Subtotal for Loan Balance
12. Additional A) Request for Funds
Loan B) Return Items
Increases C) Other
13. New Loan Balance
14. Letters of Credit Outstanding
14A. Mark to market gain/(loss) of FX contracts
15. Collateral Available for Loan

To induce PNC Bank, National Association ("PNC Bank") to grant advances or other financial accomodations to us pursuant to the terms of our Credit and Security Agreement dated as of                                     with PNC Bank, as the same may be extended, amended, and/or restated from time to time ("Credit Agreement"), we hereby certify, represent and warrant the following to PNC Bank, all as of the date hereof: (1) the foregoing statements of our accounts receivable and/or inventory collateral described above are true and complete; (2) the total eligible collateral described in line 6 above represents only Qualified Accounts and Qualified Inventory, as those terms are defined in the Credit Agreement; (3) we are in compliance with all of the terms and provisions of the Credit Agreement; and (4) there exists no Default or Event of Default under the Credit Agreement.

For PNC Bank Use
DATE
Checked By	Date .
		BORROWER	Motorcar Parts of America, Inc.
Approved By	Date .
BY

EXHIBIT 1.2(a)

Form of Compliance Certificate

[___________], 20[__]

PNC Bank, National Association, as Agent
2 North Lake Ave., Suite 440
Pasadena, California 91101
Attention: Portfolio Manager – Motorcar Parts of America, Inc.

Re: Compliance Certificate

Ladies and Gentlemen:

This Compliance Certificate (this “Certificate”) is executed and delivered pursuant to Section [9.7] [9.8] [9.9] of the Revolving Credit, Term Loan and Security Agreement dated as of June 3, 2015 (as the same may be amended, restated, amended and restated, refinanced, replaced, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among MOTORCAR PARTS OF AMERICA, INC., a New York corporation (“Borrower”), each Person joined thereto as a guarantor from time to time (each, a “Guarantor” and collectively, the “Guarantors”), PNC BANK, NATIONAL ASSOCIATION (“PNC”) and the various other financial institutions named in or which hereafter become a party to the Loan Agreement (together with PNC, collectively, the “Lenders”) and PNC, as agent for the Lenders (PNC, together with its successors and permitted assigns in such capacity, “Agent”). All capitalized terms used herein without definition shall have the meanings given to them in the Loan Agreement.

The undersigned, _____________ the [Chief Financial Officer][Controller] of Borrower hereby certifies to the Agent, solely in [his/her] capacity as [Chief Financial Officer][Controller] and not in any individual or personal capacity, as of the date hereof, as follows:

1.            Attached hereto as Schedule 1 are the applicable consolidated and consolidating financial statements of Loan Parties and their Subsidiaries for the _____ ended ___________ __, 20__.

2.            Attached hereto as Schedule 2 is a schedule setting forth with specificity all material violations of any Environmental Laws that the undersigned is aware of with respect to any Loan Party and the proposed action the applicable Loan Party will or has implemented in order to achieve full compliance.

3.            [No Default or Event of Default has occurred or is continuing.] [or] [The following Default or Event of Default has occurred and is continuing, and the following steps have or will be taken to correct the aforementioned Default or Event of Default.]

4.            The Loan Parties are in compliance with the requirements of Sections 6.5 (solely to the extent applicable as provided in the Loan Agreement) and 7.7 of the Loan Agreement. To the extent the covenant in Section 6.5 is applicable, attached hereto as Schedule 3 are the calculations and information necessary to determine compliance therewith, and to the extent applicable, the computations necessary to determine the Applicable Margin commencing on the relevant Adjustment Date.

5.            [To the extent applicable, attached hereto as Schedule 4 are the updated disclosure schedules required to be delivered in accordance with Section 9.17 of the Loan Agreement.]

The undersigned has reviewed the terms of the Loan Agreement and has made, or caused to be made under [his/her] supervision, a review in reasonable detail of the transactions and financial condition of the Loan Parties during the fiscal period covered by this Certificate.

MOTORCAR PARTS OF AMERICA, INC.

By:
Name:
Title:

Signature Page to Compliance Certificate

Schedule 1

Financial Statements

Schedule 1

Schedule 2

Environmental Violations

Schedule 2

[Schedule 3

Calculation of Compliance with Section 6.5]

Schedule 3

[Schedule 4

Disclosure Schedule Updates]

Schedule 4

EXHIBIT 2.1(a)

[FORM OF] REVOLVING CREDIT NOTE

$_______________	June 3, 2015

This Revolving Credit Note (this “Note”) is executed and delivered under and pursuant to the terms of that certain Revolving Credit, Term Loan and Security Agreement, dated as of June 3, 2015 (as amended, restated, amended and restated, refinanced, replaced, supplemented or otherwise modified from time to time, the “Loan Agreement”), among MOTORCAR PARTS OF AMERICA, INC., a New York corporation (the “Borrower”), each Person joined as a guarantor thereunder from time to time (each, a “Guarantor” and together, the “Guarantors”), PNC BANK, NATIONAL ASSOCIATION (“PNC”) and the various other financial institutions named therein or which hereafter become a party thereto (together with PNC, collectively, the “Lenders”) and PNC, as agent for the Lenders (in such capacity, “Agent”). Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Loan Agreement.

FOR VALUE RECEIVED, the Borrower promises to pay to the order of PNC at Agent’s offices located at Two Tower Center Boulevard, East Brunswick, New Jersey 08816 or at such other place as PNC may designate pursuant to the terms of the Loan Agreement:

(i)            the principal sum of ______________________________ DOLLARS ($__________), or such lesser amount as shall equal the aggregate unpaid principal amount of the Revolving Advances made by PNC to the Borrower under the Loan Agreement, payable in accordance with the provisions of the Loan Agreement, subject to acceleration upon the occurrence of an Event of Default under the Loan Agreement, or earlier termination of the Loan Agreement, in each case, pursuant to the terms thereof; and

(ii)            interest on the principal amount of this Note from time to time outstanding, payable at the applicable Revolving Interest Rate in accordance with the provisions of the Loan Agreement. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of the Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), interest shall be payable at the applicable Default Rate. In no event, however, shall interest hereunder exceed the maximum interest rate permitted by law.

This Note is one of the Revolving Credit Notes referred to in the Loan Agreement and is secured, inter alia, by the liens granted pursuant to the Loan Agreement and the Other Documents, is entitled to the benefits of the Loan Agreement and the Other Documents, and is subject to all of the agreements, terms and conditions therein contained.

This Note may be voluntarily prepaid, in whole or in part, on the terms and conditions set forth in the Loan Agreement.

If an Event of Default under Section 10.7 of the Loan Agreement shall occur, then this Note shall immediately become due and payable, without notice, together with attorneys’ fees if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof. If any other Event of Default shall occur under the Loan Agreement or any of the Other Documents, then this Note may, as provided in the Loan Agreement, be declared to be immediately due and payable, without notice, together with attorneys’ fees, if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof.

This Note shall be governed by and construed in accordance with the laws of the State of New York.

[Remainder of page intentionally left blank, Signature pages follow]

The Borrower expressly waives any presentment, demand, protest, notice of protest, or notice of any kind except as expressly provided in the Loan Agreement.
MOTORCAR PARTS OF AMERICA, INC., as a Borrower

By:

Name:
Title:

Signature Page to Revolving Note

2

EXHIBIT 2.3(a)

[FORM OF] TERM NOTE

$________________	June 3, 2015

This Term Note (this “Note”) is executed and delivered under and pursuant to the terms of that certain Revolving Credit, Term Loan and Security Agreement, dated as of June 3, 2015 (as amended, restated, amended and restated, refinanced, replaced, supplemented or otherwise modified from time to time, the “Loan Agreement”), among MOTORCAR PARTS OF AMERICA, INC., a New York corporation (the “Borrower”), each Person joined as a guarantor thereunder from time to time (each, a “Guarantor” and together, the “Guarantors”), PNC BANK, NATIONAL ASSOCIATION (“PNC”) and the various other financial institutions named therein or which hereafter become a party thereto (together with PNC, collectively, the “Lenders”) and PNC, as agent for the Lenders (in such capacity, “Agent”). Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Loan Agreement.

FOR VALUE RECEIVED, the Borrower promises to pay to the order of PNC at Agent’s offices located at Two Tower Center Boulevard, East Brunswick, New Jersey 08816 or at such other place as PNC may designate pursuant to the terms of the Loan Agreement:

(i)            the principal sum of _____________________ DOLLARS ($_______________),or such lesser amount as shall equal the aggregate unpaid principal amount of the Term Loans made by PNC to the Borrower under the Loan Agreement, subject to acceleration upon the occurrence of an Event of Default under the Loan Agreement, or earlier termination of the Loan Agreement pursuant to the terms thereof; and

(ii)            interest on the principal amount of this Note from time to time outstanding payable at the applicable Term Loan Rate in accordance with the provisions of the Loan Agreement. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of the Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), interest shall be payable at the applicable Default Rate. In no event, however, shall interest hereunder exceed the maximum interest rate permitted by law.

This Note is one of the Term Notes referred to in the Loan Agreement and is secured, inter alia, by the liens granted pursuant to the Loan Agreement and the Other Documents, is entitled to the benefits of the Loan Agreement and the Other Documents, and is subject to all of the agreements, terms and conditions therein contained.

This Note is subject to mandatory prepayment and may be voluntarily prepaid, in whole or in part, on the terms and conditions set forth in the Loan Agreement.

If an Event of Default under Section 10.7 of the Loan Agreement shall occur, then this Note shall immediately become due and payable, without notice, together with attorneys’ fees if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof. If any other Event of Default shall occur under the Loan Agreement or any of the Other Documents, then this Note may, as provided in the Loan Agreement, be declared to be immediately due and payable, without notice, together with attorneys’ fees, if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof.

This Note shall be governed by and construed in accordance with the laws of the State of New York.

[Remainder of page intentionally left blank, Signature pages follow]

The Borrower expressly waives any presentment, demand, protest, notice of protest, or notice of any kind except as expressly provided in the Loan Agreement.

MOTORCAR PARTS OF AMERICA, INC., as a Borrower

By:

Name:

Title:

Signature Page to Term Note

2

EXHIBIT 2.4(a)

[FORM OF] SWING LOAN NOTE

$_______________	June 3, 2015

This Swing Loan Note (this “Note”) is executed and delivered under and pursuant to the terms of that certain Revolving Credit, Term Loan and Security Agreement, dated as of June 3, 2015 (as amended, restated, amended and restated, refinanced, replaced, supplemented or otherwise modified from time to time, the “Loan Agreement”), among MOTORCAR PARTS OF AMERICA, INC., a New York corporation (the “Borrower”), each Person joined as a guarantor thereunder from time to time (each, a “Guarantor” and together, the “Guarantors”), PNC BANK, NATIONAL ASSOCIATION (“PNC”) and the various other financial institutions named therein or which hereafter become a party thereto (together with PNC, collectively, the “Lenders”) and PNC, as agent for the Lenders (in such capacity, “Agent”). Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Loan Agreement.

FOR VALUE RECEIVED, the Borrower promises to pay to the order of PNC at Agent’s offices located at Two Tower Center Boulevard, East Brunswick, New Jersey 08816 or at such other place as PNC may designate pursuant to the terms of the Loan Agreement:

(i)            the principal sum of TEN MILLION DOLLARS ($10,000,000.00), or such lesser amount, as shall equal the aggregate unpaid principal amount of the Swing Loans made by PNC to the Borrower under the Loan Agreement, payable in accordance with the provisions of the Loan Agreement, subject to acceleration upon the occurrence of an Event of Default under the Loan Agreement, or earlier termination of the Loan Agreement, in each case, pursuant to the terms thereof; and

(ii)            interest on the principal amount of this Note from time to time outstanding, payable at the applicable Revolving Interest Rate for Domestic Rate Loans in accordance with the provisions of the Loan Agreement. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of the Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), interest shall be payable at the applicable Default Rate. In no event, however, shall interest hereunder exceed the maximum interest rate permitted by law.

This Note is the Swing Loan Note referred to in the Loan Agreement and is secured, inter alia, by the liens granted pursuant to the Loan Agreement and the Other Documents, is entitled to the benefits of the Loan Agreement and the Other Documents, and is subject to all of the agreements, terms and conditions therein contained.

This Note may be voluntarily prepaid, in whole or in part, on the terms and conditions set forth in the Loan Agreement.

If an Event of Default under Section 10.7 of the Loan Agreement shall occur, then this Note shall immediately become due and payable, without notice, together with attorneys’ fees if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof. If any other Event of Default shall occur under the Loan Agreement or any of the Other Documents, then this Note may, as provided in the Loan Agreement, be declared to be immediately due and payable, without notice, together with attorneys’ fees, if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof.

This Note shall be governed by and construed in accordance with the laws of the State of New York.

[Remainder of page intentionally left blank, Signature pages follow]

The Borrower expressly waives any presentment, demand, protest, notice of protest, or notice of any kind except as expressly provided in the Loan Agreement.

MOTORCAR PARTS OF AMERICA, INC., as a Borrower

By:

Name:

Title:

Signature Page to Swing Loan Note

EXHIBIT 3.10(a)

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit, Term Loan and Security Agreement, dated as of June 3, 2015 (as amended, restated, amended and restated, refinanced, replaced, supplemented or otherwise modified from time to time, the “Loan Agreement”), among MOTORCAR PARTS OF AMERICA, INC., a New York corporation (“Borrower”), each Person joined as a guarantor thereunder from time to time (each, a “Guarantor” and together, the “Guarantors”, and together with Borrower, collectively, the “Loan Parties”, and each, a “Loan Party”), PNC BANK, NATIONAL ASSOCIATION (“PNC”), the various other financial institutions named in or which hereafter become a party to the Loan Agreement (together with PNC, collectively, the “Lenders”) and PNC, as agent for the Lenders (PNC, together with its successors and assigns in such capacity, “Agent”).

Pursuant to the provisions of Section 3.10 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Advance(s) (as well as any Note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Agent and Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and Agent in writing, and (2) the undersigned shall have at all times furnished Borrower and Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF LENDER]

By: ______________________________________________________________
Name:
Title:

Date: June 3, 2015

EXHIBIT 3.10(b)

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit, Term Loan and Security Agreement, dated as of June 3, 2015 (as amended, restated, amended and restated, refinanced, replaced, supplemented or otherwise modified from time to time, the “Loan Agreement”), among MOTORCAR PARTS OF AMERICA, INC., a New York corporation (“Borrower”), each Person joined as a guarantor thereunder from time to time (each, a “Guarantor” and together, the “Guarantors”, and together with Borrower, collectively, the “Loan Parties”, and each, a “Loan Party”), PNC BANK, NATIONAL ASSOCIATION (“PNC”), the various other financial institutions named in or which hereafter become a party to the Loan Agreement (together with PNC, collectively, the “Lenders”) and PNC, as agent for the Lenders (PNC, together with its successors and assigns in such capacity, “Agent”).

Pursuant to the provisions of Section 3.10 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF PARTICIPANT]

By: ______________________________________________________________
Name:
Title:

Date: June 3, 2015

EXHIBIT 3.10(c)

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit, Term Loan and Security Agreement, dated as of June 3, 2015 (amended, restated, amended and restated, refinanced, replaced, supplemented or otherwise modified from time to time, the “Loan Agreement”), among MOTORCAR PARTS OF AMERICA, INC., a New York corporation (“Borrower”), each Person joined as a guarantor thereunder from time to time (each, a “Guarantor” and together, the “Guarantors”, and together with Borrower, collectively, the “Loan Parties”, and each, a “Loan Party”), PNC BANK, NATIONAL ASSOCIATION (“PNC”), the various other financial institutions named in or which hereafter become a party to the Loan Agreement (together with PNC, collectively, the “Lenders”) and PNC, as agent for the Lenders (PNC, together with its successors and assigns in such capacity, “Agent”).

Pursuant to the provisions of Section 3.10 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF PARTICIPANT]

By:______________________________________________________________
Name:
Title:

Date: June 3, 2015

EXHIBIT 3.10(d)

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit, Term Loan and Security Agreement, dated as of June 3, 2015 (amended, restated, amended and restated, refinanced, replaced, supplemented or otherwise modified from time to time, the “Loan Agreement”), among MOTORCAR PARTS OF AMERICA, INC., a New York corporation (“Borrower”), each Person joined as a guarantor thereunder from time to time (each, a “Guarantor” and together, the “Guarantors”, and together with Borrower, collectively, the “Loan Parties”, and each, a “Loan Party”), PNC BANK, NATIONAL ASSOCIATION (“PNC”), the various other financial institutions named in or which hereafter become a party to the Loan Agreement (together with PNC, collectively, the “Lenders”) and PNC, as agent for the Lenders (PNC, together with its successors and assigns in such capacity, “Agent”).

Pursuant to the provisions of Section 3.10 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Advance(s) (as well as any Note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Advance(s) (as well as any Note(s) evidencing such Advance(s)), (iii) with respect to the extension of credit pursuant to this Loan Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Agent and Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and Agent in writing, and (2) the undersigned shall have at all times furnished Borrower and Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF LENDER]

By:______________________________________________________________
Name:
Title:

Date: June 3, 2015

EXHIBIT 8.1(e)

FINANCIAL CONDITION AND CLOSING CERTIFICATE

Reference is made to that certain Revolving Credit, Term Loan and Security Agreement dated as of the date hereof (as the same may be amended, restated, amended and restated, refinanced, replaced, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among MOTORCAR PARTS OF AMERICA, INC., a New York corporation (“Borrower”), each Person joined to the Loan Agreement as a guarantor from time to time (each, a “Guarantor” and collectively, the “Guarantors” and together with Borrowers, each, a “Loan Party” and collectively, “Loan Parties”), PNC BANK, NATIONAL ASSOCIATION (“PNC”) and each of the other financial institutions (PNC and such other financial institutions, collectively, the “Lenders”) named in or which hereafter become a party to the Loan Agreement and PNC, as agent for the Lenders (in such capacity, “Agent”). All capitalized terms used herein which are not otherwise defined herein shall have the meanings given to them in the Loan Agreement. The undersigned hereby certifies solely in his capacity as Chief Financial Officer, not in any individual or personal capacity, as of the date hereof, as follows:

1.            I am familiar with all of the business and financial affairs of the Borrower, including, without limiting the generality of the foregoing, all of the matters hereinafter described.

2.            Attached hereto as Exhibit A is the Pro Forma Balance Sheet of the Loan Parties on a Consolidated Basis. Such Pro Forma Balance Sheet has been prepared in accordance with GAAP, except as may be disclosed in such financial statements and reflects the consummation of the Transactions and fairly reflects the financial condition of Loan Parties. The Pro Forma Balance Sheet is accurate, complete and correct in all material respects.

3.            Attached hereto as Exhibit B is (a) the monthly income statement, cash flow and balance sheet projections of Loan Parties on a Consolidated Basis for the period from April 1, 2015 to March 31, 2016 and (b) the annual income statement, cash flow and balance sheet projections of Loan Parties on a Consolidated Basis for fiscal years ending in 2017 through 2020 (collectively, the “Projections”). The Projections are based on underlying assumptions which provide a reasonable basis for the projections contained therein (it being understood that such forecasts, projections and other forward-looking statements are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that such forecasts, projections and other forward-looking statements will be realized).

4.            Immediately following the execution of the Loan Documents and the consummation of the Transactions, the Loan Parties on a Consolidated Basis (a) are solvent, (b) able to pay their debts as they mature, (c) has capital sufficient to carry on its business and all businesses in which it is about to engage, and (d) the present fair salable value of the assets of the Loan Parties on a Consolidated Basis is not less than the amount that will be required to pay the probable liability of Loan Parties on a Consolidated Basis on its debts as they become absolute and matured.

5.            After giving effect to the initial Advances to be made on the Closing Date, Loan Parties have Consolidated EBITDA for the twelve (12) month period recently ended prior to the Closing Date of at least $55,000,000;

6.            The representations and warranties contained in the Loan Agreement or in the Other Documents are true and correct in all material respects (except to the extent such representations and warranties (i) relate solely to an earlier date, in which case such representations and warranties are true and correct as of such earlier date and (ii) are already qualified by materiality or by reference to a Material Adverse Effect, in which case such representations and warranties are true and correct in all respects).

7.            Each Loan Party is in compliance in all material respects with all of the terms and provisions set forth in the Loan Agreement and the Other Documents on and as of the date hereof.

8.            No Default or Event of Default has occurred or is continuing.

By:

Name:

Title:

Dated:  June 3, 2015

EXHIBIT A

PRO FORMA BALANCE SHEET

Exhibit A - 1

EXHIBIT B

PROJECTIONS

Exhibit B - 1

Exhibit 16.3

COMMITMENT TRANSFER SUPPLEMENT

COMMITMENT TRANSFER SUPPLEMENT, dated as of __________________ among ________________________________ (the “Transferor Lender”), each Purchasing Lender executing this Commitment Transfer Supplement (each, a “Purchasing Lender”), and PNC Bank, National Association (“PNC”) as agent for the Lenders (as defined below) under the Loan Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, this Commitment Transfer Supplement is being executed and delivered in accordance with Section 16.3 of the Revolving Credit, Term Loan and Security Agreement, dated as of June 3, 2015 (as from time to time amended, restated, amended and restated, refinanced, replaced, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Loan Agreement”) among MOTORCAR PARTS OF AMERICA, INC., a corporation incorporated under the laws of the State of New York (the, “Borrower”), each Person joined as a guarantor thereunder from time to time (each, a “Guarantor” and together, the “Guarantors”, and together with the Borrower, collectively, the “Loan Parties”, and each, a “Loan Party”), PNC and the various other financial institutions named in or which hereafter become a party to the Loan Agreement (collectively, the “Lenders”) and PNC, as agent for the Lenders (PNC, together with its successors and assigns in such capacity, “Agent”);

WHEREAS, each Purchasing Lender wishes to become a Lender party to the Loan Agreement; and

WHEREAS, the Transferor Lender is selling and assigning to each Purchasing Lender, its rights and obligations under the Loan Agreement;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.            All capitalized terms used herein which are not defined shall have the meanings given to them in the Loan Agreement.

2.            Upon receipt by the Agent of four counterparts of this Commitment Transfer Supplement, to each of which is attached a fully completed Schedule I, and each of which has been executed by the Transferor Lender and Agent, Agent will transmit to Transferor Lender and each Purchasing Lender a Transfer Effective Notice, substantially in the form of Schedule II to this Commitment Transfer Supplement (a “Transfer Effective Notice”). Such Transfer Effective Notice shall set forth, inter alia, the date on which the transfer effected by this Commitment Transfer Supplement shall become effective (the “Transfer Effective Date”), which date shall not be earlier than the first Business Day following the date such Transfer Effective Notice is received. From and after the Transfer Effective Date, each Purchasing Lender shall be a Lender party to the Loan Agreement for all purposes thereof.

3.            At or before 12:00 Noon (New York City time) on the Transfer Effective Date each Purchasing Lender shall pay to Transferor Lender, in immediately available funds, an amount equal to the purchase price, as agreed between Transferor Lender and such Purchasing Lender (the “Purchase Price”), of the portion of the applicable Advances being purchased by such Purchasing Lender (such Purchasing Lender’s “Purchased Percentage”) and other amounts owing to the Transferor Lender under the Loan Agreement and the Note(s). Effective upon receipt by Transferor Lender of the Purchase Price from a Purchasing Lender, Transferor Lender hereby irrevocably sells, assigns and transfers to such Purchasing Lender, without recourse, representation or warranty, and each Purchasing Lender hereby irrevocably purchases, takes and assumes from Transferor Lender, such Purchasing Lender’s Purchased Percentage of the applicable Advances and other amounts owing to the Transferor Lender under the Loan Agreement and the Note(s) together with all instruments, documents and collateral security pertaining thereto.

4.            Transferor Lender has made arrangements with each Purchasing Lender with respect to (i) the portion, if any, to be paid, and the date or dates for payment, by Transferor Lender to such Purchasing Lender of any fees heretofore received by Transferor Lender pursuant to the Loan Agreement prior to the Transfer Effective Date and (ii) the portion, if any, to be paid, and the date or dates for payment, by such Purchasing Lender to Transferor Lender of fees or interest received by such Purchasing Lender pursuant to the Loan Agreement from and after the Transfer Effective Date.

5.             (a)            All principal payments that would otherwise be payable from and after the Transfer Effective Date to or for the account of Transferor Lender pursuant to the Loan Agreement and the Note(s) shall, instead, be payable to or for the account of Transferor Lender and Purchasing Lender, as the case may be, in accordance with their respective interests as reflected in this Commitment Transfer Supplement.

(b)            All interest, fees and other amounts that would otherwise accrue for the account of Transferor Lender from and after the Transfer Effective Date pursuant to the Loan Agreement and the Note(s) shall, instead, accrue for the account of, and be payable to, Transferor Lender and Purchasing Lender, as the case may be, in accordance with their respective interests as reflected in this Commitment Transfer Supplement. In the event that any amount of interest, fees or other amounts accruing prior to the Transfer Effective Date was included in the Purchase Price paid by any Purchasing Lender, Transferor Lender and such Purchasing Lender will make appropriate arrangements for payment by Transferor Lender to such Purchasing Lender of such amount upon receipt thereof from Borrower.

6.            Concurrently with the execution and delivery hereof, Transferor Lender will provide to each Purchasing Lender conformed copies of the Loan Agreement and all related documents delivered to Transferor Lender.

7.            Each of the parties to this Commitment Transfer Supplement agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Commitment Transfer Supplement.

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8.            By executing and delivering this Commitment Transfer Supplement, Transferor Lender and each Purchasing Lender confirm to and agree with each other and Agent and Lenders as follows: (i) each Transferor Lender represents and warrants to Purchasing Lender, Lenders, Agent and each Loan Party that it has full power and authority, and has taken all action necessary, to execute and deliver this Commitment Transfer Supplement; (ii) other than as set forth in the foregoing clause (i) and the representation and warranty that it is the legal and beneficial owner of the interest being assigned hereby free and clear of any adverse claim, Transferor Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement, the Notes or any other instrument or document furnished pursuant thereto; (iii) Transferor Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Loan Parties or the performance or observance by the Loan Parties of any of their Obligations under the Loan Agreement, the Note(s) or any other instrument or document furnished pursuant hereto; (iv) each Purchasing Lender confirms that it has received a copy of the Loan Agreement, together with copies of such financial statements and such Other Documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Commitment Transfer Supplement; (v) each Purchasing Lender will, independently and without reliance upon Agent, Transferor Lender or any other Lenders and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement; (vi) each Purchasing Lender appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to the Agent by the terms thereof; (vii) each Purchasing Lender agrees that it will perform all of its respective obligations as set forth in the Loan Agreement to be performed by each as a Lender; (viii) each Purchasing Lender represents and warrants to Transferor Lender, Lenders, Agent and each Loan Party that it is either (x) entitled to the benefits of an income tax treaty with the United States of America that provides for an exemption from the United States withholding tax on interest and other payments made by the Borrower under the Loan Agreement and the Other Documents or (y) is engaged in trade or business within the United States of America; and (ix) each Purchasing Lender represents and warrants to Transferor Lender, Lenders, Agent and each Loan Party that (x) it is a Permitted Assignee and (y) it has full power and authority, and has taken all action necessary, to execute and deliver this Commitment Transfer Supplement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement.

9.            Schedule I hereto sets forth the revised commitments of Transferor Lender and the commitments of each Purchasing Lender, the applicable Commitment Percentages of Transferor Lender and of each Purchasing Lender, as well as administrative information with respect to each Purchasing Lender.

10.            Purchasing Lender hereby agrees to pay to Agent for its own benefit the $3,500 fee set forth in Section 16.3(e) of the Loan Agreement on the Transfer Effective Date.

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11.            Transferor Lender shall deliver the Note(s) held by it and the Borrower shall promptly, after a request has been made to the Borrower in writing, exchange such Note(s) for new Note(s) payable to Purchasing Lender (and, if applicable, to Transferor Lender) in the amount which reflects the transfer being made hereby and after giving effect to any other assignments which have become effective on the Transfer Effective Date, which amounts shall in any case be clearly set forth in the written request being furnished to the Borrower by Transferor Lender and acknowledged by Purchasing Lender (including, by way of example and not by limitation, the portion of the “Commitment Amount” referenced in Schedule I hereto which should be used as the appropriate figure and principal amount and the appropriate issuance date of the new Note(s) to be executed and delivered by the Borrower in favor of such Purchasing Lender and, if applicable, Transferor Lender).

12.            This Commitment Transfer Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

13.            This Commitment Transfer Supplement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Commitment Transfer Supplement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Commitment Transfer Supplement by .pdf or telecopy shall be effective as delivery of a manually executed counterpart of this Commitment Transfer Supplement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;
SIGNATURE PAGE TO FOLLOW]

4

IN WITNESS WHEREOF, the parties hereto have caused this Commitment Transfer Supplement to be executed by their respective duly authorized officers on the date set forth above.

____________________________________

as Transferor Lender

By:_________________________________

Name:

Title:

___________________________________

as a Purchasing Lender

By:________________________________

Name:

Title:

PNC BANK, NATIONAL ASSOCIATION,

as Agent

By:________________________________

Name:

Title:

[CONSENTED AND AGREED TO:

MOTORCAR PARTS OF AMERICA, INC., as Borrower

By:________________________________
Name:
Title:            ]

Signature Page to Commitment Transfer Supplement

SCHEDULE I TO COMMITMENT TRANSFER SUPPLEMENT

LIST OF OFFICES, ADDRESSES FOR NOTICES AND COMMITMENT AMOUNTS

[Transferor Lender]	Revised Commitment Amount (Revolving Advances):	$________________

	Revised Commitment Percentage (Revolving Advances):	________%

	Revised Loan Amount (Term Loan):	$________________

	Revised Loan Percentage (Term Loan)	________%

[Purchasing Lender]	Commitment Percentage (Revolving Advances):	________%

	Commitment Amount (Revolving Advances):	$________________

	Loan Percentage (Term Loan)	________%
	Loan Amount (Term Loan):	$________________

Addresses for Notices

_________________________

_________________________

_________________________

Attention:
Telephone:
Facsimile:
[INSERT LOAN INFORMATION HERE AS OF THE TRANSFER EFFECTIVE DATE]

Outstanding principal balance of the Revolving Advances	$_____________

Aggregate undrawn face amount of Outstanding Letters of Credit	$_____________

Aggregate principal balance of the Term Loan	$_____________

Schedule I - 1

SCHEDULE II TO COMMITMENT TRANSFER SUPPLEMENT

To:	_________________________________, as Transferor Lender and ______________________, as Purchasing Lender:

The undersigned, as Agent under the Revolving Credit, Term Loan and Security Agreement dated as of June 3, 2015 (as from time to time amended, restated, amended and restated, refinanced, replaced, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Loan Agreement”) among MOTORCAR PARTS OF AMERICA, INC., a corporation incorporated under the laws of the State of New York (the “Borrower”), each Person joined as a guarantor thereunder from time to time (each, a “Guarantor” and together, the “Guarantors”, and together with the Borrower, collectively, the “Loan Parties”, and each, a “Loan Party”), PNC BANK, NATIONAL ASSOCIATION (“PNC”) and the various other financial institutions named in or which hereafter become a party to the Loan Agreement (collectively, the “Lenders”) and PNC, as agent for the Lenders (PNC, together with its successors and assigns in such capacity, “Agent”), acknowledges receipt of four (4) executed counterparts of a completed Commitment Transfer Supplement in the form attached hereto. Terms defined in such Commitment Transfer Supplement are used herein as therein defined.

Pursuant to such Commitment Transfer Supplement, you are advised that the Transfer Effective Date will be [Insert date of Transfer Effective Notice.]

PNC BANK, NATIONAL ASSOCIATION,

as Agent

By:________________________________

Name:

Title:

ACCEPTED FOR RECORDATION
IN REGISTER:

Schedule II - 1

Schedule 1.1A
to
Revolving Credit, Term Loan and Security Agreement

Specified Extended Term Receivables

Customer	Factoring Terms
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

***	Confidential material redacted and filed separately with the Securities and Exchange Commission.

Schedule 1.1B
to
Revolving Credit, Term Loan and Security Agreement

Specified Accounts

Customer	Payment Terms	Amount Owed (as of 4/30/2015)
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

***	Confidential material redacted and filed separately with the Securities and Exchange Commission.

Schedule 1.1C
 to
Revolving Credit, Term Loan and Security Agreement

Factoring Agreements

1.	(a) Accounts Receivable Purchase Agreement, dated March 15, 2010, between Motorcar Parts of America, Inc. and Bank of America, N.A. ([***]) and (b) the Supplier Agreement, dated August 28, 2009, between PrimeRevenue, Inc. and Motorcar Parts of America, Inc.

2.	Supplier Agreement, dated as of January 29, 2010, between Motorcar Parts of America, Inc. and Branch Banking and Trust Company ([***]).

3.	Supplier Agreement, dated as of July 30, 2004, between Motorcar Parts of America, Inc. and SunTrust Bank, and as amended by that certain Amendment to Supplier Agreement, dated July 1, 2009 ([***]).

4.	Supplier Agreement, dated as of May 15, 2008, between Motorcar Parts of America, Inc. and SunTrust Bank, ([***]).

5.	Supplier Agreement, dated as of August 20, 2007, between Motorcar Parts of America, Inc. and Branch Banking and Trust Company, ([***]).

6.	Supplier Agreement, dated as of June 6, 2008, between Motorcar Parts of America, Inc. and Branch Banking and Trust Company ([***]).

7.	Supplier Agreement, dated as of April 24, 2012, between Motorcar Parts of America, Inc. and Branch Banking and Trust Company ([***]).

8.	(a) License Agreement, dated as of December 1, 2008, among Motorcar Parts of America, Inc., Orbian Corp. and Orbian Financial Services, LLC and (b) as supplemented by that certain Discount Agreement, dated as of December 1, 2008, between Motorcar Parts of America, Inc. and Orbian Financial Services, LLC ([***]).

9.	Supplier Financing Agreement, dated as of December 11, 2014, between Motorcar Parts of America, Inc. and Deutsche Bank AG New York Branch ([***]).

***	Confidential material redacted and filed separately with the Securities and Exchange Commission.

Schedule 1.1D
to
Revolving Credit, Term Loan and Security Agreement

Commercial Tort Claims

Company	Description of Commercial Tort Claim
Motorcar Parts of America, Inc.
MPA purchased the stock of Fenwick Automotive Products Limited and related entities pursuant to a Purchase Agreement dated May 6, 2011.  On October 31, 2012, pursuant to Section 14(2) of the Purchase Agreement, MPA gave notice of various direct claims against FAPL Holdings, Inc., Gordon Fenwick, Joel Fenwick, Paul Fenwick and Jack Shuster (the “Indemnifying Parties”).  MPA and the Indemnifying Parties attempted to resolve the claims through mediation and direct settlement negotiations. Ultimately, those discussions were unsuccessful in resolving the claims.  As a result, on February 13, 2014, MPA filed an action against Indemnifying Parties in the U.S. District Court for the Central District of California (Case No. 2:14-cv-01153) alleging (1) breach of contract, (2) negligent misrepresentation, (3) common law fraud, (4) violation of Section 10(b) of the Exchange Act and Rule 10b-5, and (5) violation of Section 20(A) of the Exchange Act.

Schedule 1.1E
to
Revolving Credit, Term Loan and Security Agreement

Existing Letters of Credit

Beneficiary	Amount[1]	Original Issue Date
Chubb and Son (Workers Comp)	[***]	2/28/2012
Southern California Edison Company	[***]	11/20/2012
Branch Banking and Trust Company	[***]	3/20/2014
American Alternative Insurance	[***]	3/21/2014
American Alternative Insurance	[***]	4/10/2015
Yusin Brake Corporation	[***]	1/22/2015

***	Confidential material redacted and filed separately with the Securities and Exchange Commission.

[1]	Amount represents face amount of such Letters of Credit.

Schedule 1.2
to
Revolving Credit, Term Loan and Security Agreement

Permitted Encumbrances

DEBTOR	JURISDICTION	SECURED PARTY	FILING INFO	COLLATERAL DESCRIPTION
Motorcar Parts of America, Inc.	New York Department of State	Hewlett-Packard Financial Services	200308121464759 Filed: 8-12-03	Specific Equipment - Lease
Motorcar Parts of America, Inc.	New York Department of State	De Lage Landen Financial Services, Inc.	200507015596802 Filed: 7-1-05	Specific Equipment – Lease
Motorcar Parts of America, Inc.	New York Department of State	Citicorp Leasing, Inc.	200507155636770 Filed: 7-15-05	Specific Equipment
Motorcar Parts of America, Inc.	New York Department of State	Citicorp Leasing, Inc.	200507155636794 Filed: 7-15-05	Specific Equipment
Motorcar Parts of America, Inc.	New York Department of State	General Electric Capital Corporation	200809306079808 Filed: 9-30-08	Specific Equipment – Lease
Motorcar Parts of America, Inc.	New York Department of State	Cisco Systems Capital Corporation	201006220333385 Filed: 6-22-10	Equipment – integrator packages and related items
Motorcar Parts of America, Inc.	New York Department of State	MB Financial Bank, N.A. Assigned by: First American Commercial Bancorp, Inc.	201012160681938 Filed: 12-16-10	Equipment – Master Lease 2010288 Schedule 01
Motorcar Parts of America, Inc.	New York Department of State	Haas Factory Outlet, LLC	201103280166871 Filed: 3-28-11	Equipment - CNC Turning Center Machine – Hydraulic Tailstock

DEBTOR	JURISDICTION	SECURED PARTY	FILING INFO	COLLATERAL DESCRIPTION
Motorcar Parts of America, Inc.	New York Department of State	General Electric Capital Corporation	201401065012310 Filed: 1-6-14	Equipment re: Total Image Management Agreement No. 7601582006
Motorcar Parts of America, Inc.	New York Department of State	Bank of the West Assigned by: EMC Corporation	201412176325360 Filed: 12-17-14	Computer related equipment – s/ns listed on attachment to financing statement
Motorcar Parts of America, Inc.	New York Department of State	Cisco Systems Capital Corporation	201503275314170 Filed: 3-27-15	Equipment – routers, software, etc.

Motorcar Parts of America, Inc. 2929 California St. Torrance, CA 90503	California Secretary of State	Hewlett-Packard Financial Services Company	07-7099524992 Filed: 1-22-07	Equipment and software related to computer printing, etc.

Schedule 4.4(b)(i)
to
Revolving Credit, Term Loan and Security Agreement

Equipment and Inventory Locations

[***]

***	Confidential material redacted and filed separately with the Securities and Exchange Commission.

Schedule 4.4(b)(ii)
to
Revolving Credit, Term Loan and Security Agreement

Place of Business; Chief Executive Office

Loan Party	Chief Executive Office Location
Motorcar Parts of America, Inc.	2929 California Street Torrance, CA 90503 Los Angeles County

Schedule 4.4(b)(iii)
to
Revolving Credit, Term Loan and Security Agreement

Real Property

Loan Party	Location	Leasehold or Fee	Lessor or Mortgagee	Landlord
Motorcar Parts of America, Inc.	2929 California Street Torrance, CA 90503	Leasehold	Lessee	Golkar Enterprises, Ltd. 12011 San Vicente Blvd, Suite 700 Los Angeles, CA 90043
Motorcar Parts of America, Inc.	2931 California Street Torrance, CA 90503	Leasehold	Lessee	Golkar Enterprises, Ltd. 12011 San Vicente Blvd, Suite 700 Los Angeles, CA 90043
Motorcar Parts of America, Inc.	530 Maple Street Torrance, CA 90503	Leasehold	Lessee	Golkar Enterprises, Ltd. 12011 San Vicente Blvd, Suite 700 Los Angeles, CA 90043
Motorcar Parts of America, Inc.	783 Old Hickory Blvd. Unit 251 Brentwood, Tennessee 37027	Leasehold	Lessee	Roe Properties, LLC 102 Woodmont Blvd #LL-110 Nashville, TN 37205
Motorcar Parts of America, Inc.	620 Spring Street N. Dighton, MA 02764	Leasehold	Lessee	Landman Omnibus XIII Limited Partnership 118 Milk Street, Boston, MA 02109

Schedule 4.8(j)
to
Revolving Credit, Term Loan and Security Agreement

Deposit and Investment Accounts

Company	Bank or Broker	Address	Account No.	Account Type
Motorcar Parts de Mexico, S.A. de C.V.	BBVA Bancomer	Blvd. Insurgentes S/N, Col. Rio Tijuana 3ra etapa, Tijuana, B.C. México	[***]	Expenses Pesos [***]
Motorcar Parts de Mexico, S.A. de C.V.	BBVA Bancomer	Blvd. Insurgentes S/N, Col. Rio Tijuana 3ra etapa, Tijuana, B.C. México	[***]	Expenses Dollars [***]
Motorcar Parts de Mexico, S.A. de C.V.	BBVA Bancomer	Blvd. Insurgentes S/N, Col. Rio Tijuana 3ra etapa, Tijuana, B.C. México	[***]	Payroll Pesos [***]
Unijoh Sdn. Bhd.	Affin Bank Bhd	49 & 51, Jln Sri Perkasa 2/1, Tmn Tampoi Utama, 81200 Johor Bahru.	[***]	Current A/C
Unijoh Sdn. Bhd.	Affin Bank Bhd	49 & 51, Jln Sri Perkasa 2/1, Tmn Tampoi Utama, 81200 Joahor Bahru.	[***] [***] [***] [***] [***] [***]	Fixed Deposit A/C
MVR Products Pte Ltd	DBS Bank	6 Shenton Way, DBS Building Singapore 068809	[***]	Current A/C
Central Auto Parts (Shanghai) Co., Ltd.	Bank of Tokyo – Mitsubishi UFJ (China) Ltd	20F Azia Center No. 1233 Lu Jia Zui Road Shanghai 200120	[***]	US$ Capital Account

***	Confidential material redacted and filed separately with the Securities and Exchange Commission.

Central Auto Parts (Shanghai) Co., Ltd.	Bank of Tokyo – Mitsubishi UFJ (China) Ltd	20F Azia Center No. 1233 Lu Jia Zui Road Shanghai 200120	[***]	Settlement Account
Central Auto Parts (Shanghai) Co., Ltd.	Bank of Tokyo – Mitsubishi UFJ (China) Ltd	20F Azia Center No. 1233 Lu Jia Zui Road Shanghai 200120	[***]	RMB Basic Account
Central Auto Parts (Shanghai) Co., Ltd.	Agricultural Bank of China (Shanghai Branch)	5 Yanan Dong Lu Shanghai 200120	[***]	Payment of Taxes
Motorcar Parts of America, Inc.	PNC Bank, National Association	PNC 2 N. Lake Avenue, Suite 440 Pasadena, CA 91101	[***]	Collection – Rotating Electrical
Motorcar Parts of America, Inc.	PNC Bank, National Association	PNC 2 N. Lake Avenue, Suite 440 Pasadena, CA 91101	[***]	Concentration – Rotating Electrical
Motorcar Parts of America, Inc.	PNC Bank, National Association	PNC 2 N. Lake Avenue, Suite 440 Pasadena, CA 91101	[***]	Disbursement – Rotating Electrical
Motorcar Parts of America, Inc.	PNC Bank, National Association	PNC 2 N. Lake Avenue, Suite 440 Pasadena, CA 91101	[***]	Payroll – Rotating Electrical
Motorcar Parts of America, Inc.	PNC Bank, National Association	PNC 2 N. Lake Avenue, Suite 440 Pasadena, CA 91101	[***]	Money Market
Motorcar Parts of America, Inc.	Nationwide Financial	Nationwide Financial 10 W. Nationwide Blvd. Columbus, OH 43215	[***] [***]	401k Savings Deferred Comp

***	Confidential material redacted and filed separately with the Securities and Exchange Commission.

Schedule 5.2(a)
to
Revolving Credit, Term Loan and Security Agreement

States of Qualification and Good Standing

Company Name	Jurisdiction of Organization	Federal Employer I.D.	Organizational I.D.	Jurisdictions where Qualified to do Business
Motorcar Parts of America, Inc.	New York	11-2153962	N/A	California Connecticut New Jersey New York Tennessee

Schedule 5.2(b)
to
Revolving Credit, Term Loan and Security Agreement

Subsidiaries of Motorcar Parts of America, Inc.

MVR Products Pte Ltd
Unijoh Sdn. Bhd.
Motorcar Parts de Mexico, S.A. de C.V.
Motorcar Parts of Canada, Inc.
Central Auto Parts (Shanghai) Co., Ltd.

Schedule 5.4
to
Revolving Credit, Term Loan and Security Agreement

Federal Tax Identification Number

Loan Party	Federal Employer I.D.
Motorcar Parts of America, Inc.	11-2153962

Schedule 5.6
to
Revolving Credit, Term Loan and Security Agreement

Entity Names

Loan Party	Other Names[2]
Motorcar Parts of America, Inc.	OE+

Motorcar Parts of America, Inc. purchased the certain assets of OE Plus Ltd., pursuant to that certain Asset Purchase Agreement dated as of May 15, 2015 by and among OE Plus Ltd. and Motorcar Parts of America, Inc.

[2]	MPA has sold Inventory under the name OE+.

Schedule 5.7
to
Revolving Credit, Term Loan and Security Agreement

Environmental Matters

None.

Schedule 5.8(b)
to
Revolving Credit, Term Loan and Security Agreement

Litigation

1.    M&T Bank v. Motorcar Parts of America, Inc., et al.; Ontario Superior Court of Justice; Court File No. CV-15-522083

2.    M&T Bank v. Motorcar Parts of America, Inc., et al.; Superior Court for the State of California, County of Los Angeles; Case No. BC572550

3.    Letter dated May 12, 2015, from Barack Ferrazzano Kirschbaum & Nagelberg LLP, counsel to Wanxiang America Corporation (“Wanxiang”) to Motorcar Parts of America, Inc. (“MPA”), asserting a potential outstanding liability of [***] (plus certain fees and expenses) owed by MPA to Wanxiang under a guaranty associated with a Revolving Credit/Strategic Cooperation Agreement dated as of August 22, 2012 among Fenwick Automotive Products Limited, MPA, and Wanxiang.

***	Confidential material redacted and filed separately with the Securities and Exchange Commission.

Schedule 5.8(c)
to
Revolving Credit, Term Loan and Security Agreement

Indebtedness

Capitalized Leases:

Capitalized Lease Description	Lessor	Payment Start Date	Payment End Date	Total Loan Amount	Principal Paid as of 4/30/15	End Balance
Kyocera TASKalfa 6500i Copier	GE Capital PO BOX 31001-0271 Pasadena, CA 91110-0271	11/26/12	10/25/17	$16,020.00	$8,010.00	$8,010.00
Kyocera 6500i-Nashville	GE Capital PO BOX 31001-0271 Pasadena, CA 91110-0271	04/21/13	03/21/18	$26,491.00	$10,119.19	$16,371.81
Kyocera 6500i-Maple Bldg	GE Capital PO BOX 31001-0271 Pasadena, CA 91110-0271	09/01/13	08/31/18	$12,422.13	$3,443.65	$8,978.48
Kyocera Copier & Printers-2931 Bldg	GE Capital PO BOX 31001-0271 Pasadena, CA 91110-0271	09/01/13	08/31/18	$21,724.74	$6,532.41	$15,192.33
68 Kyocera Printers/Copiers	GE Capital PO BOX 31001-0271 Pasadena, CA 91110-0271	01/01/14	12/31/18	$275,595.18	$66,141.18	$209,454.00
EMC-Backup Solution	BNP Paribas PO BOX 7167 Pasadena, CA 91109-7167	02/01/15	01/31/20	$264,361.49	$12,744.31	$251,617.18

Schedule 5.8(e)
to
Revolving Credit, Term Loan and Security Agreement

Plans

1.	Non-qualified Deferred Compensation Plan of Motorcar Parts of America, Inc., dated as of May 14, 2008

2.	401(k) Savings Plan of Motorcar Parts of America, Inc.

Schedule 5.9
to
Revolving Credit, Term Loan and Security Agreement

Intellectual Property

Trademarks

Loan Party	Country	Trademark	Application and/or Registration No.	Filing and/or Registration Date
Motorcar Parts of America, Inc.	China	MPA	Appln. No. 6419343 Reg. No. 6419343	Filed Dec. 5, 2007 Reg. Feb. 7, 2012
Motorcar Parts of America, Inc.	China		Appln. No. 6419341 Reg. No. 6419341	Filed Dec. 5, 2007 Reg. Feb. 7, 2012
Motorcar Parts of America, Inc.	US	MPA	Appln. No. 78/389,961 Reg. No. 2,935,178	Filed Mar. 24, 2004 Reg. Mar. 22, 2005
Motorcar Parts of America, Inc.	US		Appln. No. 73/535,558 Reg. No. 1,368,671	Filed May 3, 1985 Reg. Nov. 5, 1985
Motorcar Parts of America, Inc.	US	NU	Appln. No. 85/811,174 Reg. No. 4,379,965	Filed Dec. 27, 2012 Reg. Aug. 6, 2013
Motorcar Parts of America, Inc.	Mexico	PURE ENERGY	Appln. No. 1346449 Reg. No. 1380442	Filed Feb. 7, 2013 Reg. Jul. 2, 2013

Motorcar Parts of America, Inc.	US	PURE ENERGY	Appln. No. 85/149,870 Reg. No. 4,294,121	Filed Oct. 11, 2010 Reg. Feb. 26, 2013
Motorcar Parts of America, Inc.	US	PURE ENERGY EXPECT MORE	Appln. No. 85/129,077 Reg. No. 4,418,904	Filed Sept. 14, 2010 Reg. Oct. 15, 2013
Motorcar Parts of America, Inc.	China	QB QUALITY-BUILT	Appln. No. 6419347 Reg. No. 6419347	Filed Dec. 5, 2007 Reg. Mar. 14, 2010
Motorcar Parts of America, Inc.	Mexico	QUALITY BUILT	Appln. No. 1346010 Reg. No. 138441	Filed Feb. 6, 2013 Reg. July 2, 2013
Motorcar Parts of America, Inc.	China		Appln. No. 6419342 Reg. No. 6419342	Filed Dec. 5, 2007 Reg. Mar. 14, 2010
Motorcar Parts of America, Inc.	US		Appln. No. 78/387,825 Reg. No. 3,437,558	Filed Mar. 19, 2004 Reg. May 27, 2008
Motorcar Parts of America, Inc.	Canada	QUALITY BUILT TO LAST	Appln. No. 1243846 Reg. No. 669837	Filed Jan. 18, 2005 Reg. Aug. 14, 2006
Motorcar Parts of America, Inc.	Malaysia	QUALITY BUILT TO LAST	Appln. No. 2005-00865	Filed Jan. 18, 2005
Motorcar Parts of America, Inc.	Mexico	QUALITY BUILT TO LAST	Appln. No. 697598 Reg. No. 1139233	Filed Jan. 19, 2005 Reg. Jan. 25, 2010

Motorcar Parts of America, Inc.	US	QUALITY BUILT TO LAST	Appln. No. 76/603,064 Reg. No. 2,934,658	Filed Jul. 19, 2004 Reg. Mar. 22, 2005
Motorcar Parts of America, Inc.	US	QUALITY BUILT TO LAST	Appln. No. 76/416,964 Reg. No. 2,717,341	Filed Jun. 7, 2002 Reg. May 20, 2003
Motorcar Parts of America, Inc.	US	QUALITY BUILT TO LAST	Appln. No. 85/423,508	Filed Sept. 15, 2011
Motorcar Parts of America, Inc.	US	RELIANCE AUTOMOTIVE	Appln. No. 86/253,723	Filed Apr. 16, 2014
Motorcar Parts of America, Inc.	US		Appln. No. 86/265,520	Filed Apr. 29, 2014
Motorcar Parts of America, Inc.	US	SCP SUNCOAST AUTOMOTIVE PRODUCTS, INC.	Appln. No. 78/357,272 Reg. No. 2,939,922	Filed Jan. 26, 2004 Reg. Apr. 12, 2005
Motorcar Parts of America, Inc.	US	STREET SMART	Appln. No. 86/202,076	Filed Feb. 24, 2014
Motorcar Parts of America, Inc.	US	STREET SMART MPA	Appln. No. 86/202,411	Filed Feb 24, 2014
Motorcar Parts of America, Inc.	US	TALON	Appln. No. 78/113,536 Reg. No. 3,415,473	Filed Mar. 8, 2002 Reg. Apr. 22, 2008

Motorcar Parts of America, Inc.	US	XTREME	Appln. No. 78/111,089 Reg. No. 3,016,057	Filed Feb. 26, 2002 Reg. Nov. 15, 2005
Motorcar Parts of America, Inc.	US	XTREME HD	Appln. No. 77/886,801 Reg. No. 3,837,165	Filed Dec. 4, 2009 Reg. Aug. 24, 2010
Motorcar Parts of America, Inc.	US	OE+	Appln. No. 76/567,449 Reg. No. 2,915,883	Filed Dec. 17, 2003 Reg. Jan. 4, 2005
Motorcar Parts of America, Inc.	US	PRO+	Appln. No. 74/466,311 Reg. No. 1,863,657	Filed Dec. 2, 1993 Reg. Nov. 22, 1994
Motorcar Parts of America, Inc.	US	OE+	Appln. No. 74/292,499 Reg. No. 1,818,449	Filed Jul. 8, 1992 Reg. Jan. 25, 1994
Motorcar Parts of America, Inc.	US	ORIGINAL EQUIPMENT PLUS	Appln. No. 74/292,383 Reg. No. 1,818,448	Filed Jul. 8, 1992 Reg. Jan. 25, 1994

Patents

Company	Country	Title	Application or Patent No.	Filing Date	Issue Date
Motorcar Parts of America, Inc.	US	Illuminated alternator and method of operation	Serial No. 11/340,966 Pat. No. 7,604,374	Jan. 27, 2006	Oct. 20, 2009
Motorcar Parts of America, Inc.	US	Torsional Impact Damping and Decoupling Pulley	Serial No. 13/763,386	February 8, 2013
Motorcar Parts of America, Inc.	US	Overrunning Alternator Decoupling Pulley Design	Serial No. 14/207,316	Mar. 12, 2014

Copyrights

None.

Licenses

License Agreement, dated as of October 22, 2014 between Bosch Automotive Service Solutions LLC, as licensee and Motorcar Parts of America, Inc. as licensor.

Schedule 5.10
to
Revolving Credit, Term Loan and Security Agreement

Licenses and Permits

None.

Schedule 5.14
to
Revolving Credit, Term Loan and Security Agreement

Labor Disputes

None.

Schedule 5.24
to
Revolving Credit, Term Loan and Security Agreement

Equity Interests

1.	Warrant, dated August 22, 2012, issued by Motorcar Parts of America, Inc. to Wanxiang America Corporation.

2.	As of March 31, 2015, the following options exist under the various equity plans of Motorcar Parts of America, Inc. Pursuant to the terms of the below-listed plans, options and stock units for the Equity Interests of Motorcar Parts of America, Inc. are and will continue to be issued to employees and directors.

a.	Under the 2003 Plan:
i.	438,750 options outstanding

b.	Under the 2004 Non-Employee Director Plan:
i.	183,000 options outstanding

c.	Under the 2010 Plan:
i.	767,504 options outstanding
ii.	170,787 restricted stock or restricted stock units outstanding

d.	Under the 2014 Non-Employee Director Plan:
i.	10,656 restricted stock or restricted stock units outstanding

Schedule 5.26
to
Revolving Credit, Term Loan and Security Agreement

Letter of Credit Rights

None.

Schedule 5.27
to
Revolving Credit, Term Loan and Security Agreement

Material Contracts

1.	Agreement, dated October 17, 2008, by and between Motorcar Parts of America, Inc. and [***].

2.	Commercial Agreement, dated as of January 9, 2009, between Motorcar Parts of America, Inc. and [***].

3.	Purchase Agreement, dated June 21, 2010, between Motorcar Parts of America, Inc. and [***] and its Subsidiaries. Exhibit B to the agreement was updated effective January 4, 2015.

4.	Merchandising Vendor Agreement, dated September 2, 2013, between Motorcar Parts of America, Inc. and [***], as amended by a single page amendment to Part IV effective as of April 1, 2015.

5.	[***] Supplier Terms & Conditions Agreement, dated June 1, 2006, between Automotive Importing Mfg., Inc. and [***], and as supplemented by that certain New “Greenfield” Store Launch Fund – Addendum, dated June 1, 2006, and that certain Addendum A, dated June 1, 2006.

6.	Indemnity Agreement dated August 21, 2006, by and between [***] and Automotive Importing Mfg., Inc.

7.	(US) Vendor Agreement, dated March 31, 2009, between Motorcar Parts of America, Inc. and [***] (which superseded the Vendor Agreement, dated April 6, 2004), and as amended by that certain (a) Core Amendment To Vendor Agreement, dated March 31, 2009, between Motorcar Parts of America, Inc. and [***], (b) Core Amendment No. 2 To Vendor Agreement, dated July 15, 2010, between Motorcar Parts of America, Inc. and [***], (c) Core Amendment No. 3 To Vendor Agreement, dated May 31, 2011, between Motorcar Parts of America, Inc. and [***], (d) Core Amendment No. 4 To Vendor Agreement, dated May 31, 2011, between Motorcar Parts of America, Inc. and [***], and (e) single page amendment to Advertising/Promotions/Allowance fully executed as of September 17, 2014.

8.	(US) Vendor Agreement, dated December 10, 2008, between Motorcar Parts of America, Inc. and [***], as amended by that certain Amendment No. 1 to Vendor Agreement, dated July 7, 2010.

***	Confidential material redacted and filed separately with the Securities and Exchange Commission.

9.	(US) Vendor Agreement, dated June 10, 2013, between Motorcar Parts of America, Inc. and [***].

10.	Primary Supplier Proposal, dated December 2, 2008, between Motorcar Parts of America, Inc. and [***], as amended by that certain Addendum #1, dated December 2, 2008.

11.	(a) Letter Agreement, dated as of April 1, 2009, between [***] and Motorcar Parts of America, Inc. and (b) Vendor Agreement, dated as of April 1, 2009, between [***] and Motorcar Parts of America, Inc., as supplemented by that certain Vendor Agreement Addendum, dated April 1, 2009, [***] and Motorcar Parts of America, Inc.

12.	(a) Accounts Receivable Purchase Agreement, dated March 16, 2010, between Motorcar Parts of America, Inc. and Bank of America, N.A. ([***]) and (b) the Supplier Agreement, dated August 28, 2009, among [***] and Motorcar Parts of America, Inc.

13.	Supplier Agreement, dated as of January 29, 2010, between Motorcar Parts of America, Inc. and Branch Banking and Trust Company ([***]).

14.	Supplier Agreement, dated as of July 30, 2004, between Motorcar Parts of America, Inc. and SunTrust Bank, and as amended by that certain Amendment to Supplier Agreement, dated July 1, 2009 ([***}).

15.	Supplier Agreement, dated as of May 15, 2008, between Motorcar Parts of America, Inc. and SunTrust Bank, ([***]).

16.	Supplier Agreement, dated as of August 20, 2007, between Motorcar Parts of America, Inc. and Branch Banking and Trust Company, ([***}).

17.	Supplier Agreement, dated as of June 6, 2008, between Motorcar Parts of America, Inc. and Branch Banking and Trust Company ([***]).

18.	Supplier Agreement, dated as of April 24, 2012, between Motorcar Parts of America, Inc. and Branch Banking and Trust Company ([***]).

19.	(a) License Agreement, dated as of December 1, 2008, among Motorcar Parts of America, Inc., Orbian Corp. and Orbian Financial Services, LLC and (b) as supplemented by that certain Discount Agreement, dated as of December 1, 2008, between Motorcar Parts of America, Inc. and Orbian Financial Services, LLC ([***]).

20.	Supplier Financing Agreement, dated as of December 11, 2014, between Motorcar Parts of America, Inc. and Deutsche Bank AG New York Branch.

***	Confidential material redacted and filed separately with the Securities and Exchange Commission.

21.	Subscription Agreement, dated April 20, 2012, between Motorcar Parts of America, Inc. and various purchasers for 1,936,000 shares of common stock.

22.	Registration Right Agreement, dated April 20, 2012, between Motorcar Parts of America, Inc. and various purchasers re 1,936,000 shares of common stock.

23.	Employment Agreement, dated as of May 18, 2012, by and between Motorcar Parts of America, Inc. and Selwyn Joffe, as amended by that certain Amendment No. 1 to Employment Agreement, dated as of July 1, 2014, by and between Motorcar Parts of America, Inc. and Selwyn Joffe.

24.	Revolving Credit/Strategic Cooperation Agreement, dated as of August 22, 2012, by and among Motorcar Parts of America, Inc., [***] and [***].

25.	Warrant, dated August 22, 2012, issued by Motorcar Parts of America, Inc. to Wanxiang America Corporation.

26.	Second Amended and Restated 2010 Incentive Award Plan.

27.	Purchase Agreement, dated May 6, 2011 between [***], Motorcar Parts of America, Inc., [***], [***], [***] and [***].

***	Confidential material redacted and filed separately with the Securities and Exchange Commission.

Schedule 5.29
to
Revolving Credit, Term Loan and Security Agreement

Insurance

Policy	Effective Date	Insurer	Policy Number
Domestic Package (Property & Liability)	1/1/15 – 1/1/16	Travelers Property Casualty Company of America	[***]
Stock Throughput All Risk Replacement Cost	1/1/15 – 1/1/16	Lloyds of London	[***]
Foreign Package (Property & Liability)	1/1/15 – 1/1/16	Travelers Property Casualty Company of America	[***]
Employment Practices Liability	1/1/15 – 1/1/16	Lloyds of London (Arch Beazley General)	[***]
Workers Compensation (All Other States)	3/1/15 – 3/1/16	Everest National Insurance Company	[***]
Workers’ Compensation (CA)	3/1/15 – 3/1/16	Everest National Insurance Company	[***]
Umbrella	1/1/15 – 1/1/16	Travelers Property Casualty Company of America	[***]
Excess Umbrella	1/1/15 – 1/1/16	Great American Insurance Company	[***]
Crime/Fiduciary/ Kidnap & Ransom	1/1/15 – 1/1/16	Travelers Casualty and Surety Company of America	[***]
Corporate Counsel Errors & Omissions	1/31/15 – 1/1/16	National Union Fire Insurance Company of Pittsburgh, PA.	[***]
China – Admitted Property	1/1/15 – 1/1/16	PICC Property and Casualty Company Limited	[***]
China – Admitted BI/EE	1/1/15 – 1/1/16	PICC Property and Casualty Company Limited	[***]
China – Admitted GL	1/1/15 – 1/1/16	PICC Property and Casualty Company Limited	[***]

***	Confidential material redacted and filed separately with the Securities and Exchange Commission.

Policy	Effective Date	Insurer	Policy Number
DIC/EQ	3/1/15 – 3/1/16	Everest Indemnity Insurance Company	[***]
Auto	1/1/15 – 1/1/16	The Travelers Indemnity Company of Connecticut	[***]
Mexico Admitted Package (Property/GL)	1/1/15 – 1/1/16	QBE Specialty Insurance	[***]
Cyber Liability	2/18/15 – 3/1/16	Lloyds of London (NAS Insurance LLC)	[***]
Workplace Violence	2/18/15 – 3/1/16	Federal Insurance Company	[***]
Directors and Officers	4/15/15-4/14/16	Federal Insurance Company	[***]
Directors and Officers	4/15/15-4/14/16	National Union Fire Insurance Co., Pittsburgh, PA	[***]
Directors and Officers	4/15/15-4/14/16	Travelers Casualty and Surety Company	[***]
Directors and Officers	4/15/15-4/14/16	ACE American Insurance Company	[***]

***	Confidential material redacted and filed separately with the Securities and Exchange Commission.

Schedule 5.30
to
Revolving Credit, Term Loan and Security Agreement

Affiliate Transactions

1.	During fiscal year 2015, Mr. Mel Marks was appointed to serve as a director of our Asian subsidiaries, in addition to his position as one of our directors. Mr. Marks will receive annual compensation of $150,000 for his services as a director of our Asian subsidiaries, in addition to his regular compensation as one of our directors.

2.	During fiscal years 2014 and 2013, we paid $304,000 and $350,000, respectively, to Houlihan Lokey Howard & Zukin Capital, Inc. in connection with the restructuring of the discontinued subsidiary. Scott Adelson, a member of our Board of Directors, is a Co-President and Global Co-Head of Corporate Finance for Houlihan Lokey Howard & Zukin Capital, Inc.

Schedule 5.31
to
Revolving Credit, Term Loan and Security Agreement

Operating Lease Obligations

Property Address:	Lessor	Square Footage (sf)	From	To	Currency	Monthly Rent	Annual Amount
2929 California Street Torrance, CA 90503	Golkar Enterprises, Ltd	147,660	04/01/2015	03/31/2016	USD	[***]	[***]
			04/01/2016	03/31/2017	USD	[***]	[***]
			04/01/2017	03/31/2018	USD	[***]	[***]
			04/01/2018	03/31/2019	USD	[***]	[***]
			04/01/2019	03/31/2020	USD	[***]	[***]
			04/01/2020	03/31/2021	USD	[***]	[***]
			04/01/2021	03/31/2022	USD	[***]	[***]

2931 California St Torrance, CA 90503	Golkar Enterprises, Ltd	79,615	12/01/2015	11/30/2016	USD	[***]	[***]
			12/01/2016	11/30/2017	USD	[***]	[***]
			12/01/2017	11/30/2018	USD	[***]	[***]
			12/01/2018	11/30/2019	USD	[***]	[***]
			12/01/2019	11/30/2020	USD	[***]	[***]
			12/01/2020	11/30/2021	USD	[***]	[***]
			12/01/2021	03/31/2022	USD	[***]	[***]

Lot 000, Block 19 (Poligono 19), Colonia El Lago, Tijuana, Baja California, Mexico	Finsa CKD e Fideicomiso F/00947	311,000	04/15/2015	10/14/2016	USD	[***]	[***]

***	Confidential material redacted and filed separately with the Securities and Exchange Commission.

Schedule 7.4
to
Revolving Credit, Term Loan and Security Agreement

Existing Investments

Intercompany Obligations:

Company	Debtor or Issuer	Amount		Security Agreements
Motorcar Parts of America, Inc.	Fenwick Automotive Products Limited	$44,863,155.23	[3]	Fourth Amended and Restated Debenture, dated as of August 22, 2012 and issued by Fenwick Automotive Products Limited to Motorcar Parts of America, Inc.

Equity Interests:

Issuer	Issuer’s Jurisdiction of Organization	Owner and Number of Shares Owned	Certificate Number	Owned Percentage of Shares
Motorcar Parts of Canada, Inc.	Canada	Motorcar Parts of America, Inc. 1 common share	C-1	100%
MVR Products Pte Ltd	Singapore	Motorcar Parts of America, Inc.	uncertificated	100%
Unijoh Sdn. Bhd.	Malaysia	Motorcar Parts of America, Inc.	uncertificated	100%
Motorcar Parts de Mexico, S.A. de C.V.	Mexico	Motorcar Parts of America, Inc. 65 shares	Uno Clase I	100%
	Mexico	Motorcar Parts of America, Inc. 34 shares	Dos Clase I
	Mexico	MVR Products Pte Ltd1 share	Tres Clase I
Central Auto Parts (Shanghai) Co., Ltd.	China	MVR Products Pte Ltd	uncertificated	100%

3 Outstanding principal amount as of March 31, 2013.